UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CNS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of CNS, Inc. (“CNS common stock”)

	(2)	Aggregate number of securities to which transaction applies:

14,009,520 shares of CNS common stock and options to purchase 1,549,539 shares of CNS common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .000107 by the sum of: (a) the product of 14,009,520 shares of CNS common stock and the merger consideration of $37.50 per share in cash and (b) the product of $26.21 (the merger consideration of $37.50 minus $11.29, the weighted average per share exercise price of outstanding options to purchase shares of CNS common stock that are to be canceled at the effective time pursuant to the merger agreement) and 1,549,539 shares of CNS common stock, the aggregate number of shares of CNS common stock subject to options.

	(4)	Proposed maximum aggregate value of transaction: $565,970,417

	(5)	Total fee paid: $60,560

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Stockholder:

          We cordially invite you to attend the Special Meeting of Stockholders of CNS, Inc. (the “Company”) to be held at 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, on Tuesday, December 19, 2006, at 9:00 a.m. local time.

          At the meeting, you will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger that we have entered into with GlaxoSmithKline plc (“GSK”). If our stockholders adopt the Agreement and Plan of Merger and the merger is subsequently completed, CNS will become a wholly-owned subsidiary of GSK, your shares of our common stock will be cancelled, and you will have the right to receive in exchange $37.50 in cash for each share of CNS common stock that you own.

          After careful consideration, our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement at the Special Meeting.

          We encourage you to read the accompanying proxy statement carefully because it explains in detail the proposed merger, the Agreement and Plan of Merger and other related matters.

          Your vote is important. Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of CNS common stock entitled to vote on the merger, a failure to vote will have the same effect as a vote against the merger.

          Whether or not you plan to attend the Special Meeting in person, please submit your proxy without delay. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that we can vote your shares at the Special Meeting even if you are not there in person.

          We are very excited about the merger with GSK and we believe that the merger consideration represents an attractive price for your shares. After you have reviewed the enclosed materials, please vote by telephone, Internet or proxy card as soon as you can.

Sincerely,

Daniel E. Cohen
Chairman of the Board

This proxy statement is dated November 16, 2006 and we are mailing it to stockholders beginning on or after November 16, 2006.

CNS, INC.

Notice of Special Meeting of Stockholders

to be held on December 19, 2006

          We will hold a Special Meeting of Stockholders of CNS, Inc. (the “Company”) at 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, on Tuesday, December 19, 2006 at 9:00 a.m. local time. The purpose of the Special Meeting will be:

1.

To adopt the Agreement and Plan of Merger, dated as of October 8, 2006, among GlaxoSmithKline plc, Platform Acquisition Corporation and CNS, Inc., as amended (the “merger agreement”). If we complete the merger, we will become a wholly-owned subsidiary of GlaxoSmithKline plc, your shares of our common stock will be canceled, and you will have the right to receive in exchange $37.50 in cash for each of your shares.

2.

To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting, such as adjournment or postponement of the Special Meeting.

          Only stockholders, who held shares of record as of the close of business on November 9, 2006, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. The affirmative vote of the holders of at least a majority of the outstanding shares of CNS common stock entitled to vote on the merger is required to adopt the merger agreement.

          The Company’s board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement.

By Order of the Board of Directors

Daniel E. Cohen
Chairman of the Board

Dated: November 16, 2006

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Special Meeting, please sign, date, and return the enclosed proxy card in the reply envelope provided or vote by telephone or through the Internet as described in the enclosed proxy card as promptly as possible in order to ensure your representation at the Special Meeting. Giving your proxy now will not affect your right to vote in person if you attend the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

          The following questions and answers address briefly some commonly asked questions regarding the proposed merger and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents we refer to in this proxy statement.

The Special Meeting

Q.	What matters will we vote on at the Special Meeting?

A.	We are asking that you adopt the Agreement and Plan of Merger that we have entered into with GlaxoSmithKline plc (which we refer to as GSK).

Q.	What is the required vote to adopt the merger agreement?

A.

In order to adopt the merger agreement, holders of a majority of all the outstanding shares of our common stock entitled to vote must vote in favor of the merger. Each share of our common stock is entitled to one vote.

Q.	Who may vote at the Special Meeting?

A.

Only holders of record of our common stock as of the close of business on November 9, 2006 may vote at the Special Meeting. As of November 9, 2006, we had outstanding 14,010,680 shares of common stock entitled to vote.

Q.	What do I need to do now?

A.

After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares by signing, dating and returning the enclosed proxy card. If you are a registered holder of shares, you may also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares through a bank or brokerage firm, you may be able to vote by telephone or through the Internet in accordance with instructions your bank or brokerage firm provides.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.

Your broker will only be permitted to vote your shares if you instruct your broker how to vote. If you do not instruct your broker how to vote, your shares will not be voted at the Special Meeting, which will have the same effect as a vote against the merger agreement. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.	What if I do not vote?

A.

If you fail to vote by proxy, either by mail, by telephone or through the Internet, and fail to vote in person, it will have the same effect as a vote against the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement.

i

The Merger

Q.	What is the proposed transaction?

A.

GSK proposes to acquire CNS, Inc. through a cash merger by merging Platform Acquisition Corporation, an indirect wholly-owned subsidiary of GSK, into CNS. We include the full text of the merger agreement in Appendix A to this proxy statement.

Q.	If you complete the merger, what will I receive for my common stock?

A.	You will receive $37.50 in cash, without interest, for each share of our common stock that you own immediately prior to the consummation of the merger.

Q.	If I hold options and you complete the merger, what will I receive for my stock options?

A.

Holders of CNS stock options will receive the excess, if any, of $37.50 over the per share exercise price of the stock option, for each share of our common stock subject to the stock option, less any applicable withholding tax and without interest. All options will be cancelled. At the effective time of the merger, participants in our 1989 Employee Stock Purchase Plan will receive the excess of $37.50 over the exercise price as determined under the Employee Stock Purchase Plan for each whole number of shares the participant would be otherwise entitled to purchase under the Employee Stock Purchase Plan, less any applicable withholding tax and without interest.

Q.	Will I owe taxes as a result of the merger?

A.

The receipt of cash for shares of CNS common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of CNS common stock.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX AND OTHER ADVISORS.

See the section entitled “Approval of the Merger Agreement—Certain Material Federal Income Tax Consequences” beginning on page 33 of this proxy statement for more information.

Q.	Why is the board of directors recommending the merger?

A.

Our board has determined that the merger is advisable, fair to and in the best interests of our company and our stockholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement at the Special Meeting. To review the board’s reasons for recommending the merger, see the section entitled “Approval of the Merger Agreement—Recommendation of the Board of Directors of the Company; Reasons for the Merger” on pages 19 through 21.

Q.	Will I have appraisal rights if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Delaware law.

ii

We provide a summary describing the requirements you must satisfy in order to exercise your appraisal rights in the section entitled “Appraisal Rights” on pages 58 through 60 of this proxy statement. We include the full text of the appraisal rights section of Delaware law in Appendix C to this proxy statement.

Q.	When do you expect to complete the merger?

A.

We are working toward completing the merger as quickly as possible. We cannot complete the merger until we satisfy a number of conditions, including adoption of the merger agreement by our stockholders at the Special Meeting and expiration or termination of the applicable period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the HSR Act). Subject to satisfaction of these conditions, we expect to complete the merger promptly after the Special Meeting.

Q.	Should I send in my stock certificates now?

A.

No. After we complete the merger, the paying agent, at our request, will send you written instructions for returning your stock certificates. These instructions will tell you how and where to send in your certificates. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. For more information, please see “The Merger Agreement—Payment Procedures” on pages 45 through 46.

Q.	Where can I find more information about CNS and GSK?

A.

CNS and GSK file periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Find More Information” at the end of this proxy statement.

Q.	Who can help answer my questions?

A.

If you have questions about the Special Meeting or the merger after reading this proxy statement, you should contact our Investor Relations Department at CNS, Inc., 7615 Smetana Lane, Eden Prairie, Minnesota 55344, telephone (952) 229-1500, or, through Samuel E. Reinkensmeyer, our Chief Financial Officer, by email: SReinkensmeyer@cns.com. You may also contact our proxy solicitor:

The Proxy Advisory Group, LLC
575 Madison Avenue, 10th Floor
New York, NY 10022
Toll Free: (866) 678-1770

iii

Appendix A:

Agreement and Plan of Merger, dated as of October 8, 2006 among
GlaxoSmithKline plc, Platform Acquisition Corporation and CNS, Inc,
as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 13, 2006.

A-1

Appendix B:	Opinion dated October 8, 2006 of Sawaya Segalas & Co., LLC	B-1

Appendix C:	Section 262 of the Delaware General Corporation Law	C-1

SUMMARY

          This summary, together with the question and answer section, highlights selected information from this proxy statement. It does not contain all of the information that is important to you as a stockholder of the Company. Accordingly, we encourage you to read carefully this entire proxy statement and the appendices to this proxy statement.

The Companies

CNS, Inc.

7615 Smetana Lane
Eden Prairie, Minnesota 55344
(952) 229-1500

          CNS, Inc. is a Delaware corporation in the business of developing and marketing consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The Company focuses on products that address important consumer needs within the self-care market, including better breathing and digestive health.

GlaxoSmithKline plc

980 Great West Road Brentford Middlesex, England TW8 965

          GlaxoSmithKline plc (which we refer to as GSK) is one of the world’s leading research-based pharmaceutical and healthcare companies, committed to improving the quality of human life by enabling people to do more, feel better and live longer. GlaxoSmithKline Consumer Healthcare, is one of the world’s largest over-the-counter consumer healthcare products businesses. GlaxoSmithKline Consumer Healthcare’s more than 30 well-known brands include the leading smoking cessation products, NicoDerm® CQ® and Commit®; many medicine cabinet staples, including Abreva®, Aquafresh®, Sensodyne® and Tums®, and nutritional healthcare products such as Lucozade®, Horlicks® and Ribena®. For information about GSK, visit www.gsk.com.

Platform Acquisition Corporation

One Franklin Plaza (FP2355) 200 N. 16th Street Philadelphia, PA 19102 (215) 751-4000

          Platform Acquisition Corporation (which we refer to as Merger Sub) is a wholly-owned indirect subsidiary of GSK formed solely for the purpose of the merger and is engaged in no other business.

The Special Meeting

Background of Special Meeting

          The merger was announced on October 9, 2006. Beginning on or about November 16, 2006, we commenced mailing to our stockholders a Notice of Special Meeting, accompanied by this proxy statement, for the Special Meeting of Stockholders of CNS.

Date, Time, Place (page 9)

          The Special Meeting of our stockholders will be held on Tuesday, December 19, 2006 at 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, at 9:00 a.m. local time.

Matters to be Considered (page 9)

          You will be asked to consider and vote upon a proposal to adopt the merger agreement that CNS has entered into with GSK and to consider any other matters that properly come before the Special Meeting, including any procedural matters in connection with the Special Meeting.

Record Date and Voting Power (pages 9 and 10)

          You are entitled to vote if you owned shares of CNS common stock at the close of business on November 9, 2006, the record date for the Special Meeting. You will have one vote for each share of CNS common stock you owned at the close of business on the record date. On the record date, there were 14,010,680 shares of CNS common stock entitled to be voted at the Special Meeting.

Required Vote (page 9)

          Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CNS common stock entitled to vote at the Special Meeting. Failure to vote by proxy, either by mail, by telephone or through the Internet, or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Voting by Proxy (page 10)

          You may vote by proxy through by signing, dating and returning the enclosed proxy card in the reply envelope provided or by following the instructions on the proxy card for voting by telephone or through the Internet. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include voting through the Internet or by telephone.

Revocability of Proxy (page 11)

          You may revoke your proxy at any time before it is voted. If you have not voted through your broker or nominee, you may revoke your proxy by:

•	sending a later-dated proxy;

•	giving written notice of revocation to CNS addressed to the Secretary;

•	if you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or

•	voting in person at the Special Meeting.

          Simply attending the Special Meeting will not revoke your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

Voting Agreements by Daniel E. Cohen and Marti A. Morfitt and Shares of CNS Common Stock Owned by CNS Directors and Executive Officers (page 10)

          At GSK’s request and with our approval, in connection with the execution of the merger agreement, Daniel E. Cohen, our Chairman, and Marti A. Morfitt, our President and Chief Executive Officer, have each entered into a voting and support agreement with GSK pursuant to which they have agreed to vote their shares of CNS common stock FOR adoption of the merger agreement. The outstanding shares of CNS common stock covered by the voting agreements represent, as of the record date, 4.6% of the outstanding shares of CNS common stock entitled to vote at the Special Meeting.

          On the record date, Mr. Cohen and Ms. Morfitt, together with the other directors and executive officers of CNS, including their affiliates, owned and were entitled to vote a total of 819,345 shares of CNS common stock or approximately 5.8% of the shares of CNS common stock then outstanding. Each of these individuals has advised us that he or she intends to vote all of his or her shares of CNS common stock FOR adoption of the merger agreement.

Our Board’s Recommendation to CNS Stockholders Regarding the Merger (page 19)

          Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that CNS stockholders vote FOR the adoption of the merger agreement at the Special Meeting.

The Merger

Background of the Merger (pages 13 through 18)

          This section contains a description of the process that we undertook with respect to our reaching a definitive agreement with GSK, and includes a discussion of our contacts and discussions with GSK that led to an agreement.

Purposes and Effects of the Merger (page 18)

          The principal purpose of the merger is to enable GSK to acquire all of our outstanding common stock in exchange for your receipt of $37.50 for each share of CNS common stock you hold.

          Following completion of the merger, we will become a wholly-owned subsidiary of GSK. We will also de-register under the Securities Exchange Act of 1934, and our common stock will no longer be listed on The NASDAQ Global Select Market or any other market and we will not be publicly traded.

Reasons for the Merger and the Recommendation of the Board of Directors (pages 19 through 21)

          Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement at the Special Meeting. In making this determination, our board has considered a number of factors (which are summarized in this section beginning on page 19) including, among other things, CNS’ business, competitive position, financial results, strategy and prospects, GSK’s offer as compared to trading prices for the CNS’ common stock over various time periods, challenges we face in seeking to acquire a third strategic brand, and an opinion of Sawaya Segalas & Co., LLC (“Sawaya Segalas”) to the effect that, as of October 8, 2006, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the $37.50 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement is fair from a financial point of view to our stockholders. In the course of its deliberations, our board also considered a variety of risks or potential drawbacks relating to the merger that are summarized in this section beginning on page 21.

Form of the Merger (page 44)

          Subject to the terms and conditions of the merger agreement, Merger Sub, an indirect wholly-owned subsidiary of GSK, will merge into us. As a result of the merger, we will become a wholly-owned subsidiary of GSK. We include the full text of the merger agreement in Appendix A to this proxy statement.

Merger Consideration (page 44)

          If we complete the merger, your shares of our common stock will be cancelled, and you will have the right to receive in exchange $37.50 in cash, without interest, for each share of our common stock that you hold.

Treatment of Outstanding Options (page 46)

          The Company stock options held by employees, directors or others, will vest immediately prior to the effective time of the merger, and holders will receive an amount equal to the excess, if any, of $37.50 over the per share exercise price for each share subject to the applicable option, less any applicable withholding tax and without interest. All options will be cancelled. At the effective time of the merger, participants in our 1989 Employee Stock Purchase Plan will receive the excess of $37.50 over the exercise price as determined under the Employee Stock Purchase Plan for each whole number of shares the participant would be otherwise entitled to purchase under the Employee Stock Purchase Plan, less any applicable withholding tax and without interest.

Conditions to the Merger (pages 53 and 54)

          Before we can complete the merger, both CNS and GSK must satisfy a number of conditions. Our and GSK’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger by our stockholders;

•	absence of any judgment, decree, injunction, order or proceeding by any governmental entity which prohibits, restricts or threatens to invalidate the merger; and

•	expiration or termination of the applicable waiting period under the HSR Act.

          In addition, our obligations to effect the merger are subject to the satisfaction or waiver of conditions relating to GSK’s and Merger Sub’s compliance with their obligations under the merger agreement and the continued accuracy of the representations and warranties of GSK and Merger Sub. Likewise, the obligations of GSK to effect the merger are subject to the satisfaction or waiver of conditions relating to our compliance with our obligations under the merger agreement and the continued accuracy of our representations and warranties, as well as a condition that holders of no more than 10% of our common stock that is issued and outstanding on the closing date of the merger have properly exercised appraisal rights under Delaware law.

          We expect to consummate the merger shortly after all of the conditions to the merger have been satisfied or waived. We will seek to complete the merger promptly after the Special Meeting, but we cannot be certain when or if the conditions will be satisfied or waived.

Opinion of the Company’s Financial Advisor (pages 22 through 30)

          Sawaya Segalas has given an opinion to our board of directors that, as of October 8, 2006 (the date the merger agreement was executed), and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the $37.50 in cash per share to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of our common stock. We include the full text of Sawaya Segalas’ written opinion in Appendix B to this proxy statement. We urge you to read Sawaya Segalas’ opinion carefully and in its entirety.

Termination of the Merger Agreement (pages 54 through 55)

          We and GSK may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders adopt it. Either we or GSK may also terminate the merger agreement prior to completion of the merger under specified circumstances, including failure of our stockholders to adopt the merger agreement at a duly convened stockholders meeting, failure of the non-terminating party to satisfy the conditions to the merger by April 9, 2007 and certain uncured breaches of covenants, agreements, representations or warranties by a party.

          In addition, GSK may terminate the merger agreement under certain circumstances including, among others, those related to our board’s recommendation to stockholders relating to the merger agreement with GSK, our board’s determination or resolution to accept a proposal for a competing transaction (as defined in the merger agreement), and an offer for a potentially competing transaction from a third party that our board does not recommend be rejected within 10 business days after it is first made.

          Moreover, we may terminate the merger agreement if our board of directors authorizes us to enter into an agreement with respect to a competing transaction. The exercise of our right of termination for a competing transaction is subject to limitations and conditions, including that our board of directors must determine that the competing transaction is a “superior proposal,” as defined in the merger agreement (taking into account any proposal or offer made by GSK to modify the terms of the merger agreement) and that the failure of CNS to exercise its right to terminate the merger agreement would be inconsistent with our board’s fiduciary duties under applicable law.

Termination Fee (page 56)

          We must pay to GSK a fee in cash of $20,000,000 if the merger agreement is terminated under certain circumstances, including, among others, if:

•	GSK terminates the merger agreement because our board determines or resolves to accept a proposal for a competing transaction;

•

GSK terminates the merger agreement because a third party commences a tender offer or exchange offer or other transaction potentially constituting a competing transaction, and our board does not recommend rejection of such offer or transaction within 10 business days after it is first made;

•	we terminate the merger agreement to accept a competing transaction; or

•

the merger agreement is terminated for certain other reasons and, between the date of the merger agreement and our stockholder meeting, a proposal for a competing transaction was made to our stockholders or our board or became publicly known and within 12 months after any of these terminations, CNS enters into an agreement for, or consummates, a competing transaction.

Interests of Certain Persons in the Merger (pages 35 through 42)

          Our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders, including:

•

vesting and cash-out of all outstanding stock options which, based on the $37.50 per share merger consideration and anticipated holdings as of December 19, 2006, would result in an estimated aggregate cash payment to executive officers and directors of approximately $23,512,394 for vested options and $8,366,722 for options that vest as a result of the merger; and

•

potential severance benefits, which could result in cash severance payments to executive officers, if their employment with us is terminated under certain circumstances within 24 months following completion of the merger; assuming all these individuals were terminated immediately following the merger, these benefits would total approximately $6,945,999 in the aggregate.

Certain Material Federal Income Tax Consequences (pages 33 through 34)

          The receipt of cash in the merger by holders of our common stock will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). For federal income tax purposes, a holder of shares of our common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Please refer to the section entitled “Approval of the Merger Agreement—Certain Material Federal Income Tax Consequences” on pages 33 through 34 of this proxy statement for a more detailed explanation of the material federal income tax consequences of the merger. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for your shares of our common stock.

Appraisal Rights (pages 58 through 60 and Appendix C)

          Pursuant to Section 262 of the Delaware General Corporations Law (“DGCL”), any holder of CNS common stock who does not wish to accept the $37.50 merger consideration may dissent from the merger and elect to have the fair value of his or her shares of CNS common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder strictly complies with the provisions of Section 262 of the DGCL. This amount, when determined by the Delaware Court of Chancery, may be more than, equal to or less than $37.50. Because of the complexity of the appraisal procedures, CNS believes that stockholders who consider exercising these rights should seek the advice of counsel.

FORWARD-LOOKING INFORMATION

          This proxy statement contains forward-looking statements, including statements regarding anticipated timing of the merger and the possible future performance of the Company. All statements other than statements of historical fact are forward-looking statements, including statements about the expected timetable for completing the merger, the satisfaction of closing conditions, timing or satisfactory receipt of regulatory or CNS stockholder approvals, future products or market growth, projections of earnings, revenues, or other financial items, and any other statements regarding CNS’ future expectations, beliefs, goals or prospects or the plans, strategies and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing.

          These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; the possibility of adverse changes in global, national or local economic or monetary conditions; competition and change in the consumer healthcare industry; and other factors described in our recent filings with the SEC. Those factors or others could result, for example, in delay or termination of the merger transaction between CNS and GSK. Readers should carefully consider those risks and uncertainties in reading this document. Except as otherwise required by law, the Company and GSK disclaim any obligation and do not intend to update any forward-looking statements included in this proxy statement after the date of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

THE SPECIAL MEETING OF STOCKHOLDERS

          We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by our board of directors for use at the Special Meeting of stockholders.

Date, Time and Place

          We will hold the Special Meeting at 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402 at 9:00 a.m. local time, on Tuesday, December 19, 2006.

Purpose of the Special Meeting

          At the Special Meeting, we will ask holders of CNS common stock to adopt the merger agreement. Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, the board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement at the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

          Only holders of record of CNS common stock at the close of business on November 9, 2006, the record date, are entitled to notice of, and to vote at, the Special Meeting. On the record date, 14,010,680 shares of CNS common stock were issued and outstanding and held by approximately 500 holders of record. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of the outstanding shares of CNS common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of CNS common stock on the record date are entitled to one vote per share at the Special Meeting on the proposal to adopt the merger agreement.

Vote Required

          In order to adopt the merger agreement, holders of at least a majority of the shares of our common stock outstanding on the record date and entitled to vote must vote in favor of adopting the merger agreement. If you withhold a vote or abstain from voting on the adoption of the merger agreement, it will have the same effect as a vote “against” the merger.

          “Broker non-votes” occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to which instructions are not given. The shares represented by a broker non-vote will be considered present at the Special Meeting for the purposes of determining a quorum, but will have the same effect as a vote “against” the proposal because holders of a majority of the voting power of all of the shares of our common stock outstanding on the record date and entitled to vote must affirmatively vote in favor of the proposal in order to approve it.

Voting by Directors and Executive Officers

          At GSK’s request and with our approval, in connection with the execution of the merger agreement, Daniel E. Cohen, our Chairman, and Marti A. Morfitt, our President and Chief Executive Officer, have each entered into a voting and support agreement with GSK pursuant to which they have agreed to vote their shares of CNS common stock FOR adoption of the merger agreement. The outstanding shares of CNS common stock covered by the voting agreements represent, as of November 9, 2006, 4.6% of the outstanding shares of CNS common stock entitled to vote at the Special Meeting.

          On the record date, Mr. Cohen and Ms. Morfitt, together with the other directors and executive officers of CNS, including their affiliates, owned and were entitled to vote a total of 819,345 shares of CNS common stock or approximately 5.8% of the shares of CNS common stock then outstanding. Each of these individuals has advised us that he or she intends to vote all of his or her shares of CNS common stock FOR adoption of the merger agreement.

Voting of Proxies

          All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

          All stockholders may attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please submit your proxy as promptly as possible. You may vote your shares by signing, dating and returning the enclosed proxy card. Registered holders of CNS shares may also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares through a bank or brokerage firm, you may be able to vote by telephone or through the Internet in accordance with the instructions your bank or brokerage firm provides.

          Even if you have given your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must bring to the Special Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of shares of the CNS common stock. Additionally, in order to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

          If you have questions about the Special Meeting or the merger after reading this proxy statement, you should contact our Investor Relations Department at CNS, Inc., 7615 Smetana Lane, Eden Prairie, Minnesota 55344, telephone (952) 229-1500, or, through Samuel E. Reinkensmeyer, our Chief Financial Officer, by email: SReinkensmeyer@cns.com. You may also contact our proxy solicitor:

The Proxy Advisory Group, LLC 575 Madison Avenue, 10th Floor New York, NY 10022 Toll Free: (866) 678-1770

Revocability of Proxies

          The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the Special Meeting.

          You may revoke your proxy at any time before it is voted. If you are a registered holder of CNS stock, you may revoke your proxy by: (a) voting in person at the Special Meeting; (b) mailing a later-dated proxy; (c) giving written notice of revocation to CNS addressed to the Secretary; or (d) if you voted by telephone or through the Internet, by voting again either through the telephone or through the Internet prior to the close of the voting facility.

          If your shares are held by a broker or nominee in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to vote by telephone or through the Internet, you may be able to change your vote by voting again by telephone or through the Internet.

          Whether you are a registered holder or your shares are held by a broker or nominee, simply attending the Special Meeting will not revoke your proxy. You must revoke your proxy as described above.

Solicitation of Proxies

          In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of CNS common stock and in obtaining voting instructions from those owners.

          We have engaged the Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Other Business

          We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under our bylaws, except as required by law, no business may be brought before the Special Meeting other than the matters set forth in the Notice of Special Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Special Meeting, or at any adjournment or postponement thereof, we intend that shares of CNS common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement.

APPROVAL OF THE MERGER AGREEMENT

Introduction

          At this Special Meeting, we are asking our stockholders to adopt the merger agreement. If we complete the merger, CNS, Inc. will become a wholly-owned subsidiary of GlaxoSmithKline plc, our shares of common stock will be cancelled, and our stockholders will have the right to receive in exchange $37.50 in cash without interest for each share of our common stock held immediately prior to the merger.

The Companies

          CNS, Inc.

          CNS, Inc. is in the business of developing and marketing consumer health care products, including Breathe Right® branded products focused on better breathing, and FiberChoice® branded products focused on digestive health. We operate in niche categories of the large over-the-counter health care market with unique product offerings that are supported by strong advertising and promotion programs. Our competitive strengths include our brands and patented technologies, well-established distribution networks domestically and internationally, a flexible and low-cost operating model and an experienced management team. For our year ended March 31, 2006, we had net sales of $112,644,000, and as of that date we had total consolidated assets of $90,474,000, total cash and marketable securities of $52,591,000, and total consolidated stockholders’ equity of $75,263,000. For our quarter ended September 30, 2006, we had net sales of $35,820,000, and as of that date we had total consolidated assets of $103,357,000, total cash and marketable securities of $60,524,000 and total consolidated stockholders’ equity of $84,962,000. The Company’s executive offices are located at 7615 Smetana Drive, Eden Prairie, Minnesota 55344, and its telephone number is (952) 229-1500.

          GlaxoSmithKline plc

          GlaxoSmithKline plc is one of the world’s leading research-based pharmaceutical and healthcare companies, committed to improving the quality of human life by enabling people to do more, feel better and live longer. GlaxoSmithKline Consumer Healthcare is one of the world’s largest over-the-counter consumer healthcare products businesses. GlaxoSmithKline Consumer Healthcare’s more than 30 well-known brands include the leading smoking cessation products, NicoDerm® CQ® and Commit®; many medicine cabinet staples, including Abreva®, Aquafresh®, Sensodyne® and Tums®, and nutritional healthcare products such as Lucozade® and Horlic.

          Platform Acquisition Corporation

          Platform Acquisition Corporation (which we refer to as Merger Sub) is a wholly-owned indirect subsidiary of GSK formed solely for the purpose of the merger and is engaged in no other business.

Background of the Merger

          Since 2002, we have invited the investment banking firm of Sawaya Segalas & Co., LLC (“Sawaya Segalas”) to present strategic alternatives to our senior management and our board of directors in connection with the annual strategic business review process, which typically begins in December. Our annual strategic business review has been devoted to evaluating the strategies for developing our core Breathe Right and FiberChoice businesses. Beginning in 2002, we also have been searching for a third brand, or platform, to complement our brand portfolio. Sawaya Segalas’ work for us included review of strategic alternatives such as developing or acquiring a third platform, enhancing stockholder value through dividend and share repurchase strategies, and reviewing the consumer health care market in general, with emphasis from time to time on the mergers and acquisitions activity in this market. Despite our efforts, we had limited success in identifying and have been unable to acquire another brand that would justify the risk and expense inherent in the acquisition.

          One of the reasons that we sought to acquire a third platform was to reduce our revenue dependence on a single product line, Breathe Right. Sales of our Breathe Right nasal strips accounted for 76.4% and 79.7% of our consolidated revenues for the fiscal years ended March 31, 2006 and March 31, 2005, respectively. With certain of the patents on our Breathe Right products expiring in 2011 and 2013, we also believed that there would be uncertainty in protection for our current Breathe Right products and likely increased competitive challenges following the expiration of our patents. If Breathe Right product sales continued to constitute the majority of our revenues following the expiration of our patents, we would be required to devote additional resources to maintain and defend our products and market share, as well as to develop additional proprietary products and processes relating to the Breathe Right product line, or to acquire or develop additional products with proprietary features. Additionally, we have been continually challenged to fully develop usage and penetration of Breathe Right and FiberChoice products in all of our markets, particularly internationally, and to develop innovative and viable brands and products.

          On January 23, 2006, at a regularly scheduled meeting of the board of directors attended by a representative of Lindquist & Vennum P.L.L.P. (“Lindquist”), outside counsel to the Company, our management presented the board of directors with the strategic business review, which contained an analysis of the Company’s projected financial performance, as well as related business and product risks and opportunities, for fiscal years 2007 through 2009.

          In February 2006, our Chief Executive Officer, Marti A. Morfitt, our Chief Financial Officer, Samuel E. Reinkensmeyer, and board member and chair of the Governance Committee, H. Robert Hawthorne, briefed Sawaya Segalas on our management’s financial projections and analysis of our business for the years 2007 through 2009 in preparation for Sawaya Segalas’ strategic alternatives review that would be part of the strategic business review at the board’s next regularly scheduled meeting in March.

          On March 21, 2006, at a regularly scheduled meeting of the board of directors attended by a representative of Lindquist, Sawaya Segalas presented a review of strategic alternatives, including a sale of CNS. The presentation by Sawaya Segalas addressed the valuation impact of various business and financial scenarios developed by our management, as well as prevailing conditions in the mergers and acquisitions market. The directors asked questions of Sawaya Segalas, management and Lindquist, and discussed various strategies. The board then met without Sawaya Segalas present. The board discussed the information presented, including the lack of attractive acquisition targets and lack of acquisitions over the prior three years, management’s projections for financial performance and product development, the likely increase in competitive pressures and the uncertainty of intellectual property protection for our products with the expiration of the Breathe Right patents, the costs and risks associated with developing additional products, and our dependence on the Breathe Right product line. After further discussion, the board determined that a sale of the Company appeared likely to offer the most promise to maximize the value of the Company for its stockholders. The board requested that Sawaya Segalas prepare a more detailed presentation specifically addressing the strategic alternative of exploring a sale of CNS. On March 22, 2006, Ms. Morfitt and Mr. Reinkensmeyer communicated to Sawaya Segalas the board’s interest in exploring the sale of CNS and requested a proposal for Sawaya Segalas to represent the Company in the process. Concurrently with its request to Sawaya Segalas, our management began considering alternative financial advisors to possibly represent the Company in exploring a sale process.

          On April 17, 2006, Ms. Morfitt and Mr. Reinkensmeyer met with a representative of Lindquist to discuss an engagement letter with Sawaya Segalas. Ms. Morfitt and Mr. Reinkensmeyer also discussed with the representative of Lindquist the content of upcoming meetings of the board of directors and reviewed the experience and credentials of alternative financial advisors.

          On April 21, 2006, the board held a special meeting, also attended by Mr. Reinkensmeyer and a representative of Lindquist. Sawaya Segalas was present for portions of the meeting during which it presented information regarding its credentials and experience to allow the board of directors to evaluate Sawaya Segalas as a candidate for our financial advisor. The directors asked questions of Sawaya Segalas on matters bearing upon its abilities and experience. After representatives of Sawaya Segalas left the meeting, representatives of Lindquist discussed the fiduciary duties of the board and the board’s obligation of confidentiality, as well as the terms of the engagement letter proposed by Sawaya Segalas. Ms. Morfitt and Mr. Reinkensmeyer presented to the board alternative candidates to serve as financial advisors with the board and discussed the past services provided by Sawaya Segalas. The board then approved engaging Sawaya Segalas, and directed management to finalize an engagement letter.

          On May 2, 2006, at a regularly scheduled meeting of the board of directors attended by Mr. Reinkensmeyer and a representative of Lindquist, Sawaya Segalas presented to the board detailed information regarding the strategic transaction of a possible sale of CNS, including a discussion of the selling points of the Company and its business, challenges relating to the sale process and consummation of any transaction, theoretical valuation parameters, potential strategic and financial buyers, and the climate of the consumer healthcare mergers and acquisitions market. Sawaya Segalas also discussed with the board the timing and details of a competitive targeted process to explore the potential sale of the Company. The board of directors directed management and Sawaya Segalas to begin preparing for a confidential targeted process to explore the potential sale of the Company. The board wanted a process, such as a confidential auction, that offered a controlled, clearly defined process for disseminating information and receiving offers, that would put a number of potential purchasers in competition with each other and that would enable the Company to maintain confidentiality, minimize the disruption to the management of our business, and maximize value to stockholders.

          We signed an engagement letter with Sawaya Segalas on May 18, 2006.

          In May and June of 2006, management and Sawaya Segalas, with the advice and counsel of Lindquist, prepared to solicit offers by developing a confidential information memorandum and management presentation, establishing a confidential and password protected data room for due diligence purposes, and refining the timeline for the process. During this period, Sawaya Segalas determined the identities of certain potential buyers to be approached based upon Sawaya Segalas’ knowledge of the consumer healthcare industry and parties that had been active in the consumer healthcare mergers and acquisitions market in the past several years. Lindquist also prepared a form of confidentiality agreement to be executed by parties interested in participating in the process that included, among other things, a standstill provision that restricted the parties from taking certain actions outside the process.

          From June 5, 2006 through June 15, 2006, pursuant to the plan presented to the board, Sawaya Segalas confidentially contacted fifteen parties identified as potential buyers, including GSK. From June 5, 2006 to August 25, 2006, nine of the interested parties entered into confidentiality agreements and were granted access to a data room that contained non-public business and financial information regarding our business. Sawaya Segalas asked these parties to submit non-binding indications of interest. Of the nine interested parties, three submitted non-binding indications of interest between July 12, 2006 and September 1, 2006 ranging from $27 to $35 per share, with GSK’s non-binding initial indication of interest in a range of $33 to $35 per share.

          On July 20, 2006, the board held a special meeting at which Mr. Reinkensmeyer and Nicole Strait, our Vice President of Human Resources, and a representative of Lindquist were present. Representatives of Sawaya Segalas updated the board on the status of the process, the non-binding offer letter received on July 12, and on discussions with interested parties. The board of directors also discussed the targeted sales process and management presentation for interested parties.

          Our management gave presentations to five of the original fifteen potential strategic buyers between July 25, 2006 and August 9, 2006. GSK’s management presentation was held on August 9, 2006.

          On July 31, 2006, during the executive session of a regularly scheduled board of directors meeting also attended by Mr. Reinkensmeyer, representatives of Sawaya Segalas provided the board of directors with an update on the process. Our board of directors reviewed the management presentation delivered to the interested parties. Our board also discussed with Sawaya Segalas next steps in the process.

          In the second and fourth week of August 2006, two of the strategic buyers informed Sawaya Segalas that they were no longer interested.

          On August 22, 2006, Sawaya Segalas sent a formal bid process letter to the three remaining interested parties, including GSK, requesting that parties submit formal offers on or before September 29, 2006, along with proposed revisions to a form of merger agreement provided to interested parties.

          On September 6, 2006, the board held a special meeting, also attended by representatives of Lindquist, certain of our executive officers, and representatives of Sawaya Segalas, to discuss the process, the timetable for completing due diligence and negotiations, and the activities and inquiries of the bidders. At this meeting, representatives of Lindquist also outlined the legal duties and responsibilities of the board.

          On September 8, 2006, our management made additional presentations to GSK regarding (i) our products in development and certain business strategies we intended to implement and (ii) updated estimated results for fiscal 2007 based on estimated results of the quarter ended September 30, 2006 and information regarding the impact of the estimates of forecasted September 30, 2006 quarter performance on the annual strategic business review, as well as information comparing estimates of forecasted results with the expectations of analysts and investors. A similar presentation was made to the other interested party on September 20, 2006.

          On September 11, 2006, one party informed Sawaya Segalas that it was no longer interested and withdrew its initial non-binding indication of interest. Following this withdrawal, GSK and one other interested party remained involved in the process.

          On September 17, 2006, our board of directors received an update from management regarding the results of operations for the month of August 2006 as well as a comparison of August 2006 actual performance to our annual plan and to the then-current estimates of analysts and investors. This information was provided to GSK and the other interested party.

          On September 22, 2006, Lindquist delivered memoranda to the board of directors regarding fiduciary duties and the relevance of fairness opinions.

          On September 26, 2006, the board held a special meeting, also attended by representatives of Lindquist and certain of our executive officers, to discuss whether, in connection with deciding whether to approve a potential transaction, it would request a fairness opinion from another investment banker in addition to Sawaya Segalas. The board also reviewed the timing of the review of the offers.

          On September 29, 2006, Sawaya Segalas received offers from GSK and another party. Each offer was for cash and was structured as a one step merger, with the other party recommending an initial cash tender offer as an alternative structure, and neither offer was subject to any financing contingency. GSK’s offer was for $35 per share. On September 29, 2006, the board of directors received updated estimated results for fiscal 2007 based on estimated results of the quarter ended September 30, 2006 and the impact of the estimates of forecasted September 30, 2006 quarter performance on the annual strategic business review, as well as information comparing estimates of forecasted results with the expectations of analysts and investors.

          On the morning of October 2, 2006, the board received information from Lindquist and Sawaya Segalas in preparation for a board meeting on that afternoon to analyze the offers received and determine negotiation strategy. From Lindquist the board received a comparative legal analysis of the two offers and marked copies of the proposed draft merger agreement with comments and requested changes from each of the two parties submitting offers. Sawaya Segalas provided a comparison of the two offers from a financial point of view. Sawaya Segalas also presented a proposed framework for discussions with each party regarding their respective offers.

          On the afternoon of October 2, 2006, the board held a special meeting to discuss the offers from GSK and the other interested party, at which representatives of Lindquist, certain of our executive officers, and representatives of Sawaya Segalas were present. After significant discussion and comparison of the offers, our board of directors directed Sawaya Segalas to request GSK and the other interested party submit their best and final offers, including improved offers for price and responses to certain provisions of the transaction agreements, by noon on October 4, 2006. The board had planned to convene a special meeting in the afternoon of October 4, 2006 to review the best and final offers. On the evening of October 2, 2006, Sawaya Segalas made this communication on our behalf to GSK and the other party. Our board also determined, after considering advice of outside counsel, that in connection with deciding whether to approve a transaction, one fairness opinion from Sawaya Segalas would be sufficient and the board would not request an additional fairness opinion from any other financial advisor.

          On October 3, 2006, counsel for GSK, representatives of Lindquist and representatives of Sawaya Segalas held a telephonic conference to discuss certain provisions of the merger agreement. During this conference, representatives of Lindquist discussed with GSK’s counsel certain provisions of the merger agreement that GSK had proposed be revised and noted changes that would be viewed by our board as helpful to GSK’s offer.

          On October 4, 2006, Sawaya Segalas received improved offers from each party, both as to price and as to provisions of the transaction agreements. GSK submitted a best and final offer of $37.50 per share in cash, which was higher than the improved offer received from the other party. GSK’s offer expired on October 9, 2006. Both parties reduced the amount of their requested termination fee and improved certain other terms as requested. A representative of the other party confirmed to Sawaya Segalas that the other party would not further increase the consideration proposed to be paid to the Company’s stockholders under its offer.

          On the afternoon of October 4, 2006, the board convened to review these best and final offers with representatives of Lindquist, certain of our executive officers and representatives of Sawaya Segalas present. The board reviewed a comparative analysis provided by Lindquist and Sawaya Segalas of the offers, as well as an analysis that compared the October 4 offers to the offers submitted on September 29. Lindquist also reviewed with the board its proposed responses to GSK’s proposed revisions to the merger agreement. After further discussions and deliberations the board instructed our management and financial advisors to proceed to negotiate a definitive agreement with GSK based upon its best and final offer.

          From October 4, 2006 to October 6, 2006, our management, GSK’s management and counsel for the parties negotiated substantially all of the remaining terms of the merger agreement.

          On October 6, 2006, our board of directors, representatives of Lindquist, certain of our executive officers and a representative of Sawaya Segalas met to review the status of negotiations and representatives of Lindquist reviewed in detail the terms of the merger agreement and the changes proposed by GSK’s counsel, including provisions relating to representations and warranties, termination of the merger agreement, restrictions on solicitations of competitive transactions and other covenants. The board also set a special meeting for the morning of Sunday, October 8, 2006.

          On the evening of October 6, our management delivered to each of our directors a draft merger agreement and disclosure schedules, a form of voting and support agreement, an analysis of the merger agreement from Lindquist, draft resolutions, presentation materials from Sawaya Segalas relating to its opinion regarding GSK’s offer and various methods Sawaya Segalas used to value our business, presentation materials from our management relating to the proposed transaction, including an updated strategic business review analysis, and an analysis of change in control, severance and benefits matters.

          On the morning of October 8, 2006, the board of directors met to review GSK’s best and final offer and obtain the opinion of Sawaya Segalas. Representatives of Lindquist, certain of our executive officers and representatives of Sawaya Segalas were present. The board of directors received a report from management on the updated strategic business review. Ms. Morfitt led the board in a discussion of our planned future growth initiatives, the costs of these initiatives and the product pipeline. Management reported and the board discussed our product pipeline and certain product innovations underway and the risks associated with bringing these new products to market. Our management also presented an analysis of the human resource implications of the proposed transaction with GSK describing change in control, severance, and option acceleration and cash-out, among other things. Sawaya Segalas reviewed and analyzed for the board of directors, among other matters, the financial aspects of the proposals from GSK and its financial analyses of the valuation parameters of the company. Sawaya Segalas reviewed with the board of directors its financial analysis of the consideration payable in the merger and rendered to the board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated October 8, 2006) to the effect that based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, as of the date of the opinion, the consideration to be received by holders of CNS common stock in the merger is fair from a financial point of view to such holders of CNS common stock. Sawaya Segalas also presented information regarding termination fees in comparable transactions. Management and representatives of Lindquist and Sawaya Segalas responded to numerous questions from the board of directors.

          After conducting their presentation, representatives of Sawaya Segalas left the meeting and our board continued to discuss the transaction. The board of directors discussed, among other matters, the risks and benefits of selling the entire Company and reviewed the proposed transaction, as to both quantitative and qualitative terms, taking into account the information and analyses provided to the board of directors. Our board also reviewed alternatives to the proposed transaction, including our prospects as an independent, stand-alone company, and the fact that the price offered represented the highest offer received after soliciting acquisition proposals from fifteen potentially interested parties. Representatives of Lindquist reviewed for the board of directors its fiduciary and other legal duties and also reviewed with the board of directors in detail the terms of the merger agreement and other legal aspects of the proposal by GSK. The board also discussed the voting and support agreement that GSK requested from Ms. Morfitt and Mr. Cohen in connection with the merger agreement. The board discussed these matters with management and then the independent directors of the board met separately without management or Sawaya Segalas present to discuss the proposed transaction. After further deliberation, the board of directors unanimously determined that the merger with GSK is advisable, fair to and in the best interests of CNS and its stockholders, and unanimously approved the merger, the merger agreement and the voting agreements. Additionally, the board unanimously resolved to recommend that our stockholders adopt the merger agreement. The board of directors also approved amendments to our stock option plans and employee stock purchase plan to give effect to certain provisions of the merger agreement.

          In the late afternoon of October 8, 2006, the Company, GSK and Merger Sub executed the merger agreement. In connection with the execution of the merger agreement, Daniel E. Cohen and Marti A. Morfitt also entered into voting and support agreements with GSK on October 8, 2006.

          On the morning of October 9, 2006, we issued a joint press release with GSK announcing the merger.

Purposes and Effects of the Merger

          The principal purpose of the merger is to enable GSK to acquire all of our outstanding shares of common stock in exchange for your receipt of $37.50 for each share of CNS common stock you hold immediately prior to the merger. The acquisition will be accomplished by a merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of GSK. Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by CNS as treasury stock and all shares of our common stock owned by CNS and GSK or shares owned by stockholders who dissent from the merger and properly perfect their appraisal rights as described under “Appraisal Rights”) will be cancelled and converted into the right to receive $37.50 in cash, without interest. You will be entitled to receive the merger consideration, minus any withholding taxes required by law, after the paying agent receives your stock certificates together with certain other documents in accordance with a letter of transmittal and instructions that will be mailed to you promptly after completion of the merger (see “The Merger Agreement—Payment Procedures”). Holders of options to purchase shares of CNS common stock will receive a cash amount equal to the excess, if any, of $37.50 over the exercise price of the option multiplied by the number of shares of common stock subject to the option, less any applicable withholding tax and without interest. All option vesting periods will be accelerated, and all options will be cancelled. Following the completion of the merger, we will also de-register under the Securities Exchange Act of 1934, and our common stock will no longer be listed on The NASDAQ Global Select Market or any other market, and we will not be publicly traded.

Recommendation of the Board of Directors of the Company; Reasons for the Merger

          Recommendation of the Board of Directors of the Company

          Our board of directors has unanimously determined that the terms of the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement. Accordingly, our board unanimously recommends that you vote FOR adoption of the merger agreement. For a discussion of the process leading to the board’s recommendation to adopt the merger and the factors contributing to its decision, see the section entitled “Approval of the Merger Agreement—Background of the Merger” and “—Reasons for the Merger” beginning on pages 13 and 19, respectively.

          Reasons for the Merger

          In reaching its decision to approve the merger agreement and to recommend that you vote to adopt the merger agreement, our board considered a number of factors, including the following:

•

its knowledge of, and presentations by our management and financial advisors regarding, our business, operations, financial condition, earnings and business prospects (as well as the risks involved in achieving those prospects);

•

the fact that since we began exploring the possibility of acquiring a third platform in 2002, there has been a lack of attractive, strategic brand acquisition candidates and the expense and risk associated with our acquisition strategy, including the possibility of incurring debt and the absence of management expertise in integrating acquisitions;

•

the expiration of certain of our patents in 2011 and 2013 and the resulting uncertainty in protection for our current Breathe Right products, the increased competitive challenges following the expiration of our patents, and the additional resources that would be required to maintain and defend our intellectual property and market share, as well as to develop additional proprietary products and processes;

•

the challenges CNS has faced as a smaller company in cost-effectively managing its resources to fully develop the Breathe Right and FiberChoice brands’ product usage and penetration in worldwide markets;

•

the Company’s current and historical financial condition and results of operations, our management’s estimates of financial results for the quarter ended September 30, 2006 and the fiscal year ended March 31, 2007, and our management’s financial projections for 2007 through 2009;

•

the presentation and opinion of Sawaya Segalas on October 8, 2006, delivered to the Company’s board to the effect that, as of October 8, 2006, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion as set forth therein, the cash payment of $37.50 per share to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to the holders of our common stock (see “—Opinion of the Company’s Financial Advisor”);

•

the current and historical market prices of our common stock, including its market price relative to those of other industry participants and general market indices, and the fact that the cash merger price of $37.50 per share represents:

	•	a 31.3% premium over the closing price for our common stock on October 6, 2006, the last trading day before the public announcement of the merger;

	•	a 49.2% premium over the weighted average closing price for our common stock for the ninety days prior to the announcement of the merger;

	•	a 56.3% premium over the weighted average closing price for our common stock for the 12 months prior to the announcement of the merger; and

	•	a 26.5% premium over the latest 52-week high closing price for our common stock prior to the announcement of the merger;

•	the fact that the merger consideration is all cash, is not subject to a financing condition and provides certainty of value to the Company’s stockholders as compared to a stock transaction;

•	the fact that the merger consideration represents the highest offer received after soliciting acquisition proposals from fifteen potentially interested parties (see “—Background of the Merger”);

•

the potential stockholder value from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•

the terms of the merger agreement, as reviewed by our board with our legal advisors, including consideration of several specific provisions of the merger agreement, such as (a) the definition of “material adverse effect” and “superior proposal,” (b) the limited conditions to GSK’s obligation to complete the merger, including the absence of a financing condition; (c) the ability of our board to terminate the merger agreement in the exercise of fiduciary duties under specified circumstances and upon payment of a termination fee (recognizing the possible effect that a termination fee has on competing transactions, but believing that the fee is reasonable for this size of a transaction); (d) the limited ability of GSK to terminate the agreement; and (e) the provisions related to employee benefits in the merger agreement (see “The Merger Agreement”);

•	the likelihood of the merger being approved by the appropriate regulatory authorities (see “—Governmental and Regulatory Approvals” and “The Merger Agreement—Mutual Covenants of CNS and GSK”); and

•

if particular stockholders do not believe that $37.50 per share is a fair price, the availability of the right of stockholders to dissent from the merger and obtain an appraisal of the fair value of their shares under the Delaware law, although recognizing that if holders of more than 10% of our outstanding common stock properly exercise such rights, then GSK is not obligated to consummate the merger.

          After considering these factors, our board concluded that the $37.50 per share cash merger price was an attractive price for our stockholders in comparison to the values that we might reasonably achieve in the foreseeable future as a stand-alone, independent company. Our board believed that this was particularly true in light of the risks and uncertainties involved in connection with the results that we could expect to achieve on our own. Our board also considered potential drawbacks or risks relating to the merger, including the following risks and factors:

•	the fact that the merger agreement prevents us from soliciting other offers;

•	the fact that our estimated results of operations for the quarter ended September 30, 2006 were strong and this financial performance will benefit GSK and not our stockholders;

•

the fact that under the merger agreement, we may not declare any dividend and our stockholders would not receive a quarterly dividend that may have otherwise been declared and paid absent the merger agreement;

•	the fact that the all-cash price would not allow our stockholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

•	the fact that the receipt of the all-cash merger consideration would be a taxable event to our stockholders;

•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•

the fact that our officers and directors have certain interests in the merger that are in addition to their interests as stockholders of the Company, which had the potential to influence their views and actions in connection with the merger proposal, including generally, the potential payments to our executive officers if their employment with us is terminated under certain circumstances within 24 months following the completion of the merger and the acceleration and cash-out of options held by our directors and executive officers (see “—Interests of Certain Persons in the Merger”);

•

the restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the possibility that the $20,000,000 termination fee payable to GSK under specified circumstances may discourage a competing acquisition proposal.

          Our board concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the merger to our stockholders.

          The foregoing discussion of the information and factors that our board of directors reviewed in its consideration of the merger is not intended to be exhaustive, but is believed to include all of the material factors that our board considered. In view of the variety of factors and the amount of information considered, our board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board may have assigned different weights to different factors, however, our board made its determination after considering all of the factors as a whole and, overall, considered them to be favorable to, and to support its determination.

Opinion of the Company’s Financial Advisor

          Pursuant to the terms of an engagement letter, dated May 18, 2006, Sawaya Segalas was engaged to provide financial advisory services to us. We selected Sawaya Segalas as our financial advisor and to render a fairness opinion in connection with the merger because Sawaya Segalas is a highly regarded investment banking firm with substantial experience in similar transactions and is familiar with CNS and our business. As part of its engagement, Sawaya Segalas was asked to render an opinion to the board of directors as to the fairness, from a financial point of view, to the holders of the outstanding shares of CNS common stock of the consideration to be received by such holders in the proposed merger transaction with GSK. No instructions were provided to and no limitations were imposed by the board of directors upon Sawaya Segalas with respect to the investigation made or the procedures followed by Sawaya Segalas in rendering its opinion.

          On October 8, 2006, Sawaya Segalas delivered an oral opinion to our board of directors, subsequently confirmed by delivery of a written opinion dated October 8, 2006 (the “Opinion”) that, as of October 8, 2006, and based upon and subject to assumptions made, procedures followed, matters considered, and limitations on the review undertaken, the $37.50 per share in cash to be received by the holders of the outstanding shares of CNS common stock pursuant to the merger agreement is fair from a financial point of view to those holders.

          The full text of the Opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the Opinion as set forth therein, is attached as Appendix B. The summary of the Opinion set forth below is qualified in its entirety by reference to the full text of the Opinion attached as Appendix B. We encourage you to read the Opinion in its entirety.

          The Opinion is directed to our board of directors and addresses only the fairness, from a financial point of view, to the holders of CNS common stock of the consideration to be paid to such holders in the merger. The Opinion is based upon economic, monetary and market conditions existing on, and the information made available to Sawaya Segalas as of, the date of the Opinion, and Sawaya Segalas assumed no responsibility to update or revise the Opinion based upon events or circumstances occurring after the date of the Opinion. Sawaya Segalas was not asked to consider, and the Opinion does not address, the relative merits of the merger and other transactions or business strategies discussed by our board of directors as alternatives to the merger or the decision of our board of directors to proceed with the merger. Sawaya Segalas expressed no recommendation as to how any holder of CNS common stock should vote with respect to the merger.

          Although Sawaya Segalas evaluated the fairness of the merger consideration from a financial point of view to the holders of CNS common stock, the consideration itself was determined through negotiations between CNS and GSK. The decision to approve and recommend the merger was made independently by our board of directors. The Opinion was only one among many factors that our board of directors took into consideration in making its determination to approve and recommend the merger and the merger agreement.

          In connection with rendering the Opinion, Sawaya Segalas, among other things:

•	reviewed the financial terms and conditions of the merger as set forth in a draft merger agreement dated October 6, 2006;

•	reviewed certain publicly available business and financial data relating to CNS, including CNS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and all financial statements contained therein and CNS’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 and all financial statements contained therein;

•	reviewed certain internal financial analyses and forecasts for CNS prepared by and furnished to Sawaya Segalas by our management (the “Forecasts”);

•

held discussions with members of the senior management of CNS regarding their assessment of the past and current business operations, financial condition and future prospects of CNS, including the views of CNS’ management of the risks and uncertainties relating to CNS’ ability to achieve the Forecasts in the amounts and time periods contemplated thereby;

•	reviewed the historical market prices and trading activity for CNS common stock;

•	compared certain financial information and stock market information for CNS with similar information of certain other publicly traded companies that Sawaya Segalas considered appropriate;

•

compared the financial terms of the merger with the financial terms of certain business combinations in the consumer products industry specifically and in other industries generally that Sawaya Segalas considered appropriate; and

•

performed such other studies and analyses, and considered such other information, financial studies, analyses and investigations and financial, economic and other criteria, as Sawaya Segalas considered appropriate.

          In conducting its review and preparing the Opinion, with the consent of our board of directors, Sawaya Segalas relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to Sawaya Segalas by CNS and assumed that there were no material changes in our business, operations, financial condition or prospects since the respective dates of such information. Sawaya Segalas did not independently verify this information, nor did Sawaya Segalas assume any responsibility to independently verify the same. Sawaya Segalas assumed that the information and financial forecasts, including the Forecasts, examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to the historical and future performance of CNS. Sawaya Segalas also relied upon assurances of our management that they were unaware of any facts that would make the information or financial forecasts provided to Sawaya Segalas incomplete or misleading. Sawaya Segalas expressed no view as to any forecasts, including the Forecasts, or the assumptions underlying such forecasts. Sawaya Segalas did not make an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was it furnished with any such evaluations or appraisals. In rendering the Opinion, Sawaya Segalas assumed, with the consent of our board of directors, that the final executed form of the merger agreement did not differ in any material respect from the draft it reviewed and that the parties to the merger agreement will comply with all of the material terms of the merger agreement, without amendments, modifications or waivers thereto.

          In connection with rendering its opinion to our board of directors, Sawaya Segalas performed a variety of financial and comparative analyses. The material financial and comparative analyses performed by Sawaya Segalas are summarized below. The financial analyses are consistent with the type of financial analyses Sawaya Segalas would generally undertake in transactions of this type. The following summary, however, does not purport to be a complete description of the financial analyses performed and factors considered by Sawaya Segalas in connection with its opinion. Sawaya Segalas believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the processes underlying Sawaya Segalas’ analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by Sawaya Segalas. Sawaya Segalas arrived at its ultimate opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

          The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to CNS or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the financial and operating characteristics of the target companies in the selected transactions. Mathematical analysis (such as determining the average or median) of the financial ratios of the selected companies or transactions is not in itself a meaningful method of using public company or precedent transaction data.

          The estimates of our future performance provided by our management or derived from public sources in or underlying Sawaya Segalas’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Sawaya Segalas considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

          Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Sawaya Segalas’ financial analyses, the tables must be read together with the full text of each summary and alone do not constitute a complete description of Sawaya Segalas’ financial analyses. Considering the data below without considering the accompanying full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Sawaya Segalas’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 8, 2006, and is not necessarily indicative of current market conditions.

          CNS Common Stock Performance Transaction Premium Analysis

          Sawaya Segalas reviewed the closing prices and trading volumes of CNS common stock on The NASDAQ Global Select Market from October 7, 2005 to October 6, 2006 (the last trading day prior to the delivery of the Opinion). Sawaya Segalas noted that during the period from October 7, 2005 to October 6, 2006, the high closing price for CNS common stock was $29.64 per share and the low closing price was $20.19 per share. During the three years ended October 6, 2006, the high closing price for CNS common stock was $30.36 per share and the low closing price was $9.31 per share.

          Sawaya Segalas also calculated the implied premiums represented by the $37.50 per share merger consideration to be received by holders of CNS common stock pursuant to the merger based on the following trading prices for CNS common stock:

•	the closing price on October 6, 2006, the last trading day before the announcement of the merger ($28.56);

•	the closing price on October 3, 2006 ($29.24), one trading day prior to best and final offers being received from GSK and the other interested party (see “—Background of the Merger”);

•	the closing price ($28.16) on the dates one week ($28.16) and four weeks ($28.16) prior to the announcement of the merger;

•

the average trading prices over the 30-day ($28.45), 60-day ($26.19), 90-day ($25.13), 120-day ($24.54) and latest 12 month ($24.00) periods prior to the announcement of the merger, weighted by the trading volumes for such periods; and

•	the latest 52-week high ($29.64) and low ($20.19) trading prices prior to the announcement of the merger.

          The results of Sawaya Segalas’ calculations are reflected below:

Day/Period	Implied Premium

October 6, 2006	31.3%
October 3, 2006	28.2%
Date one week prior to announcement	33.2%
Date four weeks prior to announcement	33.2%
30-day weighted average prior to announcement	31.8%
60-day weighted average prior to announcement	43.2%
90-day weighted average prior to announcement	49.2%
120-day weighted average prior to announcement	52.8%
Latest 12-month weighted average prior to announcement	56.3%
52-week high prior to announcement	26.5%
52-week low prior to announcement	85.7%

          Using publicly available information, Sawaya Segalas also calculated the premiums paid in certain pending and completed all-cash business combinations, excluding financial and government targets, announced after January 1, 2001 in which 51% or more of the target’s shares are being or have been acquired and the consideration paid or to be paid exceeded $200 million but did not exceed $1 billion.

          Sawaya Segalas analyzed the ranges of premiums represented by the transaction consideration in those transactions based on each target’s closing stock price one day (347 transactions), one week (347 transactions) and four weeks (348 transactions) prior to announcement of the relevant transaction and the latest 12-month high and low stock prices prior to announcement (61 and 51 transactions, respectively) for the applicable transaction and calculated the average premium for each such range for each of the calendar years from which the selected transactions were drawn. Sawaya Segalas compared those ranges of average premiums for each such year to the implied premium represented by the $37.50 per share merger consideration based on the closing price of CNS common stock on October 6, 2006, on the day, one week and four weeks prior to the announcement of the merger and on the latest 12-month high and low stock price prior to announcement of the merger as described above. The results of this analysis appear in the following table:

	1-Day Prior	1-Week Prior	4-Week Prior	52-Week Low	52-Week High
CNS Merger Consideration of $37.50	31.3%	33.2%	33.2%	85.7%	26.5%
YTD 2006 Average Premium	29.3%	31.4%	34.6%	74.7%	-6.2%
2005 Average Premium	23.0%	25.5%	31.2%	173.4%	28.7%
2004 Average Premium	22.4%	26.5%	30.8%	95.3%	21.6%
2003 Average Premium	27.4%	29.1%	34.3%	125.3%	8.4%
2002 Average Premium	26.2%	29.1%	32.9%	165.3%	1.5%
2001 Average Premium	30.8%	37.4%	42.2%	194.7%	10.9%

          Selected Companies Analysis

          Using publicly available information, projections provided by CNS management and estimates from First Call Investment Research as of October 6, 2006, Sawaya Segalas reviewed and compared selected financial data of CNS with similar data of the following group of publicly traded companies in the consumer products industry:

•	Alberto-Culver, Co.

•	Chattem, Inc.

•	Church & Dwight Co., Inc.

•	Energizer Holdings, Inc.

•	Matrixx Initiatives, Inc.

•	Omega Pharma NV

•	Playtex Products, Inc.

•	Prestige Brands Holding, Inc.

          Although none of the selected companies are directly comparable to CNS, the companies included were chosen by Sawaya Segalas because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of CNS.

          Sawaya Segalas calculated and compared various financial multiples and ratios, of these selected companies and CNS including, among other things:

•	enterprise value as a multiple of:

	(1)	sales for the twelve-month period completed as of the end of the fiscal quarter most recently completed prior to the announcement of the merger, referred to as the LTM Period,

	(2)	earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the LTM Period,

	(3)	estimated EBITDA for calendar year (“CY”) 2006, and

	(4)	earnings before interest and taxes, referred to as EBIT, for the LTM Period;

•	the October 6, 2006 closing stock price as a multiple of estimated CY 2006 and 2007 earnings per share, referred to as the Estimated CY 2006 P/E and Estimated CY 2007 P/E, respectively.

          Financial data for the selected companies were based on publicly available information for the LTM Period and composite research analysts’ estimates for CYs 2006 and 2007 available as of October 8, 2006. Sawaya Segalas calculated the multiples referred to above for the selected companies and also derived the same multiples for CNS, which were calculated for CNS based on the $37.50 price per share payable in the merger and based on CNS’ closing stock price as of October 6, 2006. The following table shows the results of the calculated and derived multiples for the selected companies and CNS, respectively.

	Low/High Range	Mean/Median	CNS based on $37.50 Merger Price

Enterprise Value to LTM Period Sales	1.3x-3.4x	2.3x/2.1x	4.0x

Enterprise Value to LTM Period EBITDA	9.5x-12.8x	11.0x/10.9x	16.0x

Enterprise Value to CY 2006 EBITDA	9.3x-14.0x	11.1x/10.7x	14.5x

Enterprise Value to LTM Period EBIT	10.5x-14.0x	12.5x/12.6x	17.0x

Estimated CY 2006 P/E	14.8x-29.7x	19.6x/18.3x	27.8x

Estimated CY 2007 P/E	13.9x-24.5x	16.8x/15.9x	22.4x

          Based on the estimates and assumptions used in this analysis, the $37.50 per share merger consideration was within or above the range of per share values implied from the enterprise and market valuation multiple analysis of the Sawaya Segalas comparable companies shown in the above table.

          Analysis of Selected Comparable Transactions

          Sawaya Segalas analyzed certain publicly available information for 27 selected merger and acquisition transactions in the personal care and over-the-counter pharmaceutical industries since September 2002, including the merger. The merger and acquisition transactions included were chosen by Sawaya Segalas because they were transactions that were publicly available and were generally comparable to the merger in certain respects.

These transactions (listed by acquirer/target) were:

•	Chattem, Inc./Johnson & Johnson and Pfizer Inc. Consumer Brands (October 2006)
•	Prestige Brands Holdings, Inc./Wartner (September 2006)
•	Johnson & Johnson/Pfizer Consumer Healthcare (June 2006)
•	Adam’s Respiratory Therapeutics, Inc./Delsym Cough Suppressant (May 2006)
•	Colgate-Palmolive Co./Tom’s of Maine Inc. (March 2006)
•	Henkel KGaA/Right Guard (February 2006)
•	Kao Brands/Kanebo International (December 2005)
•	Reckitt Benckiser plc/Boots Healthcare (October 2005)
•	Church & Dwight/SpinBrush (September 2005)
•	Prestige Brands Holdings, Inc./Dental Concepts (September 2005)
•	Novartis AG/Bristol Myers Squibb Consumer Medicines (July 2005)
•	Procter & Gamble Co./Gillette (January 2005)
•	Prestige Brands Holdings, Inc./Vetco, Inc. (October 2004)
•	Bayer AG/Roche Consumer Health (July 2004)
•	Kelso & Company/Del Laboratories Inc. (July 2004)
•	Omega Pharma NV/Pfizer Selected European OTC Brands (May 2004)
•	Golden Gate Capital and North Castle Partners/Leiner Health Products (April 2004)
•	Gillette/Rembrandt (March 2004)
•	GTCR/Prestige Brands Holdings, Inc. (February 2004)
•	GTCR/Medtech Inc. (January 2004)
•	Henkel KGaA/Dial Corp. (December 2003)
•	AEA Investors LLC/Burt’s Bees Inc. (September 2003)
•	Church & Dwight Co, Inc./Unilever Oral Care Selected Brands (September 2003)
•	Procter & Gamble Co./Wella AG (March 2003)
•	Schick-Wilkinson Sword/Energizer Holdings, Inc. (January 2003)
•	Combe Inc./J.B. Williams Company, Inc. (September 2002)

          Based on this data, as of October 6, 2006, Sawaya Segalas analyzed each transaction to determine multiples for each transaction of transaction value to LTM net sales, transaction value to LTM EBITDA and developed a summary valuation analysis based on a range of LTM net sales and LTM EBITDA multiples for these transactions and CNS’ financial information for the latest twelve months ended August 31, 2006. Sawaya Segalas calculated the multiples referred to above for the selected transactions and also derived the same multiples for CNS based on the $37.50 price per share payable in the merger. The following table shows the results of the calculated and derived multiples for CNS and the selected companies, respectively.

Latest Twelve Months	CNS at $37.50 Merger Consideration	Implied Mean/Median for Comparable Transactions	Implied Multiple Range for Comparable Transactions
Net Sales	4.0x	2.5x/2.4x	0.9x – 5.5x
EBITDA	16.0x	11.6/9.3x	5.7x – 22.1x

          Based on the estimates and assumptions used in this analysis, the $37.50 per share merger consideration was within the range of per share values implied from the net sales and EBITDA multiple analysis of the Sawaya Segalas comparable transactions shown in the above table. Sawaya Segalas also noted that a number of the comparable transactions resulted in certain tax benefits to the acquirer as part of the transaction and Sawaya Segalas estimated the value of these benefits to the acquirer based upon publicly available information. While the impact of these benefits were presented to the Board, they were not included in the above analysis. If these benefits were included, the $37.50 per share merger consideration would compare even more favorably to the indicative range of per share values of the Sawaya Segalas selected transactions.

          Discounted Cash Flow Analysis

          Sawaya Segalas performed discounted cash flow analyses to determine ranges of implied present values per share of CNS common stock as of March 31, 2007 based on projections provided by our management. For purposes of these analyses, Sawaya Segalas utilized outstanding share and stock option information as of September 30, 2006 provided by our management.

          In performing its discounted cash flow analyses using exit EBITDA and perpetual growth methodologies, Sawaya Segalas used estimates of CNS’ unlevered free cash flows for the period from fiscal years (“FYs”) 2008 through 2012 based on management’s projections for that period and implied illustrative future value indications for CNS as of the end of FY 2012 calculated separately (1) using terminal multiples of management’s estimate of FY 2012 EBITDA ranging from 8.0x to 12.0x and (2) assuming unlevered free cash flows for periods after FY 2012 reflecting growth rates ranging from 2.0% to 6.0%. These multiples and the discount rates indicated below used in the discounted cash flow analyses are those that in the professional judgment of Sawaya Segalas are appropriate for use in connection with companies like CNS.

          Applying discount rates ranging from 12.0% to 18.0% to the free cash flow estimates for FYs 2008 through 2012 and to the illustrative future value indications calculated using the range of terminal multiples of management’s estimate of FY 2012 EBITDA referred to above, Sawaya Segalas derived an illustrative range of implied value indications per share of CNS common stock from $27.11 to $42.69, as compared to the merger consideration of $37.50 per share. Applying this same range of discount rates to the free cash flow estimates for FYs 2008 through 2012 and to the illustrative future value indications calculated assuming unlevered free cash flow for periods after FY 2012 reflecting the range of growth rates referred to above, Sawaya Segalas derived an illustrative range of implied value indications per share of CNS common stock from $19.69 to $40.04, as compared to the merger consideration of $37.50 per share.

          Leveraged Buyout Analysis

          Sawaya Segalas performed an analysis of the range of prices per share of CNS common stock that could theoretically be paid to realize equity returns of 20% to 30% if CNS were acquired as of March 31, 2007 in a leveraged buyout and this investment in CNS were realized, after a five year holding period, based on multiples of our management’s estimated EBITDA for FY 2012 ranging from 8.0x to 10.0x. For purposes of this analysis, Sawaya Segalas utilized outstanding share and stock option information as of September 30, 2006 provided by our management.

          In performing its leveraged buyout analysis, Sawaya Segalas assumed that the acquirer would be required to grant equity in the acquired company to its management. Sawaya Segalas also assumed that the acquisition would be financed with aggregate borrowings equal to 6.0x our management’s estimated EBITDA for FY 2007. Based on the foregoing assumptions, Sawaya Segalas calculated that the equity investors in a leveraged buyout of CNS could pay a price of $21.25 to $30.70 per share of CNS common stock, as compared to the merger consideration of $37.50 per share.

Information Regarding Sawaya Segalas

          Sawaya Segalas & Co., LLC is a highly regarded investment banking firm with substantial experience in the consumer products industry. Sawaya Segalas, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

          Pursuant to an engagement letter dated May 18, 2006, with the Company, Sawaya Segalas was formally retained to provide financial advisory services and a financial opinion letter in connection with the merger, and the Company agreed to pay fees for its services in connection with the merger.

          Under the terms of Sawaya Segalas’ engagement, Sawaya Segalas acted as financial advisor to CNS in connection with the merger and will receive from CNS a cash fee that is contingent upon the consummation of the merger equal to 1.2% of the aggregate consideration payable in the merger less CNS’ cash, cash equivalents and marketable securities. Sawaya Segalas also received fees from CNS of $100,000 upon the execution of the engagement letter and of $500,000 for providing the fairness opinion, both of which will be credited against the fee payable upon the consummation of the merger. The opinion fee was not contingent upon the consummation of the merger. Whether or not the transaction is consummated, CNS has agreed to pay the reasonable out-of-pocket expenses of Sawaya Segalas and to indemnify Sawaya Segalas against liabilities including liabilities under federal securities laws, relating to, or arising out of, its engagement. Sawaya Segalas has also been engaged by CNS for general investment banking advisory work for which Sawaya Segalas was paid a total fee of $225,000 within the past 24 months.

Certain Estimates of Forecasted Results

          In connection with our annual strategic business review, our management provided to our board of directors certain estimates of forecasted financial results. Our management also provided certain estimates of forecasted results to parties that participated in the competitive sales process, including GSK. The estimates of forecasted results set forth below are included in this proxy statement only because this information was provided to the board as part of its consideration of the transaction with GSK and to GSK and another party in the sales process.

          The estimates of forecasted results described below were prepared by management of CNS and were not prepared with a view towards public disclosure. These estimates do not purport to present operations in accordance with generally accepted accounting principles. The estimates reflect certain adjustments made by our management, and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. CNS’ internal financial estimates are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The estimates also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond CNS’

control. Accordingly, there can be no assurance that the estimates of forecasted results will prove accurate. In addition, the estimates do not consider the effect of any future combination of CNS’ business with GSK.

          Set forth below is a summary prepared by CNS’ management of certain income statement measures from CNS’ actual financial results for the fiscal year ended March 31, 2006 (“2006A”) and our estimates of forecasted results of certain income statement measures for the fiscal year ended March 31, 2007 (“2007E”).

Summary Estimate of Forecasted Income Statement Results
(in millions except per share data)

	Fiscal Years ended March 31,

	2006A	2007E
Net Sales	$112.6	$140.2
% Growth	20.2%	24.4%

Gross Profit	$79.5	$101.1
% Margin	70.5%	72.1%

EBITDA(1)	$26.6	$35.5
% Margin	23.6%	25.3%

Operating Profit(2)	$23.9	$32.5
% Margin	21.2%	23.2%

Net Income(2)	$15.8	$21.9
% Margin	14.0%	15.6%

Fully Diluted EPS(2)	$1.06	$1.48
% Growth	25.6%	28.9%

(1)	Excludes stock-based compensation
(2)	Includes stock based compensation

          The estimates of forecasted results described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These estimates are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The estimates described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under “Forward Looking Information.” For a discussion of risks and uncertainties that may be relevant to CNS’ results, stockholders may also refer to CNS’ filings with the Securities and Exchange Commission. There can be no assurance that the assumptions and adjustments made in preparing the estimates of forecasted results described above will prove accurate, or that the estimates will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the estimates of forecasted results described above. The inclusion of these estimates should not be regarded as an indication that CNS or GSK, or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of CNS, GSK or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of CNS compared to the information contained in the estimates of forecasted results, and none of them intends to provide any update or revision thereof.

Certain Material Federal Income Tax Consequences

          The following is a general discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock but it does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation.

          For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury Regulations to continue to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

          This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, stockholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for your shares of our common stock pursuant to the merger.

          The merger will be treated for United States federal income tax purposes as a taxable sale or exchange of our common stock for cash (and may also be treated as a taxable sale or exchange under applicable state, local and foreign tax laws). In general, for United States federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the stockholder’s adjusted tax basis in such shares. If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock. Capital gains recognized by a non-corporate U.S. holder upon disposition of a share of our common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15%.

          Under the Code, you may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. If you are a U.S. holder you should complete and sign the substitute IRS Form W-9 included in the letter of transmittal from the paying agent to provide the information necessary to avoid backup withholding. Non-U.S. holders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding.

          Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Governmental and Regulatory Approvals

          Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. If the reviewing agency opens an in-depth investigation by formally requesting additional information and documentary material concerning the merger, the waiting period is extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless the waiting period is terminated earlier by the reviewing agency. The HSR Act authorizes only one extension of the waiting period pursuant to a request for additional information. Thereafter, either a court order or the consent of both parties is required to extend the waiting period. GSK and CNS filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on October 19, 2006, and, accordingly, the waiting period will expire on November 20, 2006, unless a formal request is made for additional information or documentary material.

          The Department of Justice and the Federal Trade Commission routinely examine the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of GSK or CNS or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

Interests of Certain Persons in the Merger

          In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the merger agreement.

          Stock Options and other Incentive Compensation

          The merger agreement provides that, upon the effective time of the merger, all of the stock options outstanding under the Company’s stock option plans that have not yet vested will vest, including those held by our executive officers and directors, and that each stock option will be cancelled and converted into the right to receive the excess, if any, of $37.50 over the exercise price of the stock option for each share of our common stock subject to the option, less applicable withholding tax and without interest.

          Based upon anticipated holdings as of December 19, 2006, the date of the Special Meeting, we expect that our directors and executive officers will hold the following stock options, including both presently vested options and unvested options that will vest at the effective time of the merger:

Name	Total Shares Subject To Options	Weighted Average Exercise Price of All Options	Unvested Shares Included in the Total Shares Subject to Options	Value at $37.50 per Share of Unvested Shares Subject to Options	Value of Vested and Unvested Options at $37.50 per Share

Marti Morfitt	474,807	$11.26	146,667	$2,891,542	$12,457,735
Daniel E. Cohen	55,985	6.19	5,985	96,478	1,752,728
Samuel Reinkensmeyer	99,604	13.62	53,504	1,184,038	2,378,571
John J. Keppeler	101,104	10.70	32,104	455,968	2,709,804
Larry Muma	108,704	11.01	36,104	711,896	2,879,276
Linda Kollofski	109,604	10.70	42,104	945,556	2,936,871
Susan Horvath	30,804	18.35	25,204	455,968	589,884
Nicole Strait	29,604	20.04	27,204	470,208	516,816
Karen Beckwith	30,985	13.01	15,985	361,378	758,728
Patrick Delaney	50,985	8.50	5,985	96,478	1,478,428
H. Robert Hawthorne	60,985	7.49	5,985	96,478	1,829,991
Andrew J. Greenshields	10,985	16.82	5,985	96,478	227,128
Richard Perkins	20,985	14.22	5,985	96,478	488,428
Morris J. Siegel	30,985	9.27	15,985	407,778	874,728

Total	1,216,126	$11.29	424,786	$8,366,722	$31,879,116

          Additionally, at the effective time of the merger, participants in our 1989 Employee Stock Purchase Plan, which include certain of our executive officers, will receive the excess of $37.50 over the exercise price as determined under the Employee Stock Purchase Plan for each whole number of shares the participant would be otherwise entitled to purchase under the Employee Stock Purchase Plan, less any applicable withholding tax and without interest. The table above does not show the value from the number of shares that may be received by executive officer participants in the Employee Stock Purchase Plan.

          Existing Employment Agreements with Executive Officers

          We have employment agreements with each of the following executive officers providing for annual base salaries for 2007 as follows: Marti A. Morfitt, $480,000; Samuel E. Reinkensmeyer, $220,100; John Keppeler, $234,000; Larry Muma, $226,886; Linda Kollofski, $208,000; Nicole Strait, $140,000; and Susan Horvath, $160,500. We also have an employment agreement with Daniel E. Cohen that provides for an annual base salary of $100,000 and that will expire on June 30, 2007. Each of our executive officers, other than Mr. Cohen, is also entitled to participate in an annual incentive plan established by the board of directors that provides for the opportunity for cash bonuses to executive officers based upon the achievement of the financial and business objectives established by the board of directors. Each of the employment agreements also contains non-compete and non-solicitation obligations that remain in effect during the period of employment and for a period of one year after termination of employment for any reason.

          Employment Agreement with Mr. Cohen

          We have entered into an Amended and Restated Employment Agreement with Daniel E. Cohen, our Chairman. As amended and restated, the employment agreement with Mr. Cohen provides that Mr. Cohen will serve as Chairman of the Board, a part-time regular executive position with the Company, through June 30, 2007 and be entitled to a base salary of $100,000 per year through that date. Mr. Cohen will not be entitled to any bonus or change of control payments or to any severance or similar payments, other than the remainder of his base salary through June 30, 2007, in the event his employment as Chairman is terminated prior to that date.

          Employment Agreement with Ms. Morfitt

          As of July 20, 2004, we entered into a new employment agreement with Ms. Morfitt pursuant to which she serves as our President and Chief Executive Officer. The employment agreement provides certain severance and other benefits in the event of an involuntary termination of employment by us without Good Cause prior to a Change in Control (each term as defined in the employment agreement), and certain severance and other benefits payable if her employment terminates for certain reasons after a Change in Control (as summarized below).

          The employment agreement with Ms. Morfitt defines a Change in Control as certain acquisitions of at least 25% of CNS’ common stock, certain changes in the membership of the board of directors, certain mergers or consolidations, and a liquidation or certain sales of assets. The merger with GSK, if consummated, would constitute a Change in Control under the employment agreement with Ms. Morfitt.

          If, within 24 months following a Change in Control, Ms. Morfitt’s employment is terminated by CNS (or its successor) without Good Cause or as a result of Ms. Morfitt’s disability (as determined by the Company) or Ms. Morfitt resigns her employment for Good Reason (as defined in the employment agreement and summarized below), we must pay or provide Ms. Morfitt the following:

•	her then-current base salary through the date of the termination and any accrued but unpaid time off;

•

any cash bonus pro-rated for the number of days Ms. Morfitt was employed during the bonus period, waiving any condition precedent to the payment and assuring that each performance goal was achieved at the target level;

•

a severance payment, payable in cash in a single sum within 60 days of the date of termination, equal to 300% of the sum of the base salary and the target bonus in effect as of the date of termination;

•	our portion of the premium costs for any group health, dental, and life insurance benefits up to 18 months;

•	any legal expenses incurred by Ms. Morfitt in either enforcing the terms of the agreement or contesting any termination, provided that Ms. Morfitt prevails in such legal action; and

•	certain out-placement services at our expense for a period of six months after termination.

          In addition to the above benefits, we will distribute to Ms. Morfitt any retirement plan benefits to which she is entitled and, if her termination is the result of a disability, she will continue to be eligible for any long-term disability benefits under any plan or insurance provided by us. As a condition to receiving the benefits described above in connection with a Change in Control, Ms. Morfitt must sign a standard agreement releasing all claims against us.

          Good Reason exists: if we have materially breached any of the terms of the employment agreement with Ms. Morfitt; or if Ms. Morfitt is assigned duties which are materially inconsistent with her position, duties, responsibilities and status as President and Chief Executive Officer; or if Ms. Morfitt’s annual base salary, target bonus, or the face value of annual equity grants is reduced below the amount in effect immediately prior to the Change in Control; or if the aggregate monetary value of Ms. Morfitt’s benefits under all benefit plans is materially reduced from the aggregate monetary value of those plans in effect immediately prior to the Change in Control; or finally if the CNS corporate office is relocated such that Ms. Morfitt would be required to relocate her principal residence outside of a reasonable commuting distance of the Twin Cities metropolitan area.

          Under her employment agreement with us, all stock options granted to Ms. Morfitt will vest immediately prior to a Change in Control. In the event that the vesting of the options, together with all other payments and the value of any benefit received or to be received by Ms. Morfitt as a result of a Change in Control would result in a portion of such payment being deemed an excess parachute payment under Section 280G of the Internal Revenue Code and subject to excise tax under Section 4999 of the Internal Revenue Code, then Ms. Morfitt may elect to receive either the full payment or a lesser amount that would result in no portion of the payment being subject to the excise tax, whichever results in the receipt by Ms. Morfitt, on an after-tax basis, of the greatest amount of payment. If she elects to receive payments that are subject to the excise tax, Ms. Morfitt is responsible for payment of the amount of the excise tax, and the portion of the total payment that is subject to the excise tax will not be deductible by us for federal income tax purposes. We anticipate that neither the vesting of the options nor any other payments (in the event Ms. Morfitt’s employment is terminated under conditions requiring payments as described above) will result in any portion of the payments being subject to the excise tax or being nondeductible.

          Finally, if Ms. Morfitt remains employed with us for 24 months after a Change in Control occurs and the parties have not entered into a new employment agreement, the employment agreement will automatically expire. As a consequence of the termination of the agreement, we must pay Ms. Morfitt her annual base salary at regular payroll intervals for an additional 24 months and must pay our portion of the premium costs for any group health, dental, and life insurance benefits during such period.

          Prior to a Change in Control, either party may terminate the employment agreement by providing notice to the other. However, if we terminate Ms. Morfitt’s employment without Good Cause (as defined in the employment agreement), we must pay or provide to Ms. Morfitt each of the following: her then-current base salary through the date of the termination notice; any accrued but unused paid time off; any unpaid target bonus pro-rated for the number of days Ms. Morfitt was employed during the bonus period; salary continuation at her annual base salary at regular payroll intervals for a period of 24 months following the termination; our portion of the premium costs for any group health, dental, and life insurance benefits during such period or the continuation period required by law, if shorter, and certain out-placement assistance for Ms. Morfitt for a period of six months.

          In the event that, prior to or after a Change in Control, Ms. Morfitt’s employment is terminated for Good Cause, she is entitled only to payment of her then-current base salary through the date of her termination, and only those benefits required by law after her termination. Under the employment agreement, Good Cause includes any of the following: willful failure or refusal to render services to us; or willful breach of a fiduciary duty to us or intentional fraud against us, our customers, suppliers or employees; or intentional violation of an material policy or directive of the board or that could result in a action by a governmental body against us or Ms. Morfitt; or breach of the employment agreement; or commission of a felony; or prior to a Change in Control, Ms. Morfitt’s unsatisfactory performance after written notice and a 60 day period to correct her performance.

          Under the terms of the merger agreement, all participants, including Ms. Morfitt, will be eligible for a bonus under our 2007 Incentive Plan (and an additional matching contribution to our 401(k) retirement plan) based on the actual achievement measured against each performance goal as adjusted to reflect a shorter performance period ending on the last day of the month prior to the effective time of the merger (except that, with respect to operating income, this shorter performance period will end on December 31, 2006 if the effective time of the merger occurs on or before that date) and calculated based upon the pro-rated earnings of the 2007 Incentive Plan participants. To receive this bonus, Ms. Morfitt must waive her rights to the pro-rata target bonus under her employment agreement in the event her employment were to be terminated prior to the end of the current fiscal year.

          Employment Agreements with Mr. Reinkensmeyer, Ms. Horvath and Ms. Strait

          We have entered into employment agreements with three of our executive officers: Samuel E. Reinkensmeyer, our Vice-President, Chief Financial Officer and Secretary; Susan Horvath, our Vice President and Team Leader, International and Nicole Strait, our Vice President of Human Resources.

          Under these employment agreements, if, within 24 months following a Change in Control, an executive officer’s employment is terminated by us (or our successor) without Good Cause (each term as defined in the employment agreements) or is terminated by such executive for Good Reason (as defined in the employment agreements), we must pay that executive officer a severance payment equal to 24 months of such executive officer’s compensation, which will be calculated based upon the average monthly compensation of any type or form paid to the executive officer during the 24 months prior to the date of termination, including base salary and incentive bonus payments. One-half of the total severance payment will be paid by us in a lump-sum within 60 days of the termination date. As additional consideration for the executive officer’s obligations with respect to confidentiality, disclosure and assignment of intellectual property, non-competition and non-solicitation of customers, the remaining one-half of the severance payment will be paid in 12 equal monthly installments. We will also continue to pay our portion of the premium cost for any group insurance benefits during such period, unless earlier terminated as provided under federal group health continuation laws. The employment agreements of Ms. Horvath and Ms. Strait will automatically expire at the end of a 24-month period following a Change in Control, subject to certain obligations of the Company and the executive officers that will survive such termination. The severance payment following a Change in Control is in addition to payment of the executive officer’s then-current base salary through the date of the termination notice and any applicable incentive bonus, commensurate with the performance of the executive officer and the performance of the Company. As a condition to receiving these benefits, the executive officer must sign a standard release agreement with us.

          The definitions of Change in Control, Good Cause and Good Reason as used in these employment agreements are the same as the definitions in our employment agreement with Ms. Morfitt. The merger with GSK, if consummated, would constitute a Change in Control under the employment agreements.

          All stock options granted to the executive officers will vest immediately prior to a Change in Control. In the event that the vesting of the options, together with all other payments and the value of any benefit received by an executive officer, would result in all or a portion of such payment being deemed an excess parachute payment under Section 280G of the Internal Revenue Code and subject to federal excise tax under Section 4999 of the Internal Revenue Code, then the total payments to that executive officer under his or her employment agreement will be either the full payment or a lesser amount that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the executive officer, on an after-tax basis, of the greatest amount of payment. If the executive officer elects to receive payments that are subject to the excise tax, the executive officer is responsible for payment of the amount of the excise tax, and the portion subject to the excise tax will not be deductible by us for federal income tax purposes. We do not anticipate that the vesting of the options and any other payments (in the event any executive officer’s employment is terminated under conditions requiring payments as described above) will result in any portion of the payments being subject to the excise tax or being nondeductible.

          Prior to a Change in Control, we may also terminate any executive officer’s employment upon written notice. However, if we terminate the executive officer’s employment without Good Cause (as defined in his or her employment agreements), we must pay salary continuation to the executive officer equal to the executive officer’s annual base salary at regular payroll intervals for a period of one year following the termination. The salary continuation serves as additional consideration for the executive officer’s obligations with respect to confidentiality, disclosure and assignment of intellectual property, and non-competition and non-solicitation of customers that remain in effect for a period of 12 months after termination of employment for any reason. We will pay our portion of the premium costs for any group health, dental, and life insurance coverage during such period and for certain out-placement assistance for the executive officer for a period of six months. These payments are in addition to payments to the executive officer of such executive officer’s then-current base salary through the date of the termination and any accrued but unused paid time off. Mr. Reinkensmeyer is also entitled to receive a pro rata portion of his incentive compensation at the target level upon his termination prior to a Change in Control if his employment is terminated without Good Cause. As a condition to receiving these benefits, the executive officer must sign a standard release agreement with us.

          If, at any time, we terminate the executive officer’s employment for Good Cause or because of a Disability (as defined in the employment agreement) or if such executive officer’s employment agreement terminates because of the executive officer’s death, we will pay the executive officer’s annual base salary through the date of termination of employment for Good Cause, Disability or death. The executive officer may resign upon 30 days’ written notice and while we have the right to terminate the executive officer’s employment at any time during such 30 day period, we will continue to pay such executive officer’s annual base salary and the employer portion of insurance premiums through such 30 day period. The executive officer will also receive any accrued and unused paid time off.

          We may discontinue salary continuation or severance payments under the employment agreements if an executive officer breaches any provisions of such executive officer’s employment agreement relating to the treatment of confidential information, disclosure and assignment of certain intellectual property, prohibition on competition and prohibition on solicitation of customers.

          Employment Agreements with Messrs. Keppeler and Muma and Ms. Kollofski

          Each of the employment arrangements with Mr. Keppeler, Mr. Muma and Ms. Kollofski provide that in the event we terminate any of these executive officers without Good Cause prior to a Change in Control (each term as defined in the employment agreements), the executive officer will be entitled to salary continuation payments equal to twelve months’ base salary payable at regular payroll intervals and we will continue to pay our portion of the cost of continued coverage under our medical, dental and life benefit plans for the severance period of up to eighteen months, unless earlier terminated as provided under federal group health continuation laws. The salary continuation payments are conditioned on execution by the executive officer of a release of any claims against us.

          The employment arrangements of Messrs. Keppeler and Muma and Ms. Kollofski further provide that if the executive officer’s employment is terminated during a period of 24 months following a Change in Control (i) by us other than for Good Cause, death or Disability, or (ii) by the executive officer for Good Reason (as such terms are defined in his or her employment agreement), then we will pay the executive officers a lump sum severance payment within 60 days after termination of employment equal to twenty-four times the average monthly taxable compensation paid to the executive officer in the 24 months prior to termination (including any salary deferral amounts, but excluding hiring bonus and compensation resulting form the exercise of stock options) and all of the executive officer’s outstanding options to purchase CNS common stock will immediately become fully vested and exercisable. We will also pay our portion for continuation of coverage of health, disability and life benefits for the period required under federal group health continuation laws and will reimburse of any legal fees incurred by the executive to successfully contest a termination or enforce his or her rights under the employment agreement. Finally, we will reimburse these executive officers on a net after-tax basis, for any excise tax payable by the executive officers under Section 4999 of the Internal Revenue Code in the event it is determined that any portion of the payments (including the acceleration of vesting of stock options) constitutes an excess parachute payment under Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Internal Revenue Code. We do not anticipate that any of the payments or benefits received or receivable in connection with a Change in Control (including in connection with the termination of employment of any executive officer) will result in the payment of the excise tax. The benefits payable upon a termination after a Change in Control are also conditioned on execution by the executive officer of a release of any claims against us.

          Each of these executive officers may terminate his or her agreement at any time by providing advance, written notice. Each of the employment agreements with these executive officers contains covenants not to complete with us and not to solicit our customers and suppliers that remain in effect for a period of one year after termination of employment for any reason.

          The definition of Change in Control as used in the employment agreements with Mr. Keppeler, Mr. Muma and Ms. Kollofski is the same as the definition of that term in our employment agreement with Ms. Morfitt. The merger with GSK, if consummated, would constitute a Change in Control under the employment agreements with Mr. Keppeler, Mr. Muma and Ms. Kollofski. The definition of Good Cause is substantially similar to the definition of that term in our employment agreement with Ms. Morfitt; however, the definition of Good Reason includes only a material breach of the employment agreement; assignment of duties materially inconsistent with the position; reduction in compensation or bonus; or relocation of the principal offices outside a reasonable commuting distance from Minneapolis and St. Paul, Minnesota.

          Summary Chart of Maximum Possible Payments to Executive Officers Upon Merger

          The following table sets forth an estimate of the potential cash severance payments that could be payable to our executive officers under the employment agreements described above assuming, for illustrative purposes only, the executive officer’s employment terminates without cause or for “good reason” on January 1, 2007 immediately following the consummation of the merger, which would constitute a Change in Control under each employment agreement with executive officers containing such a provision. The severance payments shown below are also additional consideration for non-compete obligations of the executive officers and the table assumes that each executive officer complies with these non-compete provisions, as well as the other obligations under their respective employment agreements.

          The following table also sets forth an estimate of the payments that could be payable to our executive officers in respect of our 2007 Incentive Plan. The merger agreement provides that GSK will cause the surviving corporation in the merger to pay to our employees, including our executive officers, a cash payment under our 2007 Incentive Plan (and additional matching contributions to our 401(k) retirement plan) based on the actual achievement measured against each performance goal as adjusted to reflect a shorter performance period ending on the last day of the month prior to the effective time of the merger (except that, with respect to operating income, this shorter performance period will end on December 31, 2006 if the effective time of the merger occurs on or before that date) and calculated based upon the pro-rated earnings of participants in the 2007 Incentive Plan. The table below assumes that the adjustments to the performance period and the performance goals as required by the merger agreement result in the maximum bonus amount under the 2007 Incentive Bonus Plan, with participants’ salary prorated to January 1, 2007.

          The following table does not include the value of our continued contribution toward the cost of health, dental and vision coverage during the severance period, the cost of possible legal expenses or outplacement services, or the payment of any excise taxes on excess parachute payments. The following table also does not include a payment under the merger agreement of an additional matching contribution to our 401(k) retirement plan based on the amount of the payment to be made to the 401(k) retirement plan participant under our 2007 Incentive Plan.

	Maximum Severance Payments Under Employment Agreements		Maximum 2007 Incentive Plan Bonus Payment Per Merger Agreement		Aggregate Value of Severance Payments and Bonus Payments

Marti Morfitt	$2,304,000		$432,000		$2,736,000

Daniel E. Cohen	51,800	(1)	–	(1)	51,800

Samuel Reinkensmeyer	654,433		115,558		769,991

John J. Keppeler	716,627		122,850		839,477

Larry Muma	695,081		119,115		814,196

Linda Kollofski	627,588		109,200		736,788

Susan Horvath	431,729		84,263		515,992

Nicole Strait	418,755		63,000		481,755

Total	$5,900,013		$1,045,986		$6,945,999

(1)          Does not represent severance, but base salary amounts payable under Mr. Cohen’s employment agreement that expires on June 30, 2007. Mr. Cohen is not eligible for the 2007 Incentive Plan.

          The following table shows the value of the maximum amount of severance and 2007 Incentive Plan bonus payouts, as well as the cash value at $37.50 per share of stock options, both vested and unvested that will become vested at the effective time of the merger, held by our executive officers:

Name	Aggregate Value of Maximum Severance Payments and Bonus Payments		Value of Options at $37.50 per Share	Total

Marti Morfitt	$2,736,000		$12,457,735	$15,193,735
Daniel E. Cohen	51,800	(1)	1,752,728	1,804,528
Samuel Reinkensmeyer	769,991		2,378,571	3,148,562
John J. Keppeler	839,477		2,709,804	3,549,281
Larry Muma	814,196		2,879,276	3,693,472
Linda Kollofski	736,788		2,936,871	3,673,659
Susan Horvath	515,992		589,885	1,105,877
Nicole Strait	481,755		516,816	998,571

Total	$6,945,999		$26,221,685	$33,167,684

(1)          Does not represent severance, but base salary amounts payable under Mr. Cohen’s employment agreement that expires on June 30, 2007. Mr. Cohen is not eligible for the 2007 Incentive Plan.

          Indemnification and Benefits Provisions in the Merger Agreement

          GSK has agreed that, for a period of six years from the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification and exculpation of our directors and officers prior to the effective time of the merger than those contained in our certificate and bylaws in effect on the date of the merger agreement. The merger agreement also provides for the continued indemnification and advancement of expenses, to the fullest extent permitted by applicable law, of current or former directors, officers and employees of CNS for certain events occurring at or before the merger. For more information, please refer to “The Merger Agreement—Indemnification and Insurance.”

          The merger agreement also contains provisions regarding the continuation of directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the effective time of the merger, and for the continuation of certain employee benefits and severance plans or arrangements for specified time periods. We describe these provisions in “The Merger Agreement — Indemnification and Insurance” and “The Merger Agreement — Employee Matters.”

Voting Agreements

          In connection with the execution of the merger agreement, at GSK’s request and with our approval, each of Daniel E. Cohen and Marti A. Morfitt entered into a voting and support agreement with GSK. Under the voting agreements, each of these individuals has agreed, among other things, to vote all of his or her shares of CNS common stock:

•	FOR approval of the merger agreement;

•	against any action or agreement that could prevent or materially impede or delay the merger; and

•	against any “competing transaction” (as described below under “The Merger Agreement”).

In addition, under the voting agreement each of Mr. Cohen and Ms. Morfitt has:

•	granted to GSK a proxy to vote the shares of CNS common stock with respect to the matters specified above;

•	agreed to restrict his or her ability to transfer shares of CNS common stock; and

•

agreed, solely in his or her capacity as a CNS stockholder, not to solicit, initiate or otherwise facilitate any proposal for a competing transaction or provide any information to a third party relating to such a proposal.

          The voting agreements will terminate upon the first to occur of termination of the merger agreement and consummation of the merger, unless earlier terminated by the parties thereto.

THE MERGER AGREEMENT

          The following is a summary of the material terms of the Agreement and Plan of Merger, dated as of October 8, 2006, among GlaxoSmithKline plc, Platform Acquisition Corporation and CNS, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 13, 2006 (the “merger agreement”). Because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Appendix A to this proxy statement and is incorporated by reference into this proxy statement.

Form of the Merger

          If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub will merge with and into CNS. CNS will be the surviving corporation in the merger and will continue its corporate existence in accordance with Delaware law. Merger Sub is an indirect wholly-owned subsidiary of GSK created solely for the purpose of giving effect to the merger.

Effective Time of the Merger

          The merger agreement provides that we will complete the merger no later than the second business day following the day on which the last of the conditions in the merger agreement have been fulfilled or waived, or such other date as we and GSK may agree. Although we expect to complete the merger promptly after the Special Meeting (assuming the applicable waiting period under the HSR Act has expired or terminated by the date of the meeting), we cannot specify when, or assure you that, we and GSK will satisfy or waive all conditions to the merger.

Stockholder Meeting

          We agreed to call and convene a stockholder meeting to consider and vote upon the merger agreement and the merger.

Certificate of Incorporation and Bylaws

          The certificate of incorporation of the surviving corporation will be amended as of the effective time of the merger to reflect the provisions of Merger Sub’s certificate of incorporation. The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

          The directors and executive officers of Merger Sub immediately prior to the merger will become the directors and executive officers of the surviving corporation following the merger.

Consideration to Be Received in the Merger

          In general, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $37.50 in cash, without interest. All shares of our common stock held by CNS as treasury stock and all shares of CNS common stock owned by us or GSK will be cancelled upon completion of the merger, and no payment will be made for such shares.

          As a CNS stockholder, you are entitled to assert dissenters’ appraisal rights under Delaware law instead of receiving the merger consideration. For a description of these dissenters’ rights, please see the section titled “Appraisal Rights.”

Payment Procedures

          At the effective time of the merger, GSK will deposit cash in the amount of the total merger consideration payable to the holders of shares of our common stock with Wells Fargo Bank Minnesota, N.A. or another bank (the “paying agent”) proposed by GSK and reasonably acceptable to us.

          Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

          You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

          The paying agent will pay the merger consideration, minus any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt of the stock certificates (or book-entry shares) together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal.

          If you are unable to surrender your stock certificates because they have been lost or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by GSK including, if required, the posting of a bond reasonably satisfactory to GSK.

          No interest will be paid or will accrue on the amount of the merger consideration. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

          The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of GSK that such taxes have been paid or are not applicable.

          Any portion of the merger consideration deposited with the paying agent that remains undistributed 12 months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders who have not surrendered their certificates (or book-entry shares) prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation or GSK for the payment of the merger consideration.

          Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of GSK free and clear of any claims or interests of any person previously entitled to the merger consideration. Except as otherwise required by law, none of the paying agent, GSK or the surviving corporation will be liable to any person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          From the effective time of the merger, certificates formerly representing shares of our common stock will represent only the right to receive the merger consideration (except shares as to which appraisal rights have been properly exercised as described under “Appraisal Rights”). After you have received the merger consideration, you will have no further rights with respect to your stock ownership. All certificates formerly representing shares of our common stock surrendered after the effective time of the merger will be cancelled.

Stock Options and the Employee Stock Purchase Plan

          The merger agreement provides that all options to purchase CNS common stock will automatically be accelerated and will become fully vested and exercisable immediately prior to the effective time of the merger. At the effective time of the merger, to the extent not exercised prior to such time, each outstanding option to purchase CNS common stock will be cancelled and converted into the right to receive from CNS a cash amount equal to the excess, if any, of the merger consideration over the exercise price for such option, minus any withholding taxes required by law. No interest will be payable on this cash amount. On October 8, 2006, our board of directors approved amendments to our 1987 Employee Incentive Stock Option Plan, 1990 Stock Plan, 1994 Amended Stock Plan and 2000 Stock Option Plan to give effect to these provisions of the merger agreement.

          With respect to our Employee Stock Purchase Plan, the merger agreement provides that during the period between the signing of the merger agreement and the closing of the merger, CNS will not (i) permit new participants to begin participating in the current “phase” of the Employee Stock Purchase Plan, or (ii) permit any participant in the current phase to increase the percentage of his or her payroll deduction election for that phase. If the current phase of the Employee Stock Purchase Plan terminates before the effective time of the merger, a new phase will commence, and eligible participants will be permitted to participate in that phase, in accordance with the terms of the plan.

          Our Employee Stock Purchase Plan will terminate immediately prior to the effective time of the merger. At the effective time of the merger, each participant’s outstanding right to purchase a whole share of CNS common stock under the Employee Stock Purchase Plan will be cancelled in exchange for a cash payment from CNS equal to the product of (A) the whole number of shares (rounded down to the nearest whole number) that the participant would have been entitled to purchase as of the effective time of the merger had the Employee Stock Purchase Plan not terminated and (B) the excess, if any, of the merger consideration (without interest) over the applicable exercise price as determined under our Employee Stock Purchase Plan. The applicable exercise price under our Employee Stock Purchase Plan is the lesser of (i) 85% of the merger consideration and (ii) 85% of the fair market value of a share of our common stock (determined as provided in the Employee Stock Purchase Plan) on the commencement date of the then-current phase, minus any withholding taxes required by law and without interest. Any balance remaining in participants’ accounts will be distributed to the participants, minus any withholding taxes required by law and without interest. On October 8, 2006, our board of directors approved amendments to our Employee Stock Purchase Plan to give effect to these provisions of the merger agreement.

Representations and Warranties

          CNS and GSK made various representations and warranties to one another in the merger agreement, subject to specifically identified exceptions. The representations and warranties of CNS and GSK set forth in the merger agreement have been made solely for the benefit of the other parties to the merger agreement, and such representations and warranties should not be relied on by any other person.

In addition, such representations and warranties have been qualified by disclosures made to the other parties in connection with the merger agreement, and were made only as of the date of the merger agreement or such other date as specified in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts or for any purpose at the time they were made or otherwise.

          CNS made representations and warranties to GSK and Merger Sub in the merger agreement, including representations regarding:

•	due incorporation, valid existence, good standing and necessary corporate powers;

•	capitalization;

•	equity interests in other entities;

•	accuracy of financial statements and compliance of financial statements with generally accepted accounting principles, which we sometimes refer to as GAAP;

•	adjusted gross domestic sales figures for the fiscal quarter ended September 30, 2006;

•

compliance of reports, financial statements and other documents we file with the SEC with applicable federal securities law requirements, and accuracy of information contained in our filings with the SEC;

•	authorization, validity and enforceability of the merger agreement;

•	absence of conflicts with our organizational documents and absence of conflicts with or breaches or defaults under other obligations of CNS;

•	required governmental consents, notices and filings;

•	insurance;

•	title to personal property;

•	real property matters;

•	litigation matters;

•	tax matters;

•	compliance with organizational documents, laws and regulations and environmental matters;

•	labor matters;

•	absence of undisclosed obligations to brokers or finders;

•	certain material contracts;

•	absence of certain changes or events, including those that have had or would have a “material adverse effect” on CNS (as described below);

•	licenses and permits;

•	absence of undisclosed liabilities;

•	employee benefits matters;

•	accuracy of corporate records;

•	accuracy of accounting records;

•	vote of our stockholders required to approve the merger;

•	accuracy of information supplied for inclusion in filings with the SEC and other governmental entities in connection with the merger, including this proxy statement;

•	intellectual property matters;

•	inapplicability of state takeover laws;

•	receipt of a fairness opinion from our financial advisor;

•	certain transactions with executive officers, directors and 5% stockholders;

•	largest customers and suppliers, and inventory.

          A “material adverse effect” on CNS is defined in the merger agreement as any circumstance, change in or effect (1) that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of CNS or the surviving corporation, taken as a whole, or (2) that materially impairs or materially delays the ability of CNS to consummate the merger; provided that for the purposes of determining whether there is a “material adverse effect” on CNS under clause (1) of this sentence, the parties will disregard effects to the extent arising or resulting from: (a) any change in GAAP or regulatory accounting requirements applicable to CNS generally, (b) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, the effects of which on CNS or the surviving corporation are not materially disproportionate, compared with other companies operating in the same consumer healthcare industry segments in which CNS operates, (c) any action or omission by CNS taken at the written request or with the prior written consent of GSK or Merger Sub, (d) the performance of the merger agreement and the merger, including the public announcement of the merger, and (e) any expenses incurred in connection with the merger agreement or the merger, but the parties will include the effects of developments occurring after the date of the merger agreement in the certain litigation matters disclosed to GSK before the signing of the merger agreement.

          GSK made representations and warranties to CNS in the merger agreement, including representations regarding:

•	due incorporation, valid existence, good standing and necessary corporate powers;

•	authorization, validity and enforceability of the merger agreement;

•	absence of conflicts with organizational documents of GSK or Merger Sub and absence of conflicts with or breaches or defaults under other obligations of GSK or Merger Sub;

•	required governmental consents, notices and filings;

•	availability of funds necessary to complete the merger, including payment of the merger consideration;

•	litigation matters;

•	ownership and activities of Merger Sub;

•	accuracy of information supplied for inclusion in filings with the SEC and other governmental entities in connection with the merger, including this proxy statement.

Covenants Relating to the Conduct of Our Business

          From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, we have agreed (subject to applicable laws and regulations) to conduct our business in the ordinary course in substantially the manner it was conducted before the date of the merger agreement. During the same period, we have also agreed that we will not, among other things, do any of the following without the prior written consent of GSK or as disclosed to GSK prior to executing the merger agreement:

•

issue, sell, encumber or grant any of our common stock, any rights to acquire any of our common stock, or any other securities of CNS, other than in connection with stock options outstanding on the date of the merger agreement or pursuant to our Employee Stock Purchase Plan;

•	declare, set aside or pay any dividends, or split, combine or reclassify any shares of our capital stock;

•

purchase or redeem any of our capital stock or any options or other rights to acquire our capital stock, other than in connection with employee stock options or pursuant to our Employee Stock Purchase Plan;

•	amend our certificate of incorporation or bylaws;

•	take specified actions relating to employee benefits and compensation;

•	make or commit to any capital expenditures in excess of $100,000 in the aggregate, except for currently budgeted capital expenditures;

•	materially increase the level of our shipments to distributors except in the ordinary course of business and consistent with the organic growth of our business;

•	compromise or settle any tax deficiency claims, extend the statute of limitations with any tax authority;

•	change any accounting policies or procedures or any method or period of accounting, unless required by GAAP or a governmental entity, or change in any material respect any accounting, financial reporting, or inventory principal, practice, method or policy, except as required by a change in law or GAAP;

•	take specified actions with respect to employment agreements;

•	extend credit to any executive officer, director or beneficial owner of 5% or more of our common stock or any of their affiliates or associates;

•	close or relocate our principal offices, or open any new principal offices;

•	grant any powers of attorney;

•

make any investments other than financial investments of specified types, and only in the ordinary course of business consistent with our past practices; acquire any company, business organization or division with a value in excess of $100,000; create any subsidiaries;

•

terminate, amend or enter into any material contracts, except for renewals of existing material contracts on terms permitting us to terminate the contracts without liability on no more than 60 days’ notice;

•	sell, encumber or lease any assets or claims with a value of more than $250,000 in the aggregate, except for the sale inventory in the ordinary course of business and consistent with past practices;

•

take any action which could reasonably be expected to (i) adversely affect on the ability of GSK or CNS to obtain the governmental approvals necessary for the merger, (ii) adversely affect our ability to perform our obligations under the merger agreement, or (iii) result in the failure to be satisfied of any of the conditions to the closing of the merger contained in the merger agreement.

•	settle certain claims or proceedings;

•

incur any new debt, or modify the terms of existing debt, other than short-term borrowings made in the ordinary course of business at prevailing market rates, or enter into any hedging, swap or off-balance sheet transaction;

•	enter into any new line of business;

•	engage in any material transaction or incur any material obligation not in the ordinary course of business consistent with past practice; or

•	agree or commit to take any of the foregoing actions.

          We have also agreed to do the following, among other things, during the period from the date of the merger agreement until the effective time of the merger:

•	use our commercially reasonable efforts to maintain our business and our relationships with customers, employees and other third parties;

•	use our commercially reasonable efforts to keep in full force and effect our material permits and licenses and to maintain our registered intellectual property rights;

•	use our commercially reasonable efforts maintain our insurance at the levels in effect on the date of the merger agreement;

•	notify GSK if certain events occur.

Covenants Relating to GSK’s Activities Pending the Merger

          During the period between the date of the merger agreement and the effective time of the merger, GSK has agreed that it will not take any action which is reasonably likely to:

•	adversely affect the ability of GSK to obtain the governmental approvals necessary for the merger;

•	adversely affect GSK’s ability to perform its obligations under the merger agreement; or

•	result in the failure to be satisfied of any of the conditions to the closing of the merger contained in the merger agreement.

Mutual Covenants of CNS and GSK

          We and GSK have agreed, among other things, to:

•	make any required filings under the HSR Act and use our commercially reasonable efforts to cause the waiting period under the HSR Act to be terminated at as early a date as possible;

•	use our commercially reasonable efforts to take all actions necessary, proper or advisable under applicable law to consummate the merger as promptly as practicable; and

•	provide each other with reasonable time to comment on any press release or other public disclosure related to the merger agreement or the merger.

Limitation on Consideration of Competing Transactions

          The merger agreement provides that we will not, and will cause our officers, directors, employees, investment bankers, financial advisors, attorneys and accountants and any other advisors retained by us or any of our affiliates not to:

•

directly or indirectly initiate, solicit or knowingly encourage, including by furnishing information, or take any other action to facilitate, the making of any proposal for a competing transaction (as described below);

•	directly or indirectly negotiate or have discussions with any person in furtherance of inquiries relating to a competing transaction or to obtain a competing transaction;

•	agree to or endorse any competing transaction;

•	or recommend, or execute or enter into, any letter of intent or other agreement related to any competing transaction; or

•	agree to do any of the foregoing.

          We have also agreed to end any existing activities, discussions or negotiations with any person other than GSK conducted before the date of the merger agreement with respect to any proposal for a competing transaction, to terminate any waiver of any standstill restriction we may have granted before the date of the merger agreement, and not to waive any standstill restrictions after that date.

          However, prior to the stockholder meeting to consider and vote on the merger, we may negotiate with and provide information to a third party if:

•	we receive an unsolicited bona fide written proposal for a competing transaction after the date of the merger agreement;

•	the bidder executes a confidentiality agreement having confidentiality provisions no less favorable to us than those contained in our confidentiality agreement with GSK;

•	our board reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

our board of directors concludes in good faith, after consultation with our financial advisor and outside legal counsel, that the proposal for a competing transaction constitutes or is reasonably likely to constitute a superior proposal (as described below); and

•	we have given GSK at least 48 hours prior notice of our intent to take such action.

          Our board is permitted to recommend a proposal for a competing transaction if:

•	we satisfy the first three bullets in the above paragraph;

•	our board concludes in good faith, after consultation with our financial advisor and outside legal counsel, that the proposal for a competing transaction constitutes a superior proposal; and

•

we have provided GSK at least 5 business days’ advance notice that our board intends to recommend the proposal and our board continues to believe, after taking into account any revised proposal made by GSK in writing, that the proposal remains a superior proposal.

          We have also agreed to notify GSK within 48 hours of any proposal, inquiry or negotiation relating to a competing transaction and to keep GSK informed on a current basis of the status and terms of any such proposal, inquiry or negotiation. We have further agreed to provide GSK with the same information provided to any other bidder.

          A “competing transaction” means any of the following that involves CNS and any person other than GSK: (1) any merger, consolidation, share exchange or other business combination; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 15% or more of the consolidated assets of CNS; (3) any sale of shares of capital stock, or securities representing the right to acquire capital stock, representing 15% or more of the voting power of CNS; (4) any tender offer or exchange offer for at least 15% of the outstanding capital stock of CNS; and (5) any other acquisition of an equity interest representing 15% or more of the economic or voting interest in CNS or 15% or more of the consolidated assets of CNS. A “superior proposal” means a bona fide, unsolicited, written proposal for a competing transaction (except that references in the definition of competing transaction to “15%” will be replaced by references to “a majority”) which our board of directors, after consultation with our financial advisor and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the bidder, concludes in good faith (1) is more favorable to our stockholders, from a financial point of view, than the transaction contemplated by the merger agreement and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis, and otherwise reasonably capable of being completed on the terms proposed.

Indemnification and Insurance

          The merger agreement requires that, for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the effective time of the merger in amounts and on terms which in the aggregate are no less favorable to the insured than those we currently maintain, and GSK will cause the surviving corporation to maintain such policies; provided that the surviving corporation will not be required to pay an annual premium in excess of 200% of the last annual premiums we paid. GSK has the right to substitute its own policies for those of the surviving corporation so long as the coverage provided is in amounts and on terms which in the aggregate are no less favorable to the insured than those we currently maintain.

          GSK has agreed that, for a period of six years from the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification and exculpation of our directors and officers prior to the effective time of the merger than those contained in our certificate and bylaws in effect on the date of the merger agreement.

          The merger agreement also provides for the continued indemnification, to the fullest extent permitted by applicable law, of current or former directors, officers and employees of CNS for certain events occurring at or before the merger.

Conditions to the Merger

          Our and GSK’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger by our stockholders;

•	absence of any judgment, decree, injunction, order or proceeding by any governmental entity which prohibits, restricts or threatens to invalidate the merger; and

•	expiration or termination of the applicable waiting period under the HSR Act.

          In addition, our obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	GSK and Merger Sub having complied with and performed their obligations under the merger agreement through the closing date of the merger in all material respects; and

•

each of the representations and warranties of GSK being true and correct (disregarding all materiality qualifications) as of the date of the merger agreement and the closing date of the merger, except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of

GSK or Merger Sub to perform their obligations under the merger agreement or to effect the merger.

          In addition, the obligations of GSK to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	CNS having complied with and performed its obligations under the merger agreement through the closing date of the merger in all material respects;

•

each of the representations and warranties of CNS with respect to the capitalization of CNS and CNS’ equity interests in other entities being true in all but insignificant respects as of the date of the merger agreement and the closing date of the merger;

•

each of the representations and warranties of CNS (other than representations referred to in the preceding bullet) being true and correct (disregarding any qualifications as to materiality or “material adverse effect”) as of the date of the merger agreement and the closing date of the merger, except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a “material adverse effect” on CNS;

•

all actions necessary to authorize the execution, delivery and performance of the merger agreement and the consummation of the merger having been duly and validly taken by our board of directors and our stockholders; and

•	holders of no more than 10% of our common stock that is issued and outstanding on the closing date of the merger having properly exercised appraisal rights under Delaware law.

Termination

          The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•	by mutual agreement of CNS and GSK; or

•

by either CNS or GSK if our stockholders fail to approve the merger at a duly convened stockholders meeting or at any adjournment or postponement of the meeting, provided that this right to terminate will not be available to CNS where the failure to obtain our stockholder approval was caused by a breach of the merger agreement by CNS; or

•	by CNS:

•

if there has been a breach by GSK or Merger Sub of any covenant, agreement, representation or warranty that, individually or in the aggregate, would result in our conditions to the merger not being satisfied, if the breach is not cured within 30 calendar days after written notice of the breach is given to GSK, provided that this right to terminate will not be available to CNS if we are then in material breach of any of our obligations under the merger agreement;

•

if all the conditions to our obligations to effect the merger have not been satisfied by April 9, 2007, provided that this right to terminate will not be available to CNS if the failure of any such condition to be satisfied resulted from our failure to comply in all material respects with our obligations under the merger agreement;

•	prior to obtaining stockholder approval of the merger, to accept a proposal for a competing transaction if:

•	we have complied in all material respects with our obligations described under “—Limitations on Consideration of Competing Transactions”;

•	we have given GSK at least 5 business days to respond to the proposal for a competing transaction, including the latest material terms and conditions of the proposal;

•

our board, after consultation with its financial advisor and outside legal counsel and after taking into account any revised proposal made by GSK in writing, has reasonably determined in good faith that the competing transaction is a superior proposal;

•

our board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to exercise this termination right would be inconsistent with its duties under applicable law; and

•	prior to or concurrently with the termination, we pay GSK the fee described below under “—Termination Fee”.

•	by GSK if:

•

there has been a breach by CNS of any of covenant, agreement, representation or warranty that, individually or in the aggregate, would result in GSK’s conditions to the merger not being satisfied, if the breach is not cured within 30 calendar days after written notice of the breach is given to CNS, provided that this right to terminate will not be available to GSK if GSK or Merger Sub is then in material breach of any of their obligations under the merger agreement;

•

all the conditions to GSK’s obligations to effect the merger have not been satisfied by April 9, 2007, provided that this right to terminate will not be available to GSK if the failure of any such condition to be satisfied resulted from GSK’s or Merger Sub’s failure to comply in all material respects with their obligations under the merger agreement;

•

our board withdraws, modifies or qualifies, in a manner adverse to GSK, its recommendation that our stockholders vote to approve the merger or recommends a competing transaction to our stockholders, or resolves to take any of those actions;

•	our board fails to, or resolves not to, reaffirm its recommendation that our stockholders vote to approve the merger within 7 business days after GSK has requested in writing that it do so;

•	our board determines or resolves to accept a proposal for a competing transaction; or

•

a third party commences a tender offer or exchange offer or other transaction potentially constituting a competing transaction, and our board does not recommend rejection of such offer or transaction within 10 business days after it is first made.

Termination Fee

          The merger agreement requires us to pay a fee in cash to GSK equal to $20,000,000 if:

•	GSK terminates the merger agreement because:

•

our board withdraws, modifies or qualifies, in a manner adverse to GSK, its recommendation that our stockholders vote to approve the merger or recommends a competing transaction to our stockholders, or resolves to take any of those actions; or

	•	our board fails to, or resolves not to, reaffirm its recommendation that our stockholders vote to approve the merger within 7 business days after GSK has requested in writing that it do so; or

	•	our board determines or resolves to accept a proposal for a competing transaction; or

•

a third party commences a tender offer or exchange offer or other transaction potentially constituting a competing transaction, and our board does not recommend rejection of such offer or transaction within 10 business days after it is first made; or

•	we terminate the merger agreement to accept a competing transaction; or

•	the merger agreement is terminated by:

•

GSK or CNS because our stockholder approval of the merger was not obtained, and between the date of the merger agreement and our stockholder meeting, a proposal for a competing transaction was made to our stockholders or our board or became publicly known; or

•

GSK because there has been a breach by CNS of any of covenant, agreement, representation or warranty that, individually or in the aggregate, would result in GSK’s conditions to the merger not being satisfied, and between the date of the merger agreement and such breach, a proposal for a competing transaction was made to our stockholders or our board or became publicly known; or

•

GSK or CNS because all the conditions to GSK’s or our obligations to effect the merger, as the case may be, have not been satisfied by April 9, 2007, and between the date of the merger agreement and such termination, a proposal for a competing transaction was made to our stockholders or our board or became publicly known;

	•	and within 12 months after any termination described in the immediately preceding three sub-bullets, CNS enters into an agreement for, or consummates, a competing transaction.

Employee Matters

          GSK has agreed that, for a period of one year following the merger, it will permit our employees to continue to participate in our employee benefit plans or arrangements (other than equity-based plans or arrangements), or to participate in employee benefit plans and arrangements of GSK on the same terms as such plans and arrangements are generally offered to GSK’s employees in comparable positions, and that during such period it will provide severance and other benefits on terms no less favorable to our employees than those contained in our Severance Pay Plan as in effect at the effective time of the merger. GSK will also cause the surviving corporation to assume and perform our obligations under the terms of certain executive employment agreements.

          GSK has also agreed that, no later than 45 days after the effective time of the merger, it will cause the surviving corporation to pay to our employees who participate in our 2007 Incentive Plan (i) a cash payment under our 2007 Incentive Plan based on the actual achievement for the current fiscal year as measured against each performance goal adjusted to reflect a shorter performance period ending on the last day of the month prior to the effective time of the merger (except that, with respect to operating income, this shorter performance period will end on December 31, 2006 if the effective time of the merger occurs on or before that date) and calculated based upon the pro-rated earnings of the 2007 Incentive Plan participants, and (ii) an additional matching contribution to our 401(k) retirement plan based on the amount of the payment to be made under our 2007 Incentive Plan as described above.

Amendment

          The parties may amend the merger agreement at any time prior to the effective time of the merger by action of the boards of directors of the parties, except as required by applicable law.

APPRAISAL RIGHTS

          Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of our common stock who does not wish to accept the $37.50 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of this judicially determined amount in cash, together with a fair rate of interest, if any, provided that the stockholder strictly complies with the provisions of Section 262 of the DGCL. This amount, when determined by the Delaware Court of Chancery, may be more than, equal to, or less than $37.50 per share. Because of the complexity of the appraisal procedures, CNS believes that stockholders who consider exercising these rights should seek the advice of counsel.

          The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which we attach to this proxy statement as Appendix C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

          Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

          Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•

The stockholder must not vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain.

•	The stockholder must deliver to us a written demand for appraisal before the vote on the adoption of the merger agreement at the Special Meeting.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

          Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

          Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

          A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Samuel E. Reinkensmeyer, Chief Financial Officer, CNS, Inc., 7615 Smetana Lane, Eden Prairie, Minnesota 55344.

          If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

          Under the merger agreement, we have agreed to give GSK prompt notice of any demands for appraisal that we receive. GSK will have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. We will not, except with the prior written consent of GSK, settle, offer to settle or make any payment with respect to any demands for appraisal.

          Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

          If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to that stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock, held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

          In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

          The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

          Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $37.50 merger consideration, in the case of our common stock. The Sawaya Segalas opinion delivered to our board does not in any manner address fair value under Section 262 of the DGCL.

          Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

          Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

MARKET PRICE AND DIVIDEND DATA

          The Company’s common stock is currently traded on The NASDAQ Global Select Market under the symbol “CNXS.” The table below shows, for the periods indicated, the high and low closing sales prices for shares of CNS common stock as reported by The Nasdaq Stock Market, Inc.

	CNS Common Stock

	High	Low

Fiscal Year Ended March 31, 2005
First Quarter Ended June 30, 2004	$11.04	$9.31
Second Quarter Ended September 30, 2004	11.30	9.86
Third Quarter Ended December 31, 2004	13.25	10.95
Fourth Quarter Ended March 31, 2005	18.08	12.43

Fiscal Year Ended March 31, 2006
First Quarter Ended June 30, 2005	$23.10	$14.93
Second Quarter Ended September 30, 2005	30.36	22.98
Third Quarter Ended December 31, 2005	28.69	21.91
Fourth Quarter Ended March 31, 2006	25.56	20.50

Fiscal Year Ended March 31, 2007
First Quarter Ended June 30, 2006	$24.44	$20.38
Second Quarter Ended September 30, 2006	29.64	20.14
Third Quarter Ended December 31, 2006 (through November 9, 2006)	37.11	27.66

          On October 6, 2006, the last trading day prior to the announcement of the execution of the merger agreement, the closing sales price per share of CNS common stock was $28.56, and on November 9, 2006, the record date for this Special Meeting, the closing sales price per share of CNS common stock was $37.05.

          During fiscal year 2007, we paid a quarterly dividend of $0.07 per share of common stock on each of June 9, 2006 and September 8, 2006. We paid four quarterly dividends of $.06 per share of common stock during fiscal 2006. We paid four quarterly dividends of $.05 per share of common stock during fiscal 2005.

          Under the merger agreement, we are prohibited from declaring or paying any dividends on our common stock without the prior written consent of GSK from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth, as of the close of business on November 9, 2006, the number and percentage of outstanding shares of common stock of the Company beneficially owned (i) by each person who is known to the Company to beneficially own more than five percent (5%) of the common stock of the Company, (ii) by each director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons listed below may be reached at 7615 Smetana Lane, Eden Prairie, Minnesota 55344.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Percent of Class

GlaxoSmithKline plc (3) 980 Great West Road Brentford Middlesex, TW8 9GS England	1,016,191	7.3%

Royce & Associates, LLC (4) 1414 Avenue of the Americas New York, NY 10019	834,265	6.0%

Barclays Global Investors, N.A. (5) Barclays Global Fund Advisors Barclays Global Investors, Ltd. 45 Fremont Street San Francisco, CA 94105	732,940	5.2%

Marti Morfitt (6)(7)(8)	671,794	4.7%

Daniel E. Cohen (6)(8)(9)	344,397	2.4%

Richard W. Perkins (6)(10)	87,039	*

Patrick Delaney (6)(11)	79,333	*

H. Robert Hawthorne (6)	55,000	*

Andrew J. Greenshields (6)	13,000	*

Morris J. Siegel (6)	15,000	*

Karen T. Beckwith (6)	15,000	*

John J. Keppeler (7)	95,551	*

Linda Kollofski (7)	71,500	*

Larry Muma (7)	72,600	*

Samuel Reinkensmeyer (7)	59,114	*

All directors and current executive officers as a group (14 persons)(8)(9)(10)(11)	1,610,685	10.9%

*Indicates ownership of less than 1%.

(1)	Except as otherwise noted, all shares beneficially owned by each stockholder were held of record, and each stockholder held sole voting power and sole investment power for all shares held.

(2)

Includes the following number of shares which could be purchased under stock options exercisable within sixty (60) days of November 9, 2006: Ms. Morfitt, 328,140 shares; Mr. Cohen, 50,000 shares; Mr. Perkins, 15,000 shares; Mr. Delaney, 45,000 shares; Mr. Hawthorne, 55,000 shares; Mr. Greenshields, 5,000 shares; Mr. Siegel, 15,000 shares; Ms. Beckwith 15,000 shares; Mr. Keppeler, 69,000 shares; Ms. Kollofski, 67,500 shares; Mr. Muma, 72,600 shares; Mr. Reinkensmeyer 46,100 shares; and all directors and current executive officers as a group, 791,340 shares.

(3)

This disclosure is based upon a Schedule 13D filed by GSK with the Securities and Exchange Commission on October 18, 2006 relating to its holdings of CNS common stock as of October 8, 2006. The Schedule 13D discloses shared voting power and shared dispositive power over 1,016,911 shares through a Voting and Support Agreement between the stockholder and each of Daniel Cohen and Marti Morfitt, in each case dated as of October 8, 2006.

(4)	This disclosure is based upon Amendment No. 2 to Schedule 13G filed by the stockholder with the Securities and Exchange Commission on May 4, 2006 relating to its holdings as of April 30, 2006.

(5)

This disclosure is based upon an Amendment to Schedule 13G filed by the stockholders with the Securities and Exchange Commission on November 9, 2006 relating to their holdings as of October 31, 2006, in which Barclays Global Investors, N.A. discloses sole voting power and sole dispositive power over 383,574 and 402,492 shares, respectively, Barclays Global Fund Advisors discloses sole voting power and sole dispositive power over 341,413 shares, and Barclays Global Investors, Ltd. discloses sole voting power and sole dispositive power over 7,953 shares.

(6)	Serves as a director of the Company.

(7)	Named executive officer.

(8)

Ms. Morfitt and Mr. Cohen each entered into a voting and support agreement with respect to shares of CNS common stock owned by them and, with respect to such shares, granted GSK an irrevocable proxy for the purpose of voting the shares. GSK filed a Schedule 13D with the Securities and Exchange Commission on October 18, 2006 relating to its holdings as of October 8, 2006 and the voting agreement.

(9)	Includes 2,650 shares over which Mr. Cohen has voting control, but not dispositive control, as the representative of the estate of his mother.

(10)

Includes 67,039 shares held in a trust for which Mr. Perkins is the sole trustee and 5,000 shares held in the Perkins Capital Management Profit Sharing Plan and Trust. This total excludes 65,000 shares of common stock held for the accounts of clients of Perkins Capital Management, Inc., a registered investment advisor, of which Mr. Perkins is the controlling stockholder, a director and President. Perkins Capital Management has voting power with respect to 10,000 of such shares and has sole dispositive power with respect to all of such shares. Mr. Perkins and Perkins Capital Management, Inc. disclaim beneficial ownership of such shares.

(11)	Includes 10,033 shares held by Mr. Delaney through his IRA.

DESCRIPTION OF CNS, INC.

          CNS, Inc. is a Delaware corporation in the business of developing and marketing consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The Company focuses on products that address important consumer needs within the self-care market, including better breathing and digestive health. Shares of common stock of CNS, Inc. are listed on The Nasdaq Global Select Market (ticker symbol: CNXS). CNS’ website address is www.cns.com.

DESCRIPTION OF GLAXOSMITHKLINE PLC

          GlaxoSmithKline plc is one of the world’s leading research-based pharmaceutical and healthcare companies, committed to improving the quality of human life by enabling people to do more, feel better and live longer. GlaxoSmithKline Consumer Healthcare is one of the world’s largest over-the-counter consumer healthcare products businesses. GlaxoSmithKline Consumer Healthcare’s more than 30 well-known brands include the leading smoking cessation products, NicoDerm® CQ® and Commit®; many medicine cabinet staples, including Abreva®, Aquafresh®, Sensodyne® and Tums®, and nutritional healthcare products such as Lucozade®, Horlicks® and Ribena®. GlaxoSmithKline’s shares are quoted on the London and New York stock exchanges under the ticker symbol “GSK.” GSK’s website address is www.gsk.com.

DESCRIPTION OF PLATFORM ACQUISITION CORPORATION

          Platform Acquisition Corporation is a wholly-owned indirect subsidiary of GSK organized under the laws of Delaware. It was incorporated in October 2006 solely for purposes of the merger and is engaged in no other business.

FUTURE STOCKHOLDER PROPOSALS

          If the merger is completed, there will be no public stockholders of the Company and no public participation in any future meeting of the Company. However, if the merger is not completed, our 2007 annual meeting of stockholders is expected to be held on or about August 14, 2007, and proxy materials in connection with that meeting are expected to be mailed on or about June 30, 2007. The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in our proxy statement for our 2007 annual meeting of stockholders is February 28, 2007. Additionally, if we receive notice of a stockholder proposal outside the processes of Rule 14a-8 after February 28, 2007, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e).

WHERE YOU CAN FIND MORE INFORMATION

          Each of CNS and GSK file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

          The filings of CNS and GSK with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

          Your Vote Is Important. Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided, or vote by telephone or through the Internet as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the Special Meeting.

          If you have any questions about this proxy statement, the Special Meeting or the merger or need assistance with the voting procedures, you should contact:

The Proxy Advisory Group, LLC 575 Madison Avenue, 10th Floor New York, NY 10022 Toll Free: (866) 678-1770

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 8, 2006

AMONG

GLAXOSMITHKLINE PLC,

PLATFORM ACQUISITION CORPORATION

AND

CNS, INC.

AS AMENDED BY

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 13, 2006

i

4.19	Undisclosed Liabilities	19
4.20	Employee Benefit Plans	20
4.21	Corporate Records	21
4.22	Accounting Records	21
4.23	Vote Required	22
4.24	Disclosure Documents and Applications	22
4.25	Intellectual Property	22
4.26	State Takeover Laws	23
4.27	Opinion of Sawaya Segalas	23
4.28	Affiliate Transactions	24
4.29	Customers and Suppliers; Inventory	24
4.30	No Additional Representations	24

Article 5. REPRESENTATIONS AND WARRANTIES OF PARENT		25

5.1	Incorporation, Standing and Power	25
5.2	Authority	25
5.3	Financing	25
5.4	Litigation	26
5.5	Ownership of Merger Sub	26
5.6	Accuracy of Information Furnished for Company Proxy Statement	26
5.7	No Additional Representations	26

Article 6. COVENANTS OF COMPANY PENDING EFFECTIVE TIME OF THE MERGER		26

6.1	Limitation on Conduct Prior to Effective Time of the Merger	26
6.2	Affirmative Conduct Prior to Effective Time of the Merger	30
6.3	Access to Information	31
6.4	Filings	31
6.5	Notices; Reports	31
6.6	Company Stockholders’ Meeting	32
6.7	Proxy Statement	32

Article 7. COVENANTS OF PARENT AND MERGER SUB		33

7.1	Limitation on Conduct Prior to Effective Time of the Merger	33
7.2	Applications	33
7.3	Notices; Reports	33
7.4	Indemnification and Directors’ and Officers’ Insurance	33

Article 8. ADDITIONAL COVENANTS		35

8.1	HSR Matters	35
8.2	Commercially Reasonable Efforts	35
8.3	Public Announcements	35

Article 9. CONDITIONS PRECEDENT TO THE MERGER		36

9.1	Stockholder Approval	36
9.2	No Judgments or Orders	36
9.3	HSR Approvals	36

ii

Article 10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY		36

10.1	Representations and Warranties; Performance of Covenants	36
10.2	Officers’ Certificate	36

Article 11. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		37

11.1	Representations and Warranties; Performance of Covenants	37
11.2	Authorization of Merger	37
11.3	Officers’ Certificate	37
11.4	Company Dissenting Shares	37

Article 12. EMPLOYEE BENEFITS		37

12.1	Employee Benefits	37
12.2	Company Stock Options and the Company Stock Option Plans	39
12.3	ESPP	40

Article 13. TERMINATION		40

13.1	Termination	40
13.2	Effect of Termination	42

Article 14. MISCELLANEOUS		43

14.1	Expenses	43
14.2	Notices	43
14.3	Assignment	44
14.4	Counterparts	44
14.5	Effect of Representations and Warranties	44
14.6	Third Parties	44
14.7	Integration	44
14.8	Knowledge	44
14.9	Governing Law; Jurisdiction	45
14.10	Captions	45
14.11	Severability	45
14.12	Waiver and Modification; Amendment	45

iii

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 8th day of October, 2006 by and among GLAXOSMITHKLINE PLC, a public limited company organized under the laws of England and Wales (“Parent”), PLATFORM ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and CNS, INC., a Delaware corporation (“Company”) and is as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 13, 2006.

          WHEREAS, the Boards of Directors of each of Parent, Merger Sub and Company deem advisable and in the best interests of their respective stockholders the merger of Merger Sub with and into Company (the “Merger”) upon the terms and conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”) (Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the “Surviving Corporation”); and

          WHEREAS, the Boards of Directors of Parent, Merger Sub and Company have approved, and the sole stockholder of Merger Sub has approved, this Agreement and the Merger pursuant to which Merger Sub will merge with and into Company and each outstanding share of Company common stock, par value $.01 per share (“Company Stock”), excluding any Company Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration (as defined in Section 2.2(b)) upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of Company has unanimously resolved to recommend adoption of the agreement of merger contained in this Agreement and the transactions contemplated hereby by the stockholders of Company; and

          WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of Marti Morfitt and Daniel E. Cohen is entering into a voting and support agreement, substantially in the form attached as Exhibit A, concurrently with the execution of this Agreement;

          NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

          1.1          Certain Defined Terms. Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

          “Adjusted Performance Period” has the meaning set forth in Section 12.1(c).

          “Affiliate” of, or a Person “Affiliated” with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.

          “Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

          “Benefit Arrangements” has the meaning set forth in Section 4.20(b).

          “Board Recommendation” has the meaning set forth in Section 6.6.

          “Book Entry Shares” has the meaning set forth in Section 2.5(b).

          “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York or Minnesota are required or authorized by law to be closed.

          “Capitalization Date” has the meaning set forth in Section 4.2(a).

          “Certificate of Merger” has the meaning set forth in Section 3.2.

          “Certificates” has the meaning set forth in Section 2.5(b).

          “Closing” has the meaning set forth in Section 3.1.

          “Closing Date” has the meaning set forth in Section 3.1.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Commencement Date” has the meaning set forth in Section 12.3.

          “Company” has the meaning set forth in the introductory paragraph of this Agreement.

          “Company 401(k) Plan” means the Company 401(k) Retirement Plan and Trust.

          “Company Disclosure Letter” means that letter designated as such which has been delivered by Company to Parent concurrently with the execution and delivery of this Agreement.

          “Company Dissenting Shares” has the meaning set forth in Section 2.2(c).

          “Company Option List” has the meaning set forth in Section 4.2(b).

          “Company Patents” has the meaning set forth in Section 4.25(b).

          “Company Property” has the meaning set forth in Section 4.12(b).

          “Company Registered IP” has the meaning set forth in Section 4.25(b).

          “Company Registered Marks” has the meaning set forth in Section 4.25(b).

          “Company Requisite Vote” has the meaning set forth in Section 4.23.

          “Company SEC Documents” has the meaning set forth in Section 4.5(a).

          “Company Stock” has the meaning set forth in the second recital of this Agreement.

          “Company Stock Option Plans” means, collectively, the 1987 Employee Incentive Stock Option Plan, the 1989 Employee Stock Purchase Plan, the 1990 Stock Plan, the 1994 Amended Stock Plan and the 2000 Stock Option Plan, in each case as amended.

          “Company Stock Option” means any option or right to acquire Company Stock issued pursuant to the Company Stock Option Plans.

          “Company Stockholders’ Meeting” has the meaning set forth in Section 6.6.

          “Competing Transaction” has the meaning set forth in Section 6.1(m).

          “Confidentiality Agreement” means that certain Confidentiality Agreement dated August 7, 2006, by and between SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) and Company, as supplemented on September 12, 2006 and September 20, 2006 so as to allow Parent access to certain additional materials of Company.

          “Contract” has the meaning set forth in Section 4.6.

          “Copyrights” has the meaning set forth in Section 4.25(a).

          “DGCL” has the meaning set forth in the first recital of this Agreement.

          “Effective Time of the Merger” means the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such time thereafter as shall be agreed to by the parties and specified in the Certificate of Merger.

          “Employee Plans” has the meaning set forth in Section 4.20(a).

          “Encumbrance” shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          “Environmental Regulations” has the meaning set forth in Section 4.12(b).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliates” has the meaning set forth in Section 4.20(a).

          “ESPP” has the meaning set forth in Section 12.3.

          “ESPP Termination Date” has the meaning set forth in Section 12.3.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Exchange Agent” means Wells Fargo Bank Minnesota, N.A. or another bank proposed by Parent and reasonably acceptable to Company.

          “Exchange Fund” has the meaning set forth in Section 2.5(a) hereof.

          “Executive Employment Agreements” mean the employment agreements between the Company and certain officers of the Company described in Section 1.1 of the Company Disclosure Letter.

          “Expenses” has the meaning set forth in Section 14.1 hereof.

          “Financial Statements of Company” means (i) the audited financial statements of Company consisting of the balance sheets as of March 31, 2004, 2005 and 2006, the related statements of operations, profit and loss, stockholders’ equity and cash flows for the years then ended and the related notes thereto and related opinions of KPMG thereon for the years then ended, in each case contained in Company’s Annual Report on Form 10-K, and (ii) the unaudited financial statements of Company consisting of the balance sheet as of June 30, 2006, and the related statements of operations, profit and loss, stockholders’ equity and cash flows for the six-month period then ended, contained in Company’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2006.

          “GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

          “Governmental Entity” means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory (including stock exchange) or administrative authority, agency or instrumentality.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Hazardous Materials” has the meaning set forth in Section 4.12(b).

          “Indemnified Liabilities” has the meaning set forth in Section 7.4(a).

          “Indemnified Parties” has the meaning set forth in Section 7.4(a).

          “Intellectual Property” has the meaning set forth in Section 4.25(a).

          “IRS” means the Internal Revenue Service.

          “KPMG” means KPMG, LLP, Company’s independent public accountants.

          “Marks” has the meaning set forth in Section 4.25(a)

          “Material Adverse Effect” means any circumstance, change in or effect (1) that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, or results of operations of Company or the Surviving Corporation, taken as a whole, or (2) that materially impairs or materially delays the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (1) of this definition, in determining whether there is a Material Adverse Effect, (X) there shall be excluded effects to the extent arising or resulting from: (i) any change in GAAP or regulatory accounting requirements applicable to Company generally, (ii) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, the effects of which on Company or the Surviving Corporation are not materially disproportionate, compared with other companies operating in the same consumer healthcare industry segments in which Company operates, (iii) any action or omission by Company taken at the written request or with the prior written consent of Parent or Merger Sub, (iv) the performance of this Agreement and the transactions contemplated hereby, including the public announcement of the transactions contemplated by this Agreement, and (v) any expenses incurred in connection with this Agreement or the transactions contemplated hereby, and (Y) there shall be included the effects of developments occurring after the date of this Agreement in the matters disclosed in Section 4.10 of the Company Disclosure Letter.

          “Merger” has the meaning set forth in the first recital of this Agreement.

          “Merger Consideration” has the meaning set forth in Section 2.2(b).

          “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

          “New Plans” has the meaning set forth in Section 12.1(b).

          “Parent” has the meaning set forth in the introductory paragraph of this Agreement.

          “Patents” has the meaning set forth in Section 4.25(a).

          “Person” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated organization, government or governmental department or agency or other Governmental Entity.

          “Preferred Stock” has the meaning set forth in Section 4.2(a).

          “Proxy Statement” means the Proxy Statement, together with any amendments or supplements thereto, to be used to solicit proxies for the Company Stockholders’ Meeting in connection with the Merger.

          “Representatives” has the meaning set forth in Section 6.1(m).

          “Sawaya Segalas Agreement” means the letter agreement dated May 18, 2006 between Company and Sawaya Segalas, as in effect on the date of this Agreement.

          “Scheduled Contract” has the meaning set forth in Section 4.15.

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Subsidiary” of a Person means any corporation, partnership, limited liability company or other business entity of which more than 25% of the voting power is owned or controlled by such Person.

          “Superior Proposal” has the meaning set forth in Section 6.1(m).

          “Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

          “Tank” has the meaning set forth in Section 4.12(b).

          “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

          “Tax Returns” means all material returns, declarations, reports, information returns, statements, elections, disclosures and schedules required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

          “Termination Date” has the meaning set forth in Section 13.1(e).

          “Termination Fee” has the meaning set forth in Section 13.2(b).

          “Trade Secrets” has the meaning set forth in Section 4.25(a).

          1.2          Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. A reference herein to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

ARTICLE 2.
TERMS OF MERGER

          2.1          Effect of Merger and Surviving Corporation. At the Effective Time of the Merger, Merger Sub will be merged with and into Company pursuant to the terms, conditions and provisions of this Agreement and in accordance with the applicable provisions of the DGCL, and the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger. The Merger will have the effects set forth in the DGCL.

          2.2          Stock of Company. Subject to Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Company or the holders of such shares, be treated on the basis set forth in this Section 2.2.

          (a)           Cancellation of Treasury Shares. All shares of Company Stock that are owned by Company as treasury stock and all shares of Company Stock that are owned directly or indirectly by Company or Parent shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

          (b)           Conversion of Company Stock. At the Effective Time of the Merger, each issued and outstanding share of Company Stock (other than shares to be cancelled in accordance with Section 2.2(a)) shall be automatically canceled and cease to be an issued and outstanding share of Company Stock and (except for Company Dissenting Shares) be converted solely into the right to receive per share consideration (the “Merger Consideration”) in cash in the amount of $37.50, without interest.

          (c)           Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time of the Merger and that are held by a stockholder of Company who has properly exercised such holder’s appraisal rights under the DGCL (the “Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Company Dissenting Shares pursuant to and subject to the requirements of the DGCL and the holders of Company Dissenting Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right at the Effective Time of the Merger, each share of such holder’s Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time of the Merger, the right to receive, without any interest thereon, the Merger Consideration. Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands or notices.

Company shall not, without the prior written consent of Parent, or as required by DGCL, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          2.3          Company Stock Options. Each Company Stock Option outstanding as of the Effective Time of the Merger shall be treated in accordance with Section 12.2 or Section 12.3, as applicable.

          2.4          Effect on Merger Sub Stock. At the Effective Time of the Merger, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          2.5          Exchange Procedures.

          (a)           At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time of the Merger, for exchange in accordance with this Section 2.5 through the Exchange Agent, cash in the amount of the aggregate Merger Consideration payable to such holders of Company Stock pursuant to Section 2.2 in exchange for their shares of Company Stock (collectively, the “Exchange Fund”). Such amounts may be invested by the Exchange Agent as directed by Merger Sub or, after the Effective Time of the Merger, the Surviving Corporation; provided that such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b)           Parent shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of shares of Company Stock which are represented by (x) a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Stock (the “Certificates”) or (y) an entry to that effect in the shareholder records maintained on behalf of Company by the Company stock transfer agent (the “Book Entry Shares”), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or authorizing transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, or authorizing transfer of Book Entry Shares, together with such letter of transmittal, duly executed, the holder of such shares of Company Stock shall be entitled to receive in exchange therefor the amount of the Merger Consideration which such holder has the right to receive pursuant to Section 2.2 hereof (less any withholding Taxes pursuant to Section 2.11), and any Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate and any Book Entry Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or transfer of the Book Entry Shares, as the case may be, as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Stock that are not Book Entry Shares should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder shall, if required by Parent or Exchange Agent, deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to Parent and shall be entitled to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 2.2 hereof (less any withholding Taxes pursuant to Section 2.11).

          (c)           No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the Merger Consideration payable in respect thereof. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not applicable.

          (d)           If, after the Effective Time of the Merger, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement, subject to the other provisions of this Article 2.

          (e)           Any portion of the Exchange Fund which remains undistributed to the former stockholders of Company following the passage of twelve months after the Effective Time of the Merger shall be delivered (together with any income received with respect thereto) to the Surviving Corporation, upon demand, and any former stockholders of Company who have not theretofore complied with this Section 2.5 shall thereafter look only to the Surviving Corporation and/or Parent, subject to any applicable abandoned property, escheat or similar law, only as general creditors thereof for payment of their claim for the Merger Consideration payable in consideration for any Certificate or transfer of any Book Entry Shares.

          (f)           Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interests of any Person previously entitled thereto. Except as otherwise required by law, none of the Exchange Agent, Parent, Company or the Surviving Corporation shall be liable to any former holder of shares of Company Stock or any other Person for any consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.6          Adjustments. If after the date hereof and on or prior to the Effective Date of the Merger, the outstanding shares of Company Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.

          2.7          Directors of Surviving Corporation. At the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

          2.8          Executive Officers of Surviving Corporation. At the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

          2.9          No Further Ownership Rights in Stock. All Merger Consideration delivered upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to ownership of such shares of stock. At and after the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time of the Merger, and upon delivery of the Merger Consideration upon surrender for exchange of Company Stock, each such share of Company Stock shall be canceled.

          2.10        Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Company as in effect immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger and by virtue of the Merger, be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time of the Merger, except that Article 1 thereof shall be amended and restated to read “The name of the corporation is CNS, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any further action on the part of Company or Merger Sub, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by law.

          2.11        Withholding Taxes. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct, withhold and transmit to the proper tax authorities from the consideration otherwise payable to any former holder of shares of Company Stock or Company Stock Options pursuant to this Agreement any stock transfer Taxes and such amounts as are required to be withheld under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and transmitted, such withheld and transmitted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the share of Company Stock or Company Stock Option in respect of which such deduction and withholding was made.

ARTICLE 3.
THE CLOSING

          3.1          Closing Date. The closing of the Merger provided for in Article 2 of this Agreement (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY, at 10:00 a.m. New York City time, on the date which is no later than the second Business Day following the day on which the last of the conditions specified in Articles 9, 10 and 11 (excluding, for purposes of this Section 3.1, conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the fulfillment of such conditions at the Closing) have been fulfilled or waived (if permissible), or such other date or at such other place as the parties may agree upon in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

          3.2          Certificate of Merger. Subject to the provisions of this Agreement, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be duly prepared and executed in such form as required by and in accordance with the relevant provisions of the DGCL and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date.

          3.3          Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company; or (b) otherwise carry out the provisions of this Agreement, Company and the officers and directors of Company shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney, and the Surviving Corporation and the officers and directors of the Surviving Corporation shall be authorized in the name of and on behalf of Company to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF COMPANY

          The following representations and warranties by Company to Parent and Merger Sub are qualified by reference to the correspondingly numbered section of the Company Disclosure Letter; provided, however, that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Letter. The inclusion of any item in such Company Disclosure Letter shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, individually or in the aggregate, a Material Adverse Effect. Subject to the preceding sentences of this paragraph, Company hereby represents and warrants to Parent and Merger Sub as follows:

          4.1          Incorporation, Standing and Power. Company has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Company has delivered to Parent true and correct copies of the Company’s Certificate of Incorporation and Bylaws, as currently in effect.

          4.2          Capitalization.

          (a)           The authorized capital stock of Company consists of 50,000,000 shares of Company Stock, and 8,484,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on September 30, 2006 (the “Capitalization Date”), 19,294,570 shares of Company Stock were issued and outstanding, 5,285,050 shares of Company Stock were held in the treasury of Company, and no shares of Preferred Stock were issued or outstanding. All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable federal and state securities laws, rules and regulations. From the close of business on the Capitalization Date through the date of this Agreement, (i) no Company Stock Options or other options to acquire shares of Company Stock or Preferred Stock have been granted, and

(ii) no shares of Company Stock or Preferred Stock have been issued or become outstanding, or have been sold or transferred from the treasury of the Company, except Company Stock issued or sold from treasury pursuant to the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms.

          (b)           Except for Company Stock Options covering (as of the close of business on the Capitalization Date) 1,549,539 shares of Company Stock granted pursuant to the Company Stock Option Plans (estimating the number of shares granted pursuant to the ESPP assuming all payroll withholding through the end of the phase (as described in the ESPP) ending December 31, 2006 is used to purchase shares at an exercise price based on the fair market value of a share of Company Stock at the Commencement Date of the current phase, determined in accordance with the ESPP), there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock or Preferred Stock nor any securities convertible into such stock, nor any rights to acquire from Company issued or unissued capital stock of Company, and Company is not obligated to issue any additional shares of its capital stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Section 4.2(b) of the Company Disclosure Schedule sets forth a list (the “Company Option List”) as of the Capitalization Date setting forth the name of each holder of a Company Stock Option (excluding outstanding options under the ESPP), the number of shares of Company Stock covered by each such option, the vesting schedule of each such option, the exercise price per share and the expiration date of each such option.

          (c)           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote are issued and outstanding. Except in respect of the issuance of Company Stock upon the exercise of Company Stock Options, there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any options, warrants or other rights in or with respect to the Company Stock or Preferred Stock or any securities convertible into such stock (other than with respect to the payment of or withholding of shares to cover the exercise price or statutory tax withholding as permitted under the terms of the applicable Company Stock Options or as expressly provided in Section 12.2 and Section 12.3).

          4.3          Subsidiaries. Company does not have any Subsidiaries and does not own, directly or indirectly, beneficially or of record, an equity interest in any Person, except as set forth in Section 4.3 of the Company Disclosure Letter.

          4.4          Financial Statements.

          (a)           Company has previously furnished to Parent a copy of the Financial Statements of Company. The Financial Statements of Company: (a) present fairly, in all material respects, the financial condition of Company as of the respective dates indicated and its statements of operations and changes in stockholders’ equity and cash flows, for the respective periods then ended (subject, in the case of unaudited Financial Statements, to normal year-end adjustments in accordance with GAAP); and (b) have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated in the notes thereto).

          (b)           Company’s adjusted gross sales (as defined in Section 4.4(b) of the Company Disclosure Letter) of Breathe Right Domestic (U.S.) and Fiber Choice for the fiscal quarter ended September 30, 2006, as used in calculating net sales set forth in the unaudited financial statements of Company prepared in accordance with GAAP and contained in Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, when filed, will not be materially less than the adjusted gross sales for such products as set forth in Section 4.4(b) of the Company Disclosure Letter.

          4.5          Reports and Filings.

          (a)           Company has filed or otherwise furnished all required forms, reports, proxy statements, schedules, registration statements, certifications and other documents with the SEC since March 31, 2003 (including all amendments and supplements thereto filed prior to the date hereof, the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, when filed (or, to the extent superseded or amended by a Company SEC Document filed subsequently and prior to the date hereof, at the date of such subsequent filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

          (b)           Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002, and at the time of filing or submission of each such certification, such certification was true and accurate. To the knowledge of the Company, its chief executive officer and chief financial officer reasonably expect to give such certifications when next due.

          (c)           Except as set forth in Section 4.5(c) of the Company Disclosure Letter, since March 31, 2003, neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

          (d)           Company has designed and maintains disclosure controls and procedures to ensure that material information relating to Company is made known to the chief executive officer and the chief financial officer of Company by others within the Company. As of the date hereof, to the knowledge of Company, Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. In connection with the preparation and filing of its Form 10-Q for the fiscal quarter ended June 30, 2006, the Company disclosed, based on its most recent evaluation prior to the date thereof, to Company’s auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

          4.6          Authority of Company. The execution and delivery by Company of this Agreement and, subject to obtaining the Company Requisite Vote, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company including, without limitation, the vote of the Board of Directors of Company (which vote was unanimous) approving and declaring advisable this Agreement and the Merger, including the agreement of merger (within the meaning of Section 251 of the DGCL) contained herein. The Board of Directors has unanimously resolved to recommend that the stockholders of Company adopt the agreement of merger (within the meaning of Section 251 of the DGCL) at the Company Stockholders’ Meeting, which resolutions have not as of the date of this Agreement been subsequently rescinded or modified. This Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Section 4.6 of the Company Disclosure Letter, neither the execution and delivery by Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Certificate of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default, or event that with notice or lapse of time or both would become a default (or give rise to any rights of termination, cancellation or acceleration, or unilateral rights to amend, or any right to acquire any securities or assets, or any loss of benefit), under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation (each, a “Contract”) to which Company is a party or by which Company or any of its properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Company; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its properties or assets, except with respect to clauses (b), (c) and (d), for such violations, breaches, defaults or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Company is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger or the other transactions contemplated hereby or thereby, except (i) under the Exchange Act (including the filing of the Proxy Statement with the SEC) and the rules and regulations promulgated thereunder; (ii) applicable filings, notifications, approvals or consents under the HSR Act; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with relevant authorities of other states in which the Company is qualified to do business.

          4.7          Insurance. Set forth in Section 4.7 of the Company Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by Company and which are in force on the date hereof. Such policies and bonds provide coverage on such terms and of such kinds and amounts as is reasonable and customary for businesses of the type conducted by Company. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Company is not in default under any such policy or bond which is material to the operations of Company and all material claims thereunder have been filed in a timely fashion.

          4.8          Personal Property. Company has good and valid title to all its material properties and assets owned or stated to be owned by Company in the last audited balance sheet included in the Financial Statements of Company or acquired after the date thereof, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Company; (b) for Encumbrances for current taxes not yet due; or (c) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Company.

          4.9          Real Estate. Company owns no real property. Company has a valid leasehold interest in all material real property leased, used or occupied by the Company, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease as in effect on the date hereof; (b) for current taxes not yet due and payable; and (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property. Company is in possession of the properties purported to be so leased, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor. Company has made available to Parent complete and correct copies of all leases relating to such real property, including all amendments, supplements, side letters and other modifications thereto.

          4.10        Litigation. Section 4.10 of the Company Disclosure Letter sets forth each suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened in writing against or affecting Company. Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened against or affecting Company that would, individually or in the aggregate, have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Company having or that would have, individually or in the aggregate, a Material Adverse Effect. There are no material judgments, decrees, stipulations or orders against Company or enjoining its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

          4.11        Taxes. Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect:

          (a)           Except as set forth in Section 4.11(a) of the Company Disclosure Letter, (i) all Tax Returns required to be filed by or on behalf of Company or the Affiliated Group(s) of which Company is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct; (ii) all Taxes due and payable by or on behalf of Company, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP consistently applied on the Company balance sheet, and adequate reserves or accruals for Taxes have been provided in the Company balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Company or any Affiliated Group(s) of which it is or was a member, nor has any closing agreement pursuant to Section 7121 of the Code been received or entered into by or with respect to Company.

          (b)           Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from any payments, salaries, wages or other compensation paid to any employee or independent contractor, shareholder or other Person and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (c)           Company has furnished to Parent true and correct copies of (i) all income or franchise Tax Returns of Company relating to all taxable periods beginning after March 31, 2001; and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Company with respect to its income, assets or operations.

          (d)           Except as set forth in Section 4.11(d) of the Company Disclosure Letter, no written claim has been made by a taxing authority in a jurisdiction where Company does not file an income or franchise Tax Return such that Company is or may be subject to taxation by that jurisdiction.

          (e)           Except as set forth in Section 4.11(e) of the Company Disclosure Letter, (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Company have been fully paid and, to the Company’s knowledge, there are no other audits or investigations by any taxing authority in progress, nor has Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Company for any subsequent taxable period.

          (f)           Company is not a party to any tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.

          (g)           Company has not been a member of an Affiliated Group (other than a group whose common parent was Company).

          (h)           Company has no liability for the Taxes of any Person (other than the Company) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (i)           Company has no requests for rulings in respect of Taxes pending between Company and any taxing authority.

          (j)           Except as set forth in Section 4.11(j) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (k)           There are no Encumbrances as a result of any due and unpaid Taxes upon any of the assets of Company.

          (l)           Company does not, and did not, “participate” in a “reportable transaction” (as those terms are defined in section 1.6011-4 of the Treasury Regulations).

          (m)         Company was not on any “determination date” (as defined in section 1.897-2(c) of the Treasury Regulations) that occurred since March 31, 2001, is not, and will not be at the Closing, a United States Real Property Holding Corporation within the meaning of Section 897 of the Code.

          4.12        Compliance with Charter Provisions and Laws and Regulations.

          (a)           Company is not (and since March 31, 2001 has not been) in default under or in breach or violation of (i) any provision of its Certificate of Incorporation, as amended, or Bylaws, as amended, or (ii) any order, writ, injunction, law, ordinance, rule or regulation promulgated by any Governmental Entity (including any of the foregoing enforced by the United States Food and Drug Administration and comparable foreign Governmental Entities and including the Nutrition Labeling and Education Act of

1990 and the Dietary Supplement Health and Education Act of 1994) except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company is pending or threatened, other than, in each case, those which, individually or in the aggregate, would not have a Material Adverse Effect.

          (b)           To Company’s knowledge, except as would not, individually or in the aggregate, give rise to a Material Adverse Effect, (i) Company is and has been in compliance with all Environmental Regulations; (ii) there are no Tanks on or about Company Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Company Property; and (iv) without limiting Section 4.10 hereof or the foregoing representations and warranties contained in clauses (i) through (iii), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof related to any Environmental Regulation pending against Company or any Person whose liability Company has assumed or retained by Contract or operation of law and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Company or Company Property that is reasonably expected to give rise to liability to Company under any Environmental Regulations. For purposes of this Agreement, the term “Environmental Regulations” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Company Property” shall mean real estate currently owned or leased or otherwise used or occupied by Company. “Tank” shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance: (1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (2) which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws; (3) comparable laws of other jurisdictions or orders and regulations thereunder; or (4) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (5) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.

          (c)           To the knowledge of Company, the marketed products of Company are and have been developed, tested, manufactured and stored by Company in compliance with the U.S. Federal Food, Drug, and Cosmetic Act and applicable regulations promulgated thereunder, and with all similar foreign laws, rules and regulations applicable to Company or its products, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. Since March 31, 2001, there have not been any recalls, whether voluntary or otherwise, of products manufactured, distributed or sold by Company.

          4.13        Employees. There are no controversies pending or, to the Company’s knowledge, threatened between Company and any of its employees that could reasonably be expected to have a Material Adverse Effect. Company is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which any of its employees belong, and no such collective bargaining agreement is currently being negotiated by or on behalf of Company. To the knowledge of Company, no activities or proceedings of any labor organization to organize or attempt to organize any of its employees are pending.

          4.14        Brokers and Finders. Except for the obligation to Sawaya Segalas set forth in the Sawaya Segalas Agreement, a complete and correct copy of which has been delivered to Parent prior to the date of this Agreement, Company is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

          4.15        Scheduled Contracts. Except as set forth in Section 4.15 of the Company Disclosure Letter (each item listed or required to be listed in such Company Disclosure Letter being referred to herein as a “Scheduled Contract”), as of the date hereof, Company is not a party or otherwise subject to:

          (a)           any employment, deferred compensation, bonus or consulting Contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Company and is not terminable by Company within one year without penalty or (ii) requires payment by Company of (or under which such payments are reasonably expected to be) $100,000 or more per annum;

          (b)           any advertising, brokerage, distributor, representative or agency relationship or Contract requiring payment by or to Company of (or under which such payments are reasonably expected to be) $100,000 or more per annum (other than sales orders entered into in the ordinary course of business consistent with past practice);

          (c)           any Contract that restricts Company (or would restrict any Affiliate of Company or the Surviving Corporation (including Merger Sub and its Subsidiaries after the Effective Time of the Merger) from competing in any line of business, in any distribution or sales channel, with any Person or product, or in any geographic area;

          (d)           any lease of real or personal property providing for annual lease payments by or to Company in excess of $100,000 per annum (other than sales orders entered into in the ordinary course of business consistent with past practice);

          (e)           any (i) license agreement granting any right to use or practice any right under Intellectual Property (whether as licensor or licensee) (other than sales orders entered into in the ordinary course of business consistent with past practice) or (ii) Contract involving the payment of royalties or other amounts exceeding, or that would reasonably be expected to exceed, $100,000 per annum calculated based upon the revenues or income of Company or income or revenues related to any product of Company;

          (f)           any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or similar Contract providing benefits to any present or former employees, officers or directors of Company;

          (g)           any Contract to acquire equipment or any commitment to make capital expenditures of $250,000 or more;

          (h)           other than Contracts entered into in the ordinary course of business for the sale of inventory, any Contract for the sale of any material property or assets in which Company has an ownership interest or for the grant of any Encumbrance on any such property or asset, in each case involving consideration in excess of $100,000 individually or $250,000 in the aggregate;

          (i)           any Contract for the borrowing of any money and any guaranty agreement;

          (j)           any Contract pursuant to which Company has an obligation (contingent or otherwise) to make an investment in or extension of credit to any Person or any partnership or joint venture agreement;

          (k)           any material Contract which would be terminable other than by Company as a result of the consummation of the transactions contemplated by this Agreement or agreement that would prevent, materially delay or materially impede Company’s ability to consummate the transactions contemplated by this Agreement;

          (l)           other than Contracts entered into in the ordinary course of business, any other Contract of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $100,000 or more to or by Company; or

          (m)         any Contract that would be required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

          Complete, correct and unredacted copies of all Scheduled Contracts, including all amendments, supplements and other modifications thereto, have been delivered or made available to Parent.

          4.16        Performance of Obligations. Each of the Scheduled Contracts is valid and binding on Company and, to the knowledge of Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, have a Material Adverse Effect. Company has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, except where such failure of performance, breach or default would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, to Company’s knowledge, no party to any Scheduled Contract is in default thereunder, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default.

Since September 28, 2006, Company has not waived or amended, or caused to be waived or amended, the terms of any contractual “standstill” restriction applicable to a third party with respect to the Company.

          4.17        Certain Material Changes. Since March 31, 2006 and prior to the date hereof, Company has conducted its business in the ordinary course consistent with past practice, except for the negotiation of and entry into this Agreement. Except as set forth on Section 4.17 of the Company Disclosure Letter, since March 31, 2006 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a)           any change in methods of accounting or accounting practices, business, or manner of conducting business, of Company or any other event or development that has had or would have, individually or in the aggregate, a Material Adverse Effect;

          (b)           any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or would have a Material Adverse Effect;

          (c)           any amendment, modification or termination of any existing, or entry into any new Contract or permit that has had or would have a Material Adverse Effect;

          (d)           any disposition by Company of an asset the lack of which has had or would have a Material Adverse Effect; or

          (e)           any direct or indirect redemption, purchase or other acquisition by Company of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Company Stock whether consisting of money, other personal property, real property or other things of value (except for the declaration by the Board of Directors of Company of a regular quarterly cash dividends of seven cents per share of Company Stock, payable on June 9, 2006 and September 8, 2006 to Company stockholders of record as of May 26, 2006 and August 25, 2006, respectively, and the payment of such dividends).

          4.18        Licenses and Permits. Company has all material licenses and permits that are necessary for the conduct of its business, and such licenses and permits are in full force and effect in all material respects. The respective properties, assets, operations and businesses of Company are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. No proceeding is pending or, to the knowledge of Company, threatened by any Governmental Entity which seeks to revoke or limit any such licenses or permits. Except for any failures to be in compliance that would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Company, any third party that is a manufacturer or contractor for Company is in compliance with all licenses and permits from the United States Food and Drug Administration and comparable foreign Governmental Entities insofar as the same pertain to the manufacture of product components or products for Company. To the knowledge of Company, no proceeding, inquiry or investigation by any Governmental Entity is pending or threatened against any third party that is a manufacturer or contractor for Company, which threatens to revoke or limit any such licenses or permits or that otherwise would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the manufacture of product components or products for Company.

          4.19        Undisclosed Liabilities. Except for liabilities or obligations which, individually or in the aggregate, do not and would not have a Material Adverse Effect, Company has no liabilities or obligations, either accrued or contingent, of any nature that have not been: (a) reflected or disclosed in the Financial Statements of Company; (b) incurred subsequent to March 31, 2006 in the ordinary course of business consistent with past practices; or (c) disclosed in Section 4.19 of the Company Disclosure

Letter or Company SEC Documents filed after March 31, 2006 and prior to the date of this Agreement (to the extent it is reasonably apparent on the face of such Company SEC Documents that such disclosure is applicable).

          4.20        Employee Benefit Plans.

          (a)           Company has previously made available to Parent copies of current documents constituting of each “employee benefit plan,” as defined in Section 3(3) of ERISA, of which Company or any member of the same controlled group of corporations, trades or businesses as Company within the meaning of Section 4001(a)(14) of ERISA (“ERISA Affiliates”) is a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of Company or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto, and Form 11-K, if applicable) and a summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the “Employee Plans,” and are listed in Section 4.20(a) of the Company Disclosure Letter. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code has received a favorable determination letter from the IRS and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code and Company knows of no fact that would materially adversely affect the qualified status of any such Employee Plan. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, except to the extent that such amendments that would retroactively cover any period prior to the Effective Time are not required to be adopted prior to the Effective Time.

          (b)           Company has previously made available to Parent copies or descriptions of each plan or arrangement maintained or otherwise contributed to by Company or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages and any benefit, in each case, required solely under the law of any state) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation, or insurance, savings, profit sharing, benefit, severance, change of control, retention, retirement, retiree medical or life insurance, group health, disability, workers’ compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of Company or any of its ERISA Affiliates. Such plans and arrangements are hereinafter collectively referred to as “Benefit Arrangements”), and are listed in Section 4.20(b) of the Company Disclosure Letter. Except as set forth in Section 4.20(b) of the Company Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Company since March 31, 2006, nor any employment, severance or similar contract entered into with any such employee, nor any material amendment to any such contract, since March 31, 2006.

          (c)           With respect to all Employee Plans and Benefit Arrangements, Company and its ERISA Affiliates are in compliance (other than noncompliance the cost or liability for which, individually or in the aggregate, would not have a Material Adverse Effect) with the terms of such Employee Plans and Benefit Arrangements, the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. There is no pending or, to the Company’s knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement, other than routine claims for benefits. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan that could subject the Company or any Person for whom the Company has an obligation to indemnity to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code (other than any such transaction the cost or liability of which would not have a Material Adverse Effect). No Employee Plan is subject to Title IV or Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. No “reportable event” as defined in ERISA has occurred with respect to any of the Employee Plans. All contributions, premiums and other payments required to be made to each of the Employee Plans or Benefit Arrangement under the terms of the Employee Plan, Benefit Arrangement and ERISA, the Code or any other applicable laws have been timely made. Except as required by law or as set forth in Section 4.20(c) of the Company Disclosure Letter, no condition or term under any Employee Plan or Benefit Arrangement exists which would prevent Parent, the Surviving Corporation or any of their Subsidiaries from terminating or amending any such Employee Plan or Benefit Arrangement at any time for any reason without liability to Parent, the Surviving Corporation or any of their Subsidiaries (other than reasonable administrative notice periods, ordinary administration expenses, reasonable administrative expenses related to the termination process, or routine claims for benefits) that, in the aggregate for all such liability under all such Employee Plans or Benefit Arrangements, would not exceed $100,000.

          (d)           Except as set forth in Section 4.20(d) of the Company Disclosure Letter, all Company Stock Options granted after March 31, 2004 and, to the knowledge of Company, prior to April 1, 2004, have been granted in compliance with (i) the terms of the applicable Company Stock Option Plans, (ii) applicable laws and (iii) the applicable provisions of Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and are accurately disclosed as required in (x) the Company SEC Documents and the Financial Statements of Company and (y) the Tax Returns of Company.

          (e)           Except as set forth in Section 4.20(e) of the Company Disclosure Letter or expressly provided in Article 12, neither the execution of this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Company; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or (iv) result in the failure of any amount to be deductible by reason of Section 280G of the Code.

          4.21        Corporate Records. The minute books of Company accurately reflect all material corporate actions taken since March 31, 2003 to this date by the respective stockholders, board of directors and committees of Company.

          4.22        Accounting Records. Company maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and maintains accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.23        Vote Required. The affirmative vote of the holders of a majority in combined voting power of the outstanding shares of Company Stock to adopt the “agreement of merger” (within the meaning of Section 251 of the DGCL) contained in this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

          4.24        Disclosure Documents and Applications. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or in any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement at the date it is first mailed to the stockholders of Company and at the time of the Company Stockholders’ Meeting (and at the date of any amendment thereof or supplement thereto as thereby supplemented or amended), contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement or in any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement.

          4.25        Intellectual Property.

          (a)           As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

          (b)           Section 4.25(b) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company (collectively, “Company Registered Marks”), the Company Disclosure Letter also sets forth an accurate and complete list of all Patents owned by the Company (collectively, the “Company Patents” and, together with the Company Registered Marks, the “Company Registered IP”). Except as set forth in the Company Disclosure Letter, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as set forth in the Company Disclosure Letter, the Company Registered IP relating to the Company’s existing products and products currently under development is valid, subsisting and, to the knowledge of the Company, enforceable, and no notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company. Except as set forth in the Company Disclosure Letter, and other than abandoned patent applications and/or closed patent application files, (i) the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid, except for any such actions and failures as would not, individually or in the aggregate, have a Material Adverse Effect.

          (c)           The Company owns or possesses adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company’s businesses as currently conducted and where the failure to own or possess such license or other valid rights to use such Intellectual Property would have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, none of the Intellectual Property owned by the Company is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company.

          (d)           The rights licensed under each agreement granting to the Company any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation on and after the Closing to the same extent in all material respects as by the Company prior to the Closing. No loss or expiration of any such agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Any and all license fees, royalties, or other amounts due with respect to any such licensed Intellectual Property licensed have been paid in full. The Company has not granted to any third party any exclusive rights under any Intellectual Property owned by the Company or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.

          (e)           The Company has taken reasonable steps to protect its rights in the Intellectual Property owned by the Company and maintain the confidentiality of all material Trade Secrets of the Company. The Intellectual Property owned by or validly licensed to the Company constitutes all the material Intellectual Property rights necessary for the conduct of the Company’s business as it is currently conducted.

          (f)           To the knowledge of the Company, none of the products or services distributed, sold or offered by the Company, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company, in any material respect, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction and, to the knowledge of the Company, the Company has not received any notice or claim asserting or suggesting in writing that any such infringement, misappropriation, violation, or dilution, unfair competition or trade practices has occurred. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, (i) no third party is, in any material respect, misappropriating or infringing any material Intellectual Property owned by the Company; and (ii) no third party has made any unauthorized disclosure of any material Trade Secrets of the Company.

          4.26        State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby, and taken such other actions, and such actions are sufficient, to render inapplicable to this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, all applicable state takeover statutes and any similar “fair price”, “takeover” or “interested stockholder” law, including Section 203 of the DGCL.

          4.27        Opinion of Sawaya Segalas. Company has received the written opinion of Sawaya Segalas, dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Stock, a complete copy of which opinion has been made available to Parent solely for informational purposes.

          4.28        Affiliate Transactions. No executive officer or director of Company or any Person owning 5% or more of the Company Stock is a party to any material Contract with or binding upon the Company or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing since March 31, 2006, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          4.29        Customers and Suppliers; Inventory.

          (a)           Section 4.29 of the Company Disclosure Letter sets forth the names of the ten largest customers of Company (as measured by revenue for the twelve-month period ended on March 31, 2006) and the ten largest suppliers of Company (as measured by aggregate cost of items or services purchased for the twelve-month period ended on March 31, 2006). As of the date of this Agreement, except as set forth in Section 4.29 of the Company Disclosure Letter, Company (i) is not involved in any material dispute with any such customer or supplier; and (ii) has not been notified in writing by any such customer or supplier that it intends to terminate or adversely alter the terms of its business with Company, except as would not have a Material Adverse Effect.

          (b)           Except for such reserves as are established on the Company’s balance sheet as of June 30, 2006 included in the Financial Statements of Company, all inventory of Company consisting of raw materials or packaging is usable in the ordinary course of business consistent with past practice, and all such inventory consisting of finished goods of Company is, and all such inventory consisting of work in process of the Company completed prior to the Effective Time will, upon completion, be of merchantable quality, meeting all contractual, United States Food and Drug Administration, and Nutrition Labeling and Education Act of 1990 requirements, and is, or in the case of work in process, will be, saleable in the ordinary course of business consistent with past practice, except for such failures of inventory to meet such standards or requirements as would not, individually or in the aggregate, have a Material Adverse Effect.

          4.30        No Additional Representations. The Company does not make, and has not made, any representations or warranties relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement that are made by the Company. Without limiting the generality of the foregoing, the Company has not made, and shall not be deemed to have made, any representations and warranties in any presentation of the business of the Company in connection with the transactions contemplated hereby and, accordingly, no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not, and shall not be deemed to be or to include, representations or warranties of the Company, except as provided in Section 4.4. No person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent hereby represents and warrants to Company as follows:

          5.1          Incorporation, Standing and Power. Parent has been duly organized, is validly existing and in good standing as a public limited company organized under the laws of England and Wales. Merger Sub has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Delaware. Merger Sub has conducted no business or operations and has no material liabilities other than its obligations under this Agreement.

          5.2          Authority. The execution and delivery by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. The execution and delivery by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. A wholly owned Subsidiary of Parent, as the sole stockholder of Merger Sub, has adopted the “agreement of merger” (within the meaning of Section 251 of the DGCL) contained in this Agreement. This Agreement is a valid and binding obligation of Parent and Merger Sub, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Parent and Merger Sub with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its respective governing documents; (b) constitute a breach of or result in a default, or event that with notice or lapse of time or both would become a default (or give rise to any rights of termination, cancellation, amendment or acceleration, or any right to acquire any securities or assets, or any loss of benefit), under any of the terms, conditions or provisions of any Contract to which Parent or any Subsidiary of Parent is a party, or by which Parent or any Subsidiary of Parent or any of its properties or assets is bound (except as would not, and would not reasonably be expected to, have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement); or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets (except as would not, and would not reasonably be expected to, have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement). No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Parent or any of its Subsidiaries is required in connection with the execution and delivery by Parent or Merger Sub of this Agreement, or the consummation by Parent and Merger Sub of the Merger or the transactions contemplated hereby, except (i) under the Exchange Act (including the filing of the Proxy Statement with the SEC) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws; (ii) applicable filings, notifications, approvals or consents under the HSR Act; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

          5.3          Financing. Parent has available sufficient cash or other liquid assets or financial resources which may be used to fund the Merger and perform its other obligations hereunder. Parent’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, or consent of any lender.

          5.4          Litigation. No claim, action, proceeding or investigation is pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries that would be reasonably likely to materially adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

          5.5          Ownership of Merger Sub. Merger Sub is an indirect, wholly owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

          5.6          Accuracy of Information Furnished for Company Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or in any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement at the date it is first mailed to the stockholders of Company and at the time of the Company Stockholders’ Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement or in any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement.

          5.7          No Additional Representations. Each of Parent and Merger Sub does not make, and has not made, any representations or warranties in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement that are made by Parent.

ARTICLE 6.
COVENANTS OF COMPANY PENDING EFFECTIVE TIME OF THE MERGER

          Company covenants and agrees with Parent and Merger Sub as follows:

          6.1          Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the earlier of the Effective Time of the Merger or the termination of the Agreement, except as expressly provided in this Agreement and subject to requirements of law and regulation, Company agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted, and Company shall not, without the prior written consent of Parent; which consent shall not be unreasonably withheld or delayed:

          (a)           issue, sell, encumber or grant (i) any Company Stock (except pursuant to the exercise of Company Stock Options outstanding as of the date hereof or Company Stock Options issued after the date hereof pursuant to the ESPP in accordance with Section 12.3), or (ii) (except pursuant to the ESPP in accordance with Section 12.3) any other securities (including long term debt) of Company, or any rights, stock appreciation rights, options or securities to acquire any Company Stock, or (iii) any other securities (including long term debt) of Company, or enter into any agreements to take any such actions;

          (b)           (i) declare, set aside or pay any dividend (except for the regular quarterly cash dividend declared prior to the date of this Agreement and described in Section 4.17(e)) or make any other distribution upon any of the capital stock of Company, or (ii) split, combine or reclassify any shares of capital stock or other securities of Company;

          (c)          purchase, redeem or otherwise acquire any capital stock or other securities of Company or any rights, options, or securities to acquire any capital stock or other securities of Company (other than the issuance of Company Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms and except as expressly provided in Section 12.2 or Section 12.3);

          (d)          except in accordance with Section 2.10 as may be required to effect the transactions contemplated herein, amend its Certificate of Incorporation or Bylaws;

          (e)          grant any general or uniform increase in the rate of pay of employees or employee benefits other than in the ordinary course of business consistent with past practice;

          (f)          except as required by law or by the terms of any Employee Plan or Benefit Arrangements in effect on the date hereof and disclosed in the Company Disclosure Letter, grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, other than, solely with respect to employees who are not officers or members of Company’s Board of Directors and are not party to an Executive Employment Agreement, (i) payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed in the Company Disclosure Letter, and (ii) increases in salary consistent with past practice to Persons eligible for such salary increases on the regularly scheduled review dates of their employment (provided that the percentage increase in salaries for all such Persons shall not exceed four percent on average from the salaries in effect on the date of this Agreement).

          (g)          (i) make any capital expenditure or commitments with respect thereto in excess of $100,000 in the aggregate, except for capital expenditures described in the capital expenditure budget set forth in Section 6.1(g) of the Company Disclosure Letter or (ii) materially increase the level of shipments to Company’s distributors except in the ordinary course of business and consistent with the organic growth of its business;

          (h)          compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or amend any federal, foreign, state or local tax return, or make any tax election that is inconsistent with Company’s current tax election practices;

          (i)           (i) change or make any tax elections or its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity or (ii) except as may be required as a result of a change in law or GAAP, change in any material respect any accounting, financial reporting, or inventory principle, practice, method or policy used by Company;

          (j)           grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or beneficial owner of 5% or more of the outstanding Company Stock, or any Affiliate or associate (as defined in Rule 12b-2 promulgated under the Exchange Act) of such Person;

          (k)          close or relocate any principal offices at which business is conducted or open any new principal offices;

          (l)           adopt or enter into any new employment agreement with any executive level employee or other employee benefit plan or arrangement or amend, modify or terminate any employment agreement or employee benefit plan or arrangement except as required by law;

          (m)           directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or directly or indirectly negotiate or have any discussions with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction, or agree to do any of the foregoing, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the “Representatives”) to take any such action, and will cause the Representatives not to take any such action, and Company shall promptly notify Parent (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters, including the identity of the offeror or Person making the request or inquiry. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Company and any Person other than Parent or any of its Affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 15% or more of the consolidated assets of Company; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Company; or a tender offer or exchange offer for at least 15% of the outstanding shares of Company; or any other acquisition in any manner of an equity interest representing a 15% or more economic or voting interest in Company, or of assets, securities or other ownership interests of or in Company representing 15% or more of the consolidated assets of Company. Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any of the foregoing, will immediately terminate any waiver of any standstill restriction previously granted to any Person (other than Parent) and will not waive any standstill restrictions against third parties. Company shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Company shall notify Parent (orally and in writing) within 48 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Company or any Representative. Notwithstanding any other provision in this Section 6.1(m), prior to the Company Stockholders’ Meeting, and subject to compliance with the other terms of this Section 6.1(m), and to first entering into a confidentiality agreement having confidentiality provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Directors of Company shall be permitted to engage in discussions or negotiations with, or provide any nonpublic information or data to (provided that such information or data also is given to Parent to the extent not previously given to Parent), any Person in response to an unsolicited bona fide written proposal for a Competing Transaction by such Person first made after the date hereof which the Board of Directors of Company concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to constitute a Superior Proposal (as defined below), or to recommend such Superior Proposal to the holders of Company Stock, if and only to the extent that the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Company and the Board of Directors of Company shall have given Parent (orally and in writing) at least 48 hours prior notice of its intent to do so before taking any such action; provided, further, that Company and the Board of Directors of Company shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis; provided, further, that the Board of Directors of Company shall not recommend any Superior Proposal to the holders of Company Stock except as permitted under Section 6.6, and only after Company shall first have complied with the procedures set forth in Section 6.6. For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited written proposal for a Competing Transaction which the Board of Directors concludes in good faith, after consultation with its financial advisor and its outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal as permitted under applicable law (i) is more favorable to the Company’s stockholders from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal” the term Competing Transaction shall have the meaning assigned to such term in this Section 6.1(m), except that the references to “15% or more” in the definition of Competing Transaction shall be deemed to be references to “a majority”. Nothing in this Section 6.1(m) shall prohibit Company or its Board of Directors from taking and disclosing to the Company stockholders a position with respect to a Competing Transaction to the extent required under the Exchange Act, or from making such disclosure to the Company stockholders which, after consultation with outside counsel, the Board determines is otherwise required under applicable law;

          (n)           grant any Person a power of attorney or similar authority;

          (o)           (i) make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices, (ii) acquire (whether by merger, consolidation, acquisition of securities or assets, or otherwise) any Person or other business organization or division thereof, in each case, with a value in excess of $100,000, or (iii) create any Subsidiary;

          (p)           terminate, amend or modify, or waive or assign any material rights or claims under, any Scheduled Contract or enter into any agreement or Contract that would be required to be a Scheduled Contract under Section 4.15; provided, that Company may renew an existing Scheduled Contract in the ordinary course of business on terms permitting Company to terminate upon no more than 60 days’ notice without any liability, penalty or premium and otherwise on substantially equivalent terms;

          (q)           sell, transfer, mortgage, encumber, lease or otherwise dispose of any assets or release or waive any claim, except (i) immaterial assets and claims having an aggregate value not exceeding $250,000 and (ii) sale of inventory in the ordinary course of business and consistent with past practices;

          (r)            take any action which would or could reasonably be expected to (i) adversely affect the ability of Parent or Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Parent’s or Company’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

          (s)           settle any claim, action or proceeding involving any liability for monetary damages in excess of $100,000 or enter into any settlement agreement containing material obligations;

          (t)            (i) incur or modify in any material respect the terms of any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for short-term borrowings made in the ordinary course at prevailing market rates and terms consistent with prior practice, or (ii) enter into any hedging, swap or off-balance sheet transaction for its own account, or enter into any arrangement having the economic effect of any of the foregoing;

          (u)           enter into any new line of business;

          (v)           engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

          (w)          agree or make any commitment to take any actions prohibited by this Section 6.1.

          6.2           Affirmative Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, Company shall:

          (a)           use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with customers, employees and others having business relationships with Company;

          (b)           use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Company and to timely pay all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP;

          (c)           use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on its business operations;

          (d)           perform its material contractual obligations and not become in material default on any such obligations;

          (e)           duly observe and conform in all material respects to all lawful requirements applicable to its business;

          (f)            maintain its assets and properties in good condition and repair, normal wear and tear excepted;

          (g)           file all Tax Returns required to be filed with any tax authority in accordance with all applicable laws, timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed and ensure that the Tax Returns will, as of the time of filing, be based on tax positions that have substantial support under all applicable laws; and

          (h)           promptly notify Parent regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Company, or any actual or threatened collection enforcement activity by any Tax authority with respect to tax liabilities of Company.

          6.3           Access to Information. Company will afford, upon reasonable notice, to Parent and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable Parent and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Company and the condition thereof and to update such examination at such intervals as Parent shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Company and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Company. Upon the request of Parent, and upon Parent’s execution and delivery of a customary waiver, Company will cause KPMG to provide reasonable access to representatives of Ernst & Young LLP, working on behalf of Parent, to auditors’ work papers with respect to the business and properties of Company, including tax accrual work papers prepared for Company during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys’ work product, and (b) books, records and documents that Company are legally obligated to keep confidential. All documents and information concerning Company so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public portions of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), shall be subject to the Confidentiality Agreement.

          6.4           Filings. Company agrees that through the Effective Time of the Merger, Company’s reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Governmental Entity will be filed timely and will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.5           Notices; Reports. Company will promptly notify Parent of any event of which Company obtains knowledge which has had or may have a Material Adverse Effect, or in the event that Company determines that it is unable to fulfill, or that any event has occurred which is reasonably likely to prevent the fulfillment of, any of the conditions to the performance of Parent’s obligations hereunder, as set forth in Articles 9 or 11 herein, and Company will furnish Parent (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of Company or committees thereof, any report by Company for submission to the Board of Directors of Company or committees thereof, provided, however, that Company need not furnish to Parent communications of Company’s legal counsel regarding Company’s rights and obligations under this Agreement or the transactions contemplated hereby, or other communication or incident to Company’s actions pursuant to Section 6.1(m) hereof (except as required by Section 6.1(m) or Section 6.6), or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys’ work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Company to its stockholders or other security holders, and all reports filed by Company with the SEC or other Governmental Entities, and (iii) such other existing reports as Parent may reasonably request relating to Company. No notification delivered pursuant to this Section 6.5 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.6            Company Stockholders’ Meeting. (a) As promptly as practicable after the execution of this Agreement, Company will take action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to duly call, give notice of, and convene and hold a meeting of its stockholders to consider and vote upon the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby (the “Company Stockholders’ Meeting”). The Board of Directors of Company shall recommend that its stockholders approve and adopt the “agreement of merger” (within the meaning of Section 251 of the DGCL) contained in this Agreement and the transactions contemplated hereby, including the Merger, and Company shall include in the Proxy Statement the recommendation of the Board of Directors of Company that the stockholders of Company vote in favor of the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) and the transactions contemplated by this Agreement (the “Board Recommendation”); provided, however, that the Board of Directors of Company may withdraw, modify or change the Board Recommendation if the Board determines in good faith, following consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, further, that (x) the Board of Directors of Company may not withdraw, modify or change the Board Recommendation until it has given Parent at least five Business Days’ notice of its intention to take such action (and after giving Parent notice of the latest material terms, conditions and third party to any pending proposal for a Competing Transaction) and then taking into account any amendment or modification to this Agreement or the transactions contemplated hereby proposed by Parent, in writing, and (y) if the Board of Directors of Company gives notice pursuant to clause (x) within five Business Days of the date of the Company Stockholders’ Meeting, Company shall, subject to the requirements of applicable law, postpone the Company Stockholders’ Meeting to a date and time to ensure that Parent has five Business Days’ notice of any such proposed withdrawal, modification or change prior to the Company Stockholders’ Meeting. Subject to the provisos of the immediately preceding sentence, Company will use its commercially reasonable efforts to obtain the Company Requisite Vote.

          6.7            Proxy Statement. Company will promptly prepare or cause to be prepared and file with the SEC the Proxy Statement in preliminary form, and further agrees to provide any information requested by Parent for the preparation of any applications necessary to consummate the transactions contemplated hereby. Company shall afford Parent a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. Parent and Company will cooperate and consult with each other in the preparation of the Proxy Statement, and Company shall provide Parent with copies of all correspondence between Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Company covenants and agrees that, with respect to the information relating to Company, the Proxy Statement will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to Company’s stockholders as soon as practicable after the Proxy Statement is cleared by the SEC. Company will use its commercially reasonable efforts to assist Parent in obtaining all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

ARTICLE 7.
COVENANTS OF PARENT AND MERGER SUB

          Parent and Merger Sub covenant and agree with Company as follows:

          7.1            Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as expressly provided in this Agreement, each of Parent and its controlled Subsidiaries shall not, without the prior written consent of Company, which consent Company shall not unreasonably withhold or delay:

          (a)            take any action which would or is reasonably likely to (i) adversely affect the ability of Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Parent’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company’s or Parent’s obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied; or

          (b)            agree or make any commitment to take any actions prohibited by this Section 7.1.

          7.2            Applications. Except with respect to filings and submissions that are the subject of Section 8.1, Parent will, as promptly as practicable, prepare and file in final form or cause to be prepared and filed in final form (it being recognized that applicable Governmental Entities may require supplemental filings after such filing in final form) any applications under applicable law necessary to consummate the transactions contemplated hereby. Parent shall afford Company a reasonable opportunity to review all such applications (except for the confidential portions thereof) and all amendments and supplements thereto before the filing thereof.

          7.3            Notices; Reports. Parent will promptly notify Company in the event that Parent determines that it is unable to fulfill, or that any event has occurred which is reasonably likely to prevent the fulfillment of, any of the conditions to the performance of Company’s obligations hereunder, as set forth in Articles 9 or 10 herein. No notification delivered pursuant to this Section 7.3 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          7.4            Indemnification and Directors’ and Officers’ Insurance.

          (a)            From and after the Effective Time of the Merger, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director or employee of Company (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent based on or arising out of the fact that such person is or was a director or officer of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s

Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors or officers of Company, but only to the extent such agreements are listed in Section 7.4(a) of the Company Disclosure Letter (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is ultimately and finally determined after all appeals are exhausted that such Person is not entitled to indemnification), and Parent shall guarantee performance of such obligations by the Surviving Corporation.

          (b)            For a period of six years after the Effective Time of the Merger, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of, or Parent may elect instead to maintain pursuant to Parent’s policies, at least the same coverage, amounts and retentions containing terms and conditions which in the aggregate are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time of the Merger; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premiums paid by Company prior to the date hereof to maintain its current policies (which are equal to $174,375 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

          (c)            The Indemnified Liabilities shall include all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.4.

          (d)            The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation of individuals who were directors and officers of Company prior to the Effective Time than are set forth in Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, unless such a modification is required by applicable law. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

          (e)            The provisions of this Section 7.4, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have or contract or otherwise.

ARTICLE 8.
ADDITIONAL COVENANTS

          The parties hereto hereby mutually covenant and agree with each other as follows:

          8.1            HSR Matters. Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Upon the terms and subject to the conditions set forth in this Agreement, each party hereby agrees to use its commercially reasonable efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to use its commercially reasonable efforts to respond promptly to all investigatory requests as may be made by the government under the HSR Act in connection with the transactions contemplated hereby. In the event that a Request for Additional Information is issued under the HSR Act, each party agrees to use its commercially reasonable efforts to furnish all information required and to comply substantially with such Request as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence. Each party will keep the other party apprized of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. All filing fees to be paid by Parent, Merger Sub or Company in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid by Parent. To the extent any other antitrust or similar notification or consent is required from any other Governmental Entity, such filings and costs shall be undertaken and borne by Parent.

          8.2            Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

          8.3            Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by Parent or Company unless the other party shall have provided its prior consent (which shall not be unreasonably withheld, delayed or conditioned) to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such party’s disclosure obligations imposed by law, in which case the party required to make such disclosure shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such disclosure prior to the time of its issuance.

ARTICLE 9.
CONDITIONS PRECEDENT TO THE MERGER

          The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

          9.1            Stockholder Approval. The Company Requisite Vote shall have been obtained.

          9.2            No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement.

          9.3            HSR Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

ARTICLE 10.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY

          All of the obligations of Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Company:

          10.1          Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Parent or Merger Sub on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Parent contained in Article 5 hereof shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have or reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations hereunder or to consummate the transactions contemplated hereby, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all materiality qualifications contained in such representations and warranties shall be disregarded).

          10.2          Officers’ Certificate. There shall have been delivered to Company on the Closing Date a certificate executed by an officer of Parent and Merger Sub certifying, to the best of their knowledge, compliance with all of the provisions of Section 10.1.

ARTICLE 11.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

          All of the obligations of Parent and Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Parent:

          11.1          Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Company at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Company contained in Article 4 hereof (other than the representations and warranties contained in Sections 4.2 and 4.3) shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded). Each of the representations and warranties of Company contained in Sections 4.2 and 4.3 shall have been true and correct in all but insignificant respects on and as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) on and as of the Closing Date.

          11.2          Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Company.

          11.3          Officers’ Certificate. There shall have been delivered to Parent on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Company certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.1 and 11.2.

          11.4          Company Dissenting Shares. The number of shares of Company Stock which constitute Company Dissenting Shares shall not exceed 10% of the Company Stock issued and outstanding as of the Closing Date.

ARTICLE 12.
EMPLOYEE BENEFITS

          12.1          Employee Benefits.

          (a)             Following the Effective Time of the Merger until the first anniversary of the Closing Date, employees of Company may continue in the Company Employee Plans and Benefit Arrangements (other than equity-based plans or arrangements) or shall become eligible for the employee benefit plans and benefit arrangements of Parent (including, without limitation, the medical, dental, short and long term disability, life insurance, cafeteria plan, paid time off and 401(k) Plan, including any matching contributions) on the same terms as such plans and arrangements are generally offered from time to time to employees of Parent in comparable positions with Parent, it being understood that, except as otherwise provided in this Section 12.1 or under the terms of any such Company Employee Plan or Benefit Arrangement, Parent shall be entitled from time to time to modify, terminate or supplement any such employee plans or benefit arrangements or to substitute new employee plans or benefit arrangements for such employee plans or benefit arrangements in the exercise of their business judgment.

          (b)             With respect to any employee plans and benefit arrangements of Parent in which any employees of Company first become eligible to participate on or after the Effective Time of the Merger (“New Plans”), Parent shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, except to the extent such conditions or exclusions would have been recognized under the Company Employee Plans or Benefit Arrangements, (ii) recognize service of the employees of Company credited by Company prior to the Effective Time of the Merger for purposes of eligibility and vesting under the New Plans, other than retiree medical plans (and not for purposes of benefit accrual under any employee defined benefit pension plans), and (iii) credit any deductibles, co-payments or other out-of-pocket expenses for the benefit plan year for each employee and dependent recognized or recognizable under the Company Employee Plans or Benefit Arrangements. Entitlement to Paid Time Off (PTO) of employees of Company accrued as of the Effective Time of the Merger shall not be reduced.

          (c)             (i) Parent agrees that as promptly as practicable (but no later than 45 days) after the Effective Time of the Merger, the Parent will cause the Surviving Corporation to pay or provide to those persons eligible to participate in the Company’s Fiscal 2007 Incentive Plan and employed by Company on the Effective Time of the Merger (and waiving any other employment related condition under the Incentive Plan), (A) the cash incentive payment under Company’s Fiscal 2007 Incentive Plan determined (x) based upon eligible earnings of each employee for the fiscal year through the Effective Time of the Merger, (y) as if the last day of the month prior to the Effective Time of the Merger were the last day of the performance period under such plan (“Adjusted Performance Period”) and (z) based upon the actual achievement during the Adjusted Performance Period of the following measures, as applicable: (i) net sales growth for the Adjusted Performance Period as a percentage over actual sales for the comparable period in fiscal year 2006; (ii) operating income for completed months in the Adjusted Performance Period as a percentage of the projected operating income for the same months as determined under the Company’s operating plan for fiscal year 2007; and (iii) growth pipeline objectives based on actual achievement of key milestones or actual results to the extent that the planned completion of the applicable objective is prior to the Effective Time of the Merger; provided, that if the Effective Time of the Merger occurs on or prior to December 31, 2006, then for purposes of clause (z)(ii) above, the last day of the Adjusted Performance Period shall be deemed to be December 31, 2006, and (B) the additional matching contribution to the Company’s 401(k) Plan based upon the cash incentive plan performance determined under clause (A) above. In determining the measures under the Company’s Fiscal 2007 Incentive Plan in the preceding sentence, the Company shall exclude any expenses in connection with or arising out of the transactions contemplated by this Agreement. Nothing in this Section will reduce any rights any employee may have under the employee’s Executive Employment Agreement, except that, as a condition of receiving the payment under clause (A) of this subparagraph (i), the employee must waive any rights to receive any duplicate payment of a pro-rata bonus or other payment duplicative of the payments described in clauses (A) and (B) of this subparagraph (i) otherwise payable under any Executive Employment Agreements, any Employee Plan or Benefit Arrangement, or otherwise.

                            (ii)          Parent agrees that those persons who were employees of Company who remain as employees of Parent or the Surviving Corporation after the Effective Time of the Merger will be entitled to participate in annual cash incentive performance programs generally offered to employees of Parent (to the extent that such programs are offered from time to time by Parent) on the same terms as such programs are generally offered from time to time to employees in comparable positions with Parent.

          (d)              (i) For a period until the first anniversary of the Effective Time, Parent will cause the Surviving Corporation to pay and provide to employees of Company whose employment terminates on or after the Effective Date of the Merger severance benefits and other required benefits under conditions and in amounts that are no less favorable to the employee than those in the Company’s Severance Pay Plan as in effect as of the Effective Time of the Merger. Any such severance and other benefits under the Company’s Severance Pay Plan shall be in addition to, and shall not be reduced or offset by any notice pay, severance pay or pay in lieu of notice required under any federal or state statute or regulation.

                    (ii)          Parent will cause the Surviving Corporation to assume and perform all of the obligations of Company under the terms of the Executive Employment Agreements and to pay and provide to Employees of the Company whose employment terminates on or after the Effective Date and who, as a result, become eligible for benefits under the terms of the Executive Employment Agreements, each and every benefit to which the employee is entitled under the terms of the Executive Employment Agreements.

                    (iii)          In the event Section 409A(a)(1)(B) of the Code requires a deferral of any payment to an employee who is a “key employee” as that term is defined in Code 409A, such payment shall be accumulated and paid in a single lump sum on the earliest date permitted by Code 409A, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) and in effect as of the date the payment should otherwise have been made.

          12.2        Company Stock Options and the Company Stock Option Plans.

          (a)           As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall take such actions as are required to: (i) provide that each outstanding Company Stock Option shall automatically accelerate so that each such Company Stock Option shall, immediately prior to the Effective Time of the Merger, become fully vested and fully exercisable for all the shares of Company Stock at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such shares as fully vested shares of Company Stock and (ii) provide that, upon the Effective Time of the Merger, all outstanding Company Stock Options, to the extent not exercised immediately prior to the Effective Time of the Merger, shall be cancelled (and each holder of a Company Stock Option shall cease to have any rights with respect thereto except as provided in this Section 12.2(a)(ii)) in exchange for a cash payment by Company of an amount equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Company Stock Option.

          (b)          All amounts payable pursuant to this Section 12.2 shall be subject to any required withholding of Taxes and shall be paid without interest.

          (c)          The Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to delete as of the Effective Time of the Merger the provision in any other Benefit Arrangements of Company providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company and to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Arrangement shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation.

          (d)          The provisions of this Section 12.2 shall not apply to Company Stock Options granted pursuant to Company’s 1989 Employee Stock Purchase Plan, which are the subject of Section 12.3.

          12.3          ESPP. Company shall take any and all actions with respect to Company’s 1989 Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (a) with respect to the election phase (as described in the ESPP, the “Offering Period”) in effect as of the date hereof, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (b) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Effective Time of the Merger (the “ESPP Termination Date”); (c) the Offering Period in effect as of the ESPP Termination Date shall terminate on the ESPP Termination Date and the extent of each participant’s purchase rights under the ESPP shall be determined based on the amount of payroll deductions actually withheld on such employee’s behalf and credited to such employee’s account as of the ESPP Termination Date; and (iv) upon the Effective Time of the Merger, each outstanding purchase right under the ESPP shall be cancelled (and each participant in the ESPP shall cease to have any rights with respect thereto except as provided in this Section 12.3) in exchange for a cash payment by Company of an amount equal to product of (i) the whole number of shares of Company Stock, rounded down to the nearest whole number, that the participant would have been entitled to purchase under the ESPP had such purchase rights not been cancelled (subject to the preceding clause (c) and to the provisions of the ESPP regarding the number of shares purchasable) and (ii) the excess, if any, of the Merger Consideration over the lesser of (x) 85% of the Merger Consideration and (y) 85% of the fair market value of a share of Company Stock (determined as provided in the ESPP) on the Commencement Date (as defined in the ESPP) of such Offering Period. Any excess payroll deductions remaining in a participant’s account as a result of rounding down or of share purchase limitations under the ESPP shall be distributed to the applicable participant without interest. All amounts payable pursuant to this Section 12.3 shall be subject to any required withholding of Taxes and shall be paid without interest.

ARTICLE 13.
TERMINATION

          13.1         Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of Company, upon the occurrence of any of the following:

          (a)            By mutual agreement of Parent and Company, in writing;

          (b)            By Parent or Company, upon written notice to the other, upon the failure of the Company Requisite Vote to be obtained at the duly convened Company Stockholders’ Meeting required by Section 6.6, or any adjournment or postponement thereof; provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to the Company where the failure to obtain the Company Requisite Vote shall have been caused by the action or failure of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

          (c)            By Company, upon written notice to Parent, if there shall have been a breach by Parent or Merger Sub of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(c) if Company is then in material breach of any of its covenants or agreements contained in this Agreement;

          (d)            By Parent, upon written notice to Company, (i) if there shall have been a breach by Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 and which breach has not been cured within 30 days following written notice thereof to Company or, by its nature, cannot be cured within such time period, or (ii) Company shall have materially breached any of its obligations under Section 6.1(m), 6.6 or 6.7; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 13.1(d) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement;

          (e)            By Company or Parent if any conditions set forth in Article 9 shall not have been met by April 9, 2007 (the “Termination Date”); provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(e) by a party if the relevant condition shall have failed due to the failure of such party (or, in the case of Parent, of Merger Sub) to comply in all material respects with its obligations under this Agreement;

          (f)            By Company if any of the conditions set forth in Article 10 shall not have been met by the Termination Date; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed due to the failure of Company to comply in all material respects with its obligations under this Agreement;

          (g)            By Parent if any of the conditions set forth in Article 11 shall not have been met by the Termination Date; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed due to the failure of Parent or Merger Sub to comply in all material respects with its obligations under this Agreement;

          (h)            By Parent if (i) the Board of Directors of Company shall have (A) failed to include the Board Recommendation in the Proxy Statement distributed in connection with the duly convened meeting of the stockholders of the Company required by Section 6.6, or withdrawn or modified or qualified in a manner adverse to Parent the Board Recommendation or recommended any Competing Transaction to the stockholders of Company, (B) failed to reaffirm the Board Recommendation within seven Business Days after Parent has requested in writing that it do so (whether prior to or after distribution of the Proxy Statement), (C) determined to accept an offer or proposal for a Competing Transaction, or (D) resolved to effect any of the foregoing; or (ii) any Person (other than Parent and its Affiliates) shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Transaction and Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such offer or other transaction is first published, sent or given, a statement disclosing that the Board of Directors of Company recommends rejection of such offer or other transaction; or

          (i)             By Company prior to obtaining the Company Requisite Vote if, concurrently with such termination, Company enters into (or its Board of Directors authorizes the entry into) an agreement with respect to a Competing Transaction; provided, however, that Company may only exercise its right to terminate this Agreement pursuant to this Section 13.1(i) if (i) Company shall have complied in all material respects with Section 6.1(m); (ii) the Board of Directors of Company, after consultation with its financial advisor and outside legal counsel, has reasonably determined in good faith that such Competing Transaction is a Superior Proposal; (iii) Company has given Parent at least five Business Days to respond to such offer or proposal for a Competing Transaction (including the latest material terms, conditions and third party in such offer or proposal) and then, in making the determinations described in clauses (ii) and (iv), taken into account any proposal or offer, in writing, which shall have been made by Parent to modify the terms of this Agreement; (iv) the Board of Directors of Company has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable law (provided, that for purposes of this Section 13.1(i) the term “Competing Transaction” shall have the meaning set forth in Section 6.1(m), except that the references to “15% or more” in the definition of Competing Transaction shall be deemed to be references to “a majority”); and (v) prior to or concurrently with such termination, Company pays to Parent the fee payable pursuant to Section 13.2.

          13.2          Effect of Termination.

          (a)             In the event of termination of this Agreement by either Company or Parent as provided in Section 13.1, this Agreement shall forthwith become void and neither Company nor Parent nor Merger Sub shall have any further obligation or liability to the other party except under the terms of the Confidentiality Agreement, Section 8.3, Section 13.1(i) and this Section 13.2, each of which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

          (b)     If:

                    (i)          Parent terminates this Agreement pursuant to Section 13.1(h); or

                    (ii)         the Company terminates this Agreement pursuant to Section 13.1(i); or

                    (iii)        (A) either Parent or Company terminates this Agreement pursuant to Section 13.1(b), and (B) at any time after the date of this Agreement and prior to the Company Stockholders’ Meeting, an offer or proposal for a Competing Transaction was made directly to the stockholders or to the Board of Directors of Company or became publicly known, or any Person (other than Parent and its Affiliates) publicly announced an intention (whether or not conditional) to make an offer or proposal for a Competing Transaction, and (C) Company enters into an agreement for, or consummates any Competing Transaction with, any Person within 12 months after such termination of this Agreement; or

                    (iv)         (A) Parent terminates this Agreement pursuant to Section 13.1(d), and (B) at any time after the date of this Agreement and prior to such breach, an offer or proposal for a Competing Transaction was made directly to the stockholders or to the Board of Directors of Company or became publicly known, or any Person (other than Parent and its Affiliates) publicly announced an intention (whether or not conditional) to make an offer or proposal for a Competing Transaction, and (C) Company enters into an agreement for, or consummates any Competing Transaction with, any Person within 12 months after such termination of this Agreement; or

                    (v)          (A) Parent terminates this Agreement pursuant to Section 13.1(e) or (g) or Company terminates this Agreement pursuant to Section 13.1(f), and the Company Stockholders’ Meeting shall not have been held prior to such termination, and (B) at any time after the date of this Agreement and prior to such termination, an offer or proposal for a Competing Transaction was made directly to the stockholders or to the Board of Directors of Company or became publicly known, or any Person (other than Parent and its Affiliates) publicly announced an intention (whether or not conditional) to make an offer or proposal for a Competing Transaction, and (C) Company enters into an agreement for or consummates any Competing Transaction within 12 months after such termination of this Agreement; then Company shall pay to Parent, by wire transfer of immediately available funds, Twenty Million Dollars ($20,000,000) (the “Termination Fee”), (x) in the case Section 13.2(b)(i), no later than two (2) Business Days following such termination, (y) in the case of Section 13.2(b)(ii), simultaneously with such termination, and (z) in the case of Section 13.2(b)(iii), (iv) or (v), no later than the time of Company’s entering into an agreement for any Competing Transaction with any Person or, if there is no such agreement, upon the consummation of such Competing Transaction. For avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

          (c)          If Company fails to pay all amounts due to Parent on the dates specified in this Section 13.2, then Company shall pay Parent interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus 2%, from the date such amounts were required to be paid until the date actually received by Parent.

          (d)          Company acknowledges that the agreements contained in this Section 13.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Company acknowledges that its obligation to pay to Parent any amounts due pursuant to this Section 13.2 is not subject to the Company Requisite Vote or any other stockholder vote or approval being obtained.

ARTICLE 14.
MISCELLANEOUS

          14.1        Expenses. Except as otherwise provided herein, all Expenses incurred by Parent, Merger Sub and Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

          14.2        Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

To Parent or Merger Sub:	GlaxoSmithKline plc One Franklin Plaza, FP2355 200 N. 16th Street Philadelphia, PA 19102 Attention: Donald F. Parman Facsimile Number: (215) 751-5349

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Victor I. Lewkow Facsimile Number: (212) 225-3999

To Company:	CNS, Inc. 7615 Smetana Lane Eden Prairie, MN 55344 Attention: Marti Morfitt Facsimile Number: (952) 229-1701

With a copy to:	Lindquist & Vennum P.L.L.P. 80 South 8th Street Minneapolis, MN 55402 Attention: Charles P. Moorse Jonathan B. Levy Facsimile Number: (612) 371-3207

Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the Persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

          14.3        Assignment. All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

          14.4        Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

          14.5        Effect of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time of the Merger.

          14.6        Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto, except as provided in Section 7.4(e). As used in this Agreement the term “parties” shall refer only to Parent, Merger Sub and Company as the context may require. Without limiting the foregoing, nothing in Article 12 hereof shall be deemed to confer any enforceable rights on any current, former or future employee of Company, Parent, the Surviving Corporation or any of their respective Affiliates, and nothing in this Agreement shall constitute or be construed as an amendment or modification of any Employee Plan or Benefit Arrangement or any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their Affiliates or limit in any way the right of Company, Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any of its employee benefit plans or arrangements. For the avoidance of doubt, this Section 14.6 does not limit the rights of any Person under the terms of any Employee Plan or Benefit Arrangement.

          14.7        Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

          14.8        Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the knowledge” of any party or another Person, such party or other Person shall make such statement based upon the actual knowledge of the senior executive officers of such Person. The senior executive officers of the Company are identified in Section 14.8 of the Company Disclosure Letter.

          14.9        Governing Law; Jurisdiction.

          (a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          (b)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and (iv) consents to service being made through the notice procedures set forth in Section 14.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 14.2 shall be effective service of process for any claim, action, suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

          14.10       Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

          14.11       Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner and with substantially the same effect as originally set forth at the date this Agreement was executed.

          14.12       Waiver and Modification; Amendment. At any time prior to the Effective Time of the Merger, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended prior to the Effective Time of the Merger by action of the Boards of Directors of Parent, Merger Sub and Company without action by their respective stockholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

[Remainder of Page Intentionally Left Blank.]

          IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

GLAXOSMITHKLINE PLC

By:	/s/ Catherine A. Sohn
Name: Catherine A. Sohn
Title: Authorized Signatory

PLATFORM ACQUISITION CORPORATION

By:	/s/ Donald F. Parman
Name: Donald F. Parman
Title: Vice President and Secretary

CNS, INC.

By:	Martha Morfitt
Name: Martha Morfitt
Title: President and Chief Executive Officer

APPENDIX B

OPINION DATED OCTOBER 8, 2006 OF SAWAYA SEGALAS & CO., LLC

Personal and Confidential

October 8, 2006

Board of Directors
CNS, Inc.
7615 Smetana Lane
Minneapolis, MN 55344

Ladies and Gentlemen:

          You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of CNS, Inc. (“CNS” or the “Company”) of the $37.50 per Share in cash (the “Merger Consideration”) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 8, 2006 (the “Agreement”), among GlaxoSmithKline Plc (“GlaxoSmithKline”), Platform Acquisition Corporation (“Merger Sub”), an indirect wholly owned subsidiary of GlaxoSmithKline, and the Company.

          Under the terms of the Agreement, Merger Sub will merge with and into the Company (the “Merger”), pursuant to which each Share, other than Shares owned by the Company, Parent, Sub or any other subsidiary of Parent or Shares as to which dissenter’s rights have been perfected, outstanding immediately prior to the Merger will be converted into the right to receive the Merger Consideration in cash without interest, subject to the limitations set forth in the Agreement.

          In connection with rendering this opinion, we have, among other things,

          i)          reviewed the financial terms and conditions of the Merger as set forth in a draft Agreement dated October 6, 2006;

          ii)         reviewed certain publicly available business and financial data relating to the Company, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and all financial statements contained therein and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 and all financial statements contained therein;

          iii)        reviewed certain internal financial analyses and forecasts for the Company prepared by and furnished to us by its management (the “Forecasts”);

          iv)        held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including the views of the Company’s management of the risks and uncertainties relating to the Company’s ability to achieve the Forecasts in the amounts and time periods contemplated thereby;

          v)          reviewed the historical market prices and trading activity for the Shares;

          vi)       compared certain financial information and stock market information for the Company with similar information of certain other publicly traded companies that we considered appropriate;

          vii)      compared the financial terms of the Merger with the financial terms of certain business combinations in the consumer products industry specifically and in other industries generally that we considered appropriate; and

          viii)      performed such other studies and analyses, and considered such other information, financial studies, analyses and investigations and financial, economic and other criteria, as we considered appropriate.

          In conducting our review and preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to us by the Company and we have assumed that there have been no material changes in the business, operations, financial condition or prospects of the Company since the respective dates of such information. We have not independently verified this information, nor have we assumed any responsibility to independently verify the same. We have assumed that the information and financial forecasts, including the Forecasts, examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CNS as to the historical and future performance of the Company. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We express no view as to any forecasts, including the Forecasts, or the assumptions underlying such forecasts. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon economic, monetary and market conditions existing on, and the information made available to us as of, the date hereof, and we assume no responsibility to update or revise our opinion based upon event or circumstances occurring after the date hereof.

            Our opinion is directed to the Board of Directors of CNS. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors to proceed with the Merger. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the parties to the Agreement will comply with all of the material terms of the Agreement, without amendments, modifications or waivers thereto.

          This opinion has been prepared solely for the use of the Board of Directors of CNS in connection with its consideration of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Shares and that, subject to the remainder of this paragraph, our opinion may not be used by CNS for any other purpose. Our opinion shall not be disseminated, quoted, reproduced, summarized, described or referred to or disclosed to any other person or otherwise made public without the prior written consent of Sawaya Segalas & Co. LLC, except that our opinion may be reproduced in full and included as an exhibit to a proxy statement in connection with the vote of the holders of the Shares to approve the Merger to be filed by CNS with the Securities and Exchange Commission. Our opinion is not a recommendation as to any matter to be presented to the holders of the Shares. Our opinion does not constitute an opinion as to how the price of the Shares may trade in the future.

          Sawaya Segalas & Co. LLC is currently acting as financial advisor to CNS in connection with the Merger and will receive a fee from the CNS which is contingent upon the consummation of the Merger. We will also receive a fee from CNS for providing this opinion. This opinion fee is not contingent upon consummation of the Merger. In addition, CNS has agreed to indemnify Sawaya Segalas & Co. LLC for certain liabilities arising out of our engagement. We have in the past performed other investment banking services for CNS for which we have received customary fees.

          On the basis of, and subject to the foregoing and such other factors as considered appropriate, it is our opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of the Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

SAWAYA SEGALAS & CO., LLC

/s/ Sawaya Segalas & Co., LLC

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

          (a)      Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b)       Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)     Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)     Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)      In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c)       Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)      Appraisal rights shall be perfected as follows:

          (1)          If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)          If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation, before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)          Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f)          Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)          At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h)          After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)          The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)          The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)          From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l)          The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CNS, INC.

SPECIAL MEETING OF STOCKHOLDERS

December 19, 2006

9:00 a.m., local time

4200 IDS Center

80 South 8th Street

Minneapolis, Minnesota 55402

CNS, Inc. 7615 Smetana Lane Eden Prairie, MN 55344	proxy

This proxy is solicited on behalf of the Board of Directors of CNS, Inc.

The undersigned hereby appoints Daniel E. Cohen and Marti A. Morfitt, or any of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Stockholders of CNS, Inc. to be held at 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, on Tuesday, December 19, 2006 at 9:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the reverse side, all shares of Common Stock, par value $0.01 per share, of CNS, Inc. held of record by the undersigned on November 9, 2006 and which the undersigned would be entitled to vote if present in person at such Special Meeting, hereby revoking all previously granted proxies.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given with respect to a particular proposal, this proxy will be voted FOR such proposal.

See reverse side for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on December 18, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cnxs/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on December 18, 2006.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to CNS, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR each proposal.

1.	To adopt the Agreement and Plan of Merger, dated as of October 8, 2006, among GlaxoSmithKline plc, Platform Acquisition Corporation and CNS, Inc., as amended.	☐	For	☐	Against	☐	Abstain

2.

To act upon any other matters properly brought before the Special Meeting, or any adjournment(s) or postponement(s) thereof, including the approval of any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event there are not sufficient votes for approval of Proposal 1 at the Special Meeting.

		☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date	2006

Signature(s) in Box

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.